SCHEDULE 14C
                                 (RULE 14C-101)
                  Information Required In Information Statement
                            Schedule 14c Information
             Information Statement Pursuant To Section 14(c) Of The
                         Securities Exchange Act Of 1934

Check the appropriate box:

[X]   Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]   Definitive Information Statement

                            RMED INTERNATIONAL, INC.
.................................................................................
                (Name of Registrant as Specified in Its Charter)

.................................................................................

Payment  of Filing Fee (Check the appropriate box):
[ }   No fee required.
[X}   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)   Title of each class of securities to which transaction applies:

      ..........................................................................
(2)   Aggregate number of securities to which transaction applies:

      ..........................................................................
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ..........................................................................
      $7,656,571.28 - indebtedness and lease obligations assumed, per agreement

      ..........................................................................
(4)   Proposed maximum aggregate value of transaction:

      $1,696.69
      ..........................................................................
(5)   Total fee paid:

      ..........................................................................

      Fee paid previously with preliminary materials.

[X} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid: $1,696.69
      ..........................................................................

2)    Form, Schedule or Registration Statement No.: Schedule 14A
      ..........................................................................

3)    Filing Party: RMED International, Inc.
      ..........................................................................

4)    Date Filed: May 22, 2001 and June 15, 2001
      ..........................................................................

                            RMED INTERNATIONAL, INC.
                            675 Industrial Boulevard
                              Delta, Colorado 81416
                                TEL: 970-874-7536

                                  May 12, 2002

To Our Shareholders:

      You are cordially invited to attend a Special Meeting of Shareholders of RMED International, Inc. to be held at the Company's offices at 675 Industrial Boulevard, Delta, Colorado, 81416 on June 6, 2002, at 10:00 a.m. local time.

      The purpose of the meeting is to ratify the sale by the Company of all of the assets of the Company to Presto Disposable Products, Inc., a wholly-owned subsidiary of National Presto Industries, Inc. The sale was completed on November 19, 2001.

      We had previously asked our shareholders to approve a sale to a newly formed company, RMED Acquisition Co., Inc., pursuant to an agreement dated June 7, 2001, between that company and our Company. That transaction was approved by our shareholders on September 13, 2001, but RMED Acquisition failed to close the purchase. We subsequently began negotiations to sell our assets to National Presto Industries, Inc., our landlord in Eau Claire, Wisconsin. We signed an agreement with a wholly-owned subsidiary of National Presto, and closed that sale on November 19, 2001. The terms of that sale to us were substantially the same as the terms of the proposed sale to RMED Acquisition approved by our shareholders at the September 13 meeting. However, because the buyer is a different party than the purchaser originally identified to the shareholders, the buyer has required us to submit the sale to our shareholders for ratification. That is the reason for the Special Meeting.

      The agreement covering the sale to the subsidiary of National Presto is attached to this Information Statement as Exhibit A. The sale which Shareholders will vote on at the Special Meeting is the one provided for in that agreement. We are Not Asking You For a Proxy and You are Requested Not To Send Us a Proxy.

      Under Colorado law, shareholders had the right to dissent to a sale of substantially all of the assets, and to receive the fair value of their shares. A total of 20 shareholders holding 15,741 shares provided the necessary documents to preserve their dissenters' rights at the September 13th meeting. We have decided to grant to Shareholders an additional right to dissent, even if they did not preserve their dissenters rights at the September 13th meeting. You should be aware, however, that the value of your shares, if you choose to dissent, will be the value immediately prior to the sale, and not the current value. The procedure to dissent is described in detail in the Information Statement. If you dissented prior to the September 13th meeting, you do not need to do so again.

      If you have any questions about the transaction, the meeting, or this Information Statement, please feel free to call me at (203) 454-8831.

                                   Sincerely,

                                   Edward Reiss
                                   Chairman of the Board
                                   and co-Chief Executive Officer

                            RMED INTERNATIONAL, INC.
                            675 Industrial Boulevard
                              Delta, Colorado 81416
                                TEL: 970-874-7536

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                       AND
                          NOTICE OF DISSENTER'S RIGHTS

To the Shareholders of RMED International, Inc.:

Notice is hereby given that a Special Meeting of Shareholders of RMED International, Inc., a Colorado corporation (the "Company"), will be held on the 6th day of June 2002 at 10:00 a.m., local time, at 675 Industrial Boulevard, Delta, Colorado 81416 for the following purposes:

1. To consider ratification of the sale of substantially all of the assets of the Company to Presto Disposable Products, Inc., a wholly-owned subsidiary of National Presto Industries, Inc.

2. To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.

      The board of directors unanimously recommends that the Shareholders vote "FOR" ratification of the sale of assets.

      Shareholders are entitled to assert dissenter's rights under Article 113 of the Colorado Business Corporation Act. A copy of Article 113 is attached to the Information Statement as Exhibit B.

      An Information Statement describing the matters to be considered at the Special Meeting is attached to this notice. Only Shareholders of record at the close of business on May 9, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and at any adjournments thereof. A list of Shareholders entitled to vote at the Special Meeting will be located at the offices of the Company at 675 Industrial Boulevard, Delta, Colorado 81416, no later than two business days after this notice is given. That list will remain available for inspection at the offices of the Company until the Special Meeting, and will also be available for inspection at the Special Meeting.

                                              By Order of the Board of Directors

                                              RMED INTERNATIONAL, INC.

May 12, 2002

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            RMED INTERNATIONAL, INC.

                                   ----------

                              INFORMATION STATEMENT
                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 2002

                                   ----------
 We are Not Asking You For a Proxy and You are Requested Not To Send Us a Proxy.

      This Information Statement is being furnished in connection with the Special Meeting of Shareholders of RMED International, Inc., a Colorado corporation (the "Company"), to be held on the 6th day of June, 2002 at 10:00 a.m., local time, at the offices of the Company, at 675 Industrial Boulevard, Delta, Colorado 81416 (the "Special Meeting"). This Information Statement is first being sent to Shareholders on or about May 12, 2002.

      At the Special Meeting, the Company's Shareholders will be asked (1) to consider a proposal to ratify the sale of substantially all of the assets of the Company to Presto Disposable Products, Inc., a wholly-owned subsidiary of National Presto Industries, Inc. and (2) to transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof. The transaction to be ratified was completed on November 19, 2001, pursuant to the agreement to sell the assets, which is attached as Exhibit A to this Information Statement.

      The principal executive offices of the Company are located at 675 Industrial Boulevard, Delta, Colorado 81416, and its telephone number is 970-874-7536.

                           FORWARD-LOOKING STATEMENTS

      When used in this Information Statement, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement or as of the date of such other documents. Actual results may differ materially from those contemplated in forward-looking statements and projections. Important assumptions and factors that could cause actual results to differ materially from those contemplated, projected, forecasted, estimated or budgeted in, or expressed or implied by, projections and forward-looking statements include industry trends, currency fluctuations, government fiscal and monetary policy, the success of new product introductions, general economic and business conditions in the markets the Company serves and actions of competitors which may affect the Company's ability to obtain orders and the ability of the Company to implement its plans. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company assumes no obligation to update such forward-looking statements or any projections to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except to the extent necessary to make such statements and projections not misleading.

                                   TERM SHEET

      We have prepared a term sheet which lists all of the material terms of the sale. We have included page references to direct you to more complete information which appears elsewhere in this document. You should read the entire Information Statement and the other documents attached to this Information Statement to fully understand the transaction which we are describing and its consequences to you.

o Parties to the sale (See page 4)     The Buyer was Presto Disposable
                                       Products, Inc., a wholly-owned
                                       subsidiary of National Presto
                                       Industries, Inc. National Presto
                                       Industries, Inc. is a public Company
                                       traded on the New York Stock Exchange
                                       under the symbol NPK.

o Assets sold  (see page 4)            We sold substantially all of our assets,
                                       including our two diaper-making machines and our inventory and accounts receivable. We kept our trademarks and tradenames related to Tushies(R), Tender
                                       Care(R) and natural/environmental
                                       products.

o Payments by Buyer (see page 4)       The Buyer did not pay us any cash to
                                       acquire these assets; instead, the Buyer assumed obligations of ours, including accounts payable and lease obligations.
                                       We also owed $250,000 to each of Thomas
                                       A. Biebel and John O. Harry (who were
                                       directors until April 2001, when they
                                       resigned). Those obligations were
                                       reduced to $125,000 each, and the Buyer
                                       assumed those obligations.

o Payments and distributions to        There are no distributions to
  shareholders  (see page 4)           shareholders from the sale.


o Dissenters' rights  (see page 13)    You have the right to object to the sale
                                       and receive the fair value of your
                                       shares determined immediately prior to
                                       the sale. You must follow the procedure
                                       carefully in order to perfect this
                                       right. Shareholders who dissented at the September 13th meeting do not need to dissent again.

o U.S. federal income tax consequences Since you did not receive anything in
  of the sale to you (see page 9)      the sale, there was no tax effect to
                                       you.

         RECORD DATE; OUTSTANDING SHARES; VOTING AT THE SPECIAL MEETING

      Only holders of record of the Company's common stock, par value $0.01 (the "Common Stock"), at the close of business on May 9, 2002 (the "Record Date") were entitled to notice of and to vote at the Special Meeting. On that date, there were issued and outstanding 8,488,291 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Any Shareholder present at the Special Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists, but abstentions will not be counted as votes in favor of ratifying the sale. Consequently, an abstention will be treated as a vote against ratifying the sale for purposes of determining whether holders of a majority of the shares have voted to ratify the sale.

      The affirmative vote of a majority of the outstanding shares of Common Stock is required to ratify the sale of substantially all of the assets of the Company.

      Edward Reiss and Brenda Schenk, who together beneficially own 3,709,621 shares, have informed the Company of their intention to vote their shares of Common Stock FOR ratification of the sale of substantially all of the assets of the Company. In addition, National Presto Industries, Inc. holds proxies from ten shareholders (including Mr. Reiss and Ms. Schenk) who together own 6,053,789 shares (71%) of the Company. Based on the foregoing, no additional votes are required to ratify the sale.

                             BUSINESS OF THE COMPANY

      The Company was incorporated under the laws of the State of Colorado on December 28, 1982, and is in the business of marketing, distributing and selling disposable baby diapers and related products under its own branded labels.

      Originally, all of the Company's products were manufactured by others. On November 23, 1998, the Company acquired Jettar, Ltd. ("Jettar"), a privately held diaper manufacturing and distributing company located in Eau Claire, Wisconsin. As a result of the acquisition, the Company began the manufacture of its own baby diaper products, in addition to manufacturing private label diapers.

      The Company experienced financial difficulties in the later part of 2000, which resulted in severe liquidity problems which threatened the Company's existence. In November, 2001, the Company sold all of its manufacturing operations and inventory to Presto Disposable Products, Inc., a wholly-owned subsidiary of National Presto Industries, Inc. The Company retained its Colorado facility, and intangible assets related to its and natural environmental products. The sale constituted a sale by the Company of substantially of its assets.

      The Company markets its remaining products internationally through health product stores, mainstream supermarkets, mail order, catalogues, and the Internet, and in an ongoing direct marketing partnership with Earth's Best Baby Food, a division of Hain Food Group.

      The Company's retained products include Tushies(R), an alternative disposable diaper featuring patented natural blend cotton absorbency without artificial chemical superabsorbents and a cloth-like backsheet, TushiesWipes, a natural formula hypo-allergenic and alcohol-free wipe containing Aloe Vera, sold in tubs, refills and travel packs, TenderCare(R) Disposable Diapers, which are also made without artificial chemical superabsorbents, are sold in health product stores and compete on a price and design basis with the leading national brands.

      The Company currently holds patents in cotton blend and flushable disposable diapers, various trademarks and owns over 100 Internet domain names for its products and related baby businesses.

    PROPOSAL 1 - RATIFICATION OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS

      On November 19, 2001, the Company sold substantially all of its assets to Presto Disposable Products, Inc. ("Buyer"), a wholly owned subsidiary of National Presto Industries, Inc. The sale was completed pursuant to the Asset Purchase Agreement (the "Agreement") which is attached to this Information Statement as Exhibit A. The description of the Agreement in this Information Statement is a summary, and it is qualified in its entirety by the Agreement. Under the Agreement, the Buyer purchased all of the Company's inventory, intangible assets, machinery, equipment, contracts, receivables and prepaid expenses, other than intangible assets related to Tushies(R), Tender Care(R) and natural/environmental products (the "Retained Assets"). The Buyer did not acquire the Company's facility at 675 Industrial Boulevard, Delta, Colorado, or its rights as a plaintiff in a class action suit against Sloan's Supermarkets, Inc.

      The consideration paid by the Buyer was the assumption of liabilities of the Company. Those liabilities included a secured loan payable to Wells Fargo ($568,874.91 at November 19, 2001), obligations under leases for two diaper machines, a bagger and forklift ($3,368,345.46 as of November 19, 2001) and an assumption of all of the accounts payable of the Company ($2,541,183.91 as of November 19, 2001). Presto also released the Company from the Eau Claire facility real estate lease. The Company was obligated under two promissory notes for $250,000 each, payable to Thomas A. Biebel and John O. Harry (former directors of the Company). Those notes were reduced by agreement to $125,000 each, and the Buyer assumed the notes. Buyer agreed that all liabilities of the Company represented by notes payable will be paid in accordance with the terms and conditions of the notes and accounts payable will be paid in accordance with terms, but in any event within 60 days of the closing (unless the trade creditor otherwise agrees). Buyer also agreed to pay all costs involved in assigning the leases and manufacturing property it acquired under the Agreement.

      Buyer agreed to sell to the Company the inventory of Tushies(R), Tender Care(R) and natural/environmental products which it purchased under the Agreement for a payment equal to a promissory note of the Company payable over 24 months, with interest at 1% over prime and personally guaranteed by Brenda Schenk and Edward Reiss. The Company decided not to purchase this inventory.

      The Agreement is between the Company and the Buyer. No assets were delivered by the Buyer to the Company. Since the consideration was the assumption by the Buyer of Company debt, there was nothing to distribute to shareholders. The Company has continued to operate its remaining business since the sale. Consequently, the Company does not anticipate any distributions to shareholders in the foreseeable future.

      The Company believed that the sale was an appropriate means of dealing with its liquidity problems, principally that it did not have sufficient cash to make payments required on the obligations which the Buyer was willing to assume. The Company believed that by entering into this transaction, it would be able to maintain some portion of the business, which related to the retained assets, by relieving it of the financial obligations assumed by the Buyer. The Company has continued its business of distributing Tushies(R) and Tender Care(R) diapers. The Buyer has agreed to manufacture Tender Care(R) diapers and other products for the Company over a period of ten years with net 45 day terms. The Buyer also agreed to manufacture Rock-A-Bye(R) diapers for the Company and to provide home delivery shipping service for the Company at cost through May 19, 2002.

      Buyer hired all of the Company's employees who worked at the Eau Claire diaper division and provided health care benefits for such employees, at substantially similar wage rates and benefits as those which were provided by the Company.

      Neither the Buyer nor the Company may make any claim against the other until damages equal or exceed $25,000. If the Company has claims against the Buyer in excess of $25,000, then the Company is entitled to indemnification for the full amount of the claims. If the Buyer has claims against the Company in excess of $25,000, then it is only entitled to indemnification for amounts in excess of $25,000. Under the Agreement, each party's liability to the other is limited to $150,000, except that if the Buyer becomes liable for any liabilities of the company in excess of that which it agreed to under the Agreement, including any claim by a Company shareholder, any such liability is not limited to $150,000. Edward Reiss and Brenda Schenk executed a limited personal guarantee of the Company's indemnity obligations. Neither party has made any claims against the other as of the date of this Information Statement.

      The Company and the Buyer entered into mutual non-competition agreements, which provide that for a period of 10 years from November 19, 2001, the Buyer will not manufacture, sample, advise or engage in the business of natural/environmental diapers or products. The Company will not engage in the business of non-natural/non-environmental diapers.

      Mr. Reiss and Ms. Schenk intend to vote their shares in favor of ratification of the sale, and they have agreed to do so in the Agreement. They do not have any interest in the Buyer. The Company is not a party to any agreement, other than the commitment of Mr. Reiss and Ms. Schenk in the Agreement, providing for the voting of any shares of the Company's Common Stock. The Buyer has obtained proxies from 10 shareholders (including Mr. Reiss and Ms. Schenk) for ratification of the sale at the special meeting of shareholders. The Company is not aware of any other agreement among shareholders providing for voting of the Company's shares of Common Stock.

                             BACKGROUND OF THE SALE

      In early 2000, the Company significantly increased its manufacturing capacity in order to service the needs of a new customer, Drypers. The Company ordered and installed a second diaper machine in its Eau Claire facility for this purpose. During the first half of 2000, Drypers informed the Company that it was unable to continue to contract and halted orders. Subsequently, Drypers filed for bankruptcy. The Company now had expanded manufacturing capacity and the related lease cost for the equipment, but did not have orders to keep those expanded facilities operational. The Company had foregone other business in order to have capacity to service the expected Drypers business, and the Company was not able to recapture those lost opportunities. The loss of the Drypers business resulted in significant cash flow problems and adversely affected profitability and net worth.

      On December 22, 2000, Wells Fargo Credit, the Company's secured lender, demanded payment in full of its loan to the Company on or before February 22, 2001. This demand from Wells Fargo was based on covenant defaults and not payment defaults. Covenants in default included a requirement that the Company maintain a minimum book net worth of $460,267 at December 31, 2000, minimum earnings of $500,000 for the year then ended and a capital expenditure limit of $3,300,000 for that year. The Company's net worth at December 31, 2000 was ($140,720), a shortfall of $600,987, it incurred a loss of $54,820 for the year then ended, or a shortfall of $554,820, and capital expenditures for the year then ended were $3,556,755, or $256,755 in excess of the covenant.

      As a result of the defaults, the interest rate was increased to prime plus 6% retroactive to January 1, 2000. Wells Fargo also advised the Company that if payment in full was not made by February 22nd, the borrowing base would be reduced on a weekly basis by 1 1/2% (which reduced borrowing availability by approximately $172,000 by May 27, 2001). Wells Fargo also added a monthly service fee of $2,000 for February and increased that service fee by $1,000 per month for each month thereafter. The service fee reached $9,000 by October, 2001.

      As a result of the difficulties with Wells Fargo, the Company had been exploring alternative financing arrangements. The demand letter from Wells Fargo accelerated this process and the Company contacted fourteen banks, financial institutions and government agencies in December, 2000 and the early part of 2001 to attempt to obtain financing which would pay off Wells Fargo and provide additional funding for the Company's operations. These contacts involved telephone calls, personal meetings, plant tours and a variety of other activities. Those institutions which indicated an interest required that the officers and directors of the Company personally guaranty 100% of the debt, and generally they were not prepared to provide funds which, in the Company's opinion, were sufficient to address the liquidity needs of the Company. The officers and directors were unwilling to personally guaranty the Company's debt. Consequently, none of these activities resulted in any acceptable financing alternative.

      In early April, the Board recognized that a new financing package would not be likely. At that time the board considered what other options would be available. The obvious choice was to sell assets.

         The Company explored which assets to sell, and considered selling either its environmental line or its manufacturing facility. Factors which the Company considered in making this determination were the ease and speed of the sale, the effect that either sale would have on the liquidity of the Company and the Company's prospects for a continuing and viable business after the sale. However, management decided that the critical need was to sell assets, and the Company was not in a position to determine which assets it would sell. The Company was prepared to sell any assets in which a potential buyer indicated an interest.

      Various officers of the Company contacted people they knew who they thought might be interested in acquiring the diaper business assets. Todd Nelson, Vice President of Operations, contacted Thomas Biebel (at that time a director), who was in Florida and was not present at the April 3rd Board meeting, to see if he could provide any prospects. Mr. Nelson also contacted others who he thought might have an interest in the business.

      One of the parties contacted indicated an interest in the environmental assets; however, that party indicated that it would only be interested in purchasing those assets if the Company could obtain other financing to continue its manufacturing operations. Since the Company was not able to obtain that financing, that transaction did not proceed. No other party indicated any interest in the environmental business, and all other discussions involved the manufacturing facility. Since those were the only assets in which potential buyers indicated an interest, and the Company had to solve its liquidity problem or go out of business, management decided to pursue a sale of the manufacturing facility.

      On April 12th, the Company received a letter from a group in Green Bay, Wisconsin indicating an interest in buying the assets. This was a group which the Company believes was contacted by Thomas Biebel, but who did not otherwise have any interest in the Company. On April 19, the Company received a formal proposal from this group. The proposal was to purchase certain assets and assume certain liabilities of the Eau Claire manufacturing operation. The offer fell far short of covering the outstanding accounts payable and bank line of credit by approximately $4,000,000.00. The Company continued to negotiate with this group for several days, but the parties were not able to come to any agreement on terms.

      On April 19th, Thomas Biebel and John O. Harry, both directors of the Company, resigned from the Board. Mr. Biebel advised the Company that he was attempting to put together a group to buy the Eau Claire diaper business and he felt that he should no longer be a member of the Company's Board of Directors. Mr. Harry, who has been a business associate of Mr. Biebel before his association with the Company, also decided to resign his board position with the Company. After Mr. Biebel's and Mr. Harry's resignations, the Company began discussions with Mr. Biebel about the terms of a purchase. Mr. Biebel was principally involved in these negotiations. Mr. Harry had no involvement in the negotiations. Various discussions were held and drafts of offers were exchanged between April 19th and May 9th.

      On May 9th, the Company received a draft asset purchase agreement from RMED Acquisition Co., Inc., newly formed corporation which was formed by a group that included Thomas Biebel. Originally, the group did not include Mr. Harry. The Company was informed on July 11, 2001, that Mr. Harry agreed at some time after the Agreement was signed that he would convert the $250,000 of Company debt, which was to be assumed by RMED Acquisition, into equity in the Buyer. The actual terms of the agreement submitted to the Company by RMED Acquisition at that time were not acceptable to the Company because they included contingencies related to the RMED Acquisition obtaining additional investors. Management did not believe that it was in the Company's best interest to terminate its activities to try to find a buyer with that contingency. However, the Company continued negotiations with RMED Acquisition to try to reach an acceptable agreement which did not include that contingency, and at the same time continued to try to find another buyer.

      During the course of the negotiations with RMED Acquisition, the Company received a letter of intent from Missouri Steel, Inc. The Company believes that the connection with this letter of intent was through DNJ Capital, the lessor of one of the Company's diaper machines. Mr. Nelson had maintained close contact with DNJ Capital throughout the process of attempting to obtain financing, and after the Company decided that it could not obtain financing, while the Company was attempting to find a buyer for the assets. Jeff Pfeffer, a principal of DNJ Capital, had advised Mr. Nelson that he knew someone who might be interested in acquiring the assets. That party was Missouri Steel.

         The Company sent a letter to Missouri Steel advising it that the Company was considering the sale of assets to several bidders. On April 25th, the group of buyers from Green Bay who had contacted the Company earlier in April visited the Eau Claire facility to discuss a renewed interest. On May 29th, the principals of Missouri Steel visited the Eau Claire facility to indicate that they were interested in purchasing the Eau Claire operation assets. After visiting the manufacturing facility, the representatives indicated verbally they had interest in making an offer that sounded similar to the confirmed offer from the RMED Acquisition. On June 1, 2001 management reviewed the information and determined there were two viable buyers, RMED Acquisition and Missouri Steel, each of which had verbalized similar proposals. Both parties were informed that written offers must be presented. On June 5, the Company advised the Green Bay group (RMED Acquisition) and Missouri Steel that the Company had set a deadline of 5 p.m. June 7th to accept written offers for the Eau Claire diaper operation, and the Board would meet Friday, June 8th to review and accept the appropriate offer.

      The Board's criteria for an acceptable offer was that the offeror had to assume all of the debt and obligations related to the Eau Claire facility so as to permit the Company to continue in business after the sale, the offerer had to demonstrate to the board's satisfaction the financial capability to which would indicate that the buyer could meet its commitment, it had to be prepared to close the transaction quickly and it had to present a written offer, which was substantially complete, by June 7th. Missouri Steel did not submit a written offer by the deadline. The only offer which met all of these criteria, and which was therefore acceptable to the Company which was submitted by the June 7th deadline was the offer by the RMED Acquisition, which was approved by the Board of Directors on June 8, 2001.

      The Company entered into an agreement to sell substantially all of its assets to RMED Acquisition on June 7, 2001. The closing under that agreement was scheduled for September 14, 2001. The Company solicited proxies for a special meeting of the shareholders to approve the sale. The meeting was held on September 13, 2001, and at the meeting, shareholders holding 7,464,340 shares (76% of the then issued and outstanding stock) voted in favor of the sale. Since the sale had not closed by that date, the meeting was adjourned to reconvene at a later date.

      On September 15, 2001, RMED Acquisition advised the Company that it would not close under that agreement. The Company believes, but cannot verify, that RMED Acquisition was unable to secure a portion of the necessary financing. The Company continued to negotiate with RMED Acquisition Co., Inc. between September 17 and October 1, 2001.

      The Company continued to operate, to the extent that it could, during the period when it was attempting to secure a buyer for its assets. In that regard, the Company continued to accept orders and engage in discussions with parties for the sale and distribution of its manufactured products. In October, 2000, the Company had entered into a Sales and Marketing Agreement with Hospital Specialty Company, under which the Company would manufacture private label baby diapers for resale by Hospital Specialty. The Company received its first significant order under that contract in January, 2001, which was expected to generate $2,000,000 in sales over a twelve month period. The Company also continued to accept orders from customers to manufacture private label diapers, and issued a number of press releases when it received open purchase orders or actual orders. Work on those orders was delayed principally because of the Company's deteriorating financial condition. By April 4, 2001, most of the Company's trade creditors had refused to extend any additional credit to the Company, and the Company could not proceed with any development work or production on these orders.

      The Company's principal lender, Walls Fargo, continued to reduce the Company's available credit line. By October 1, 2001, the Company did not have sufficient cash to make its next payroll, most of its trade creditors were more than 60 days overdue and the Company had missed lease payments on its facility and lease payments on the diaper machines. Most of the Company's employees were aware of the Company's dire financial circumstances, and discussed the situation with friends, acquaintances and others in the Company's facility. The Company's facilities were leased to it by Presto. Presto also used a portion of the facilities for its own manufacturing and executive offices. Presto became aware of the Company's problems through its employees, and on October 1, 2001, Randy Lieble of Presto contacted Mr. Reiss to discuss the possibility of Presto acquiring the Company's assets. The Company commenced negotiations with Presto, and such negotiations continued in October and November, 2001. The Company was concerned that the sale be on substantially the same terms and conditions as those approved by the Shareholders at the special meeting held on September 13, and the Company negotiated with RMED Acquisition to have it transfer its rights under its agreement to Presto. However, RMED Acquisition imposed conditions which the Company found unacceptable. By November 2, the Company and Presto reached an agreement in principle for the sale of assets to a Presto subsidiary under substantially the same terms and conditions as those approved by the Shareholders on September 13. Completion of that transaction had to await Presto's completion of due diligence.

      On November 15, the Board of Directors met to review the terms of the sale to the Buyer. At that meeting, the board reviewed the negotiations leading up to the sale to RMED Acquisition and the Buyer, the current financial condition and the Company's prospects. Since at that time the Company had no liquidity and no available credit, the Board determined that the Company had two options - the sale to the Buyer or to file for bankruptcy. The Board reviewed the financial condition of the Company with the Chief Financial Officer, and considered the likely result of a bankruptcy. Since the unsecured debt substantially exceeded the assets, the Board concluded that unsecured creditors would receive only a percentage of their claims, and there would be no assets remaining for Shareholders. On that basis, the Board concluded that the sale to the Buyer was the only viable alternative for the Company and its creditors and shareholders, and unanimously approved the sale.

      The sale was closed on November 19, 2001. Under the agreement, the Company transferred the assets and the buyer assumed the liabilities as provided in the Agreement.

                              REASONS FOR THE SALE

      The Company believed that the sale was an appropriate means of dealing with its liquidity problems. The loss of the Company's principal line of credit has made it difficult to operate. The Company was faced with two options - one, to obtain new financing to replace the Wells Fargo line, or two, to sell assets. Since the Company was not able to arrange new financing, the only viable alternative was to sell assets. The Company believes that by entering into this transaction, it will be able to maintain some portion of the business, which relates to the Retained Assets, by relieving it of the financial obligations assumed by the Buyer. The Company intends to continue its business of distributing Tushies(R) and Tender Care(R) diapers. Under the Agreement, the Buyer will manufacture Tender Care(R) diapers for the Company over a period of ten years with net 45 day terms The Buyer also agreed to manufacture Rock-A-Bye(R) diapers for the Company at mutually agreeable pricing terms and conditions and will provide home delivery shipping service for the Company at cost for a period of six (6) months.

                            FAIRNESS TO SHAREHOLDERS

      The Board of Directors believed that the transaction was fair to the Company and its shareholders. The board reached this conclusion by reviewing all relevant factors, including the attempts to obtain financing, the negotiations with various parties, the lack of viable alternatives and the consequences of not completing the transaction. As discussed above, the Company was not able to obtain alternative financing, the Company's principal lender was significantly reducing its working capital line, most of the Company's trade creditors had placed the Company on credit hold, and only one party, the Buyer, was willing to commit to purchase the assets and assume the liabilities. The board believed that it had only two choices - sell the assets to the Buyer or file for bankruptcy. The board considered the risks that the buyer would default in its obligations to the Company under the Agreement. However, the board did not consider that a serious risk, since a failure to conclude the transaction involved a much greater risk, which was bankruptcy. The board was unable to reach any other conclusion, or to identify any other factors to consider, and could not identify any other risks which it felt worthy to consider. Consequently, the board did not consider any other factors, except as set forth above.

      The sale has been negotiated by the Company directors and senior executives. None of the persons negotiating the sale have any interest in the Buyer. Mr. Reiss is liable, under a personal guaranty, on approximately $4,500,000 of the Company's obligations under its diaper leases, and as a result of the sale, he may be released from those obligations. (See "Conflicts of Interest"). Neither of the other two directors is personally liable on any indebtedness assumed by the Buyer or on the leases. Todd Nelson, the only executive of the Company who is involved with the Buyer, is not a director and did not negotiate terms of the transaction. Mr. Nelson is also liable under those leases.

         In many similar circumstances, a company that proposes to sell its assets to a group in which one of its larger shareholders has an interest would hire an investment banker or appraiser to review the transaction to determine if the terms and price are fair to the seller and its shareholders and to issue a fairness opinion covering the transaction. Those arrangements are generally expensive and time consuming and the Company does not have the time or the resources to obtain such arrangements. Notwithstanding the fact that no fairness opinion has been obtained, the board of directors believes that the transaction is fair to the Company and its shareholders.

                              CONFLICTS OF INTEREST

      Todd Nelson, who was the Vice President of Operations for the Company, resigned his position at the closing of the sale to work for the Buyer. Mr. Nelson held 162,803 shares of Common Stock of the Company. Mr. Ed Reiss, the Chairman of the Board, director and co-Chief Executive Officer of the Company owns 949,400 shares of the Company's Common Stock. Ms. Brenda Schenk, a director, co-Chief Executive Officer and President of the Company, owns 2,750,221 shares of the Company's Common Stock.

      Mr. Reiss and Mr. Nelson had personally guaranteed obligations of the Company which it incurred in connection with the diaper machine leases which the Company entered into on July 9, 1999 and June 19, 2000. The maximum amount of such obligations at the date of the sale was $3,937,220.37. The Buyer assumed those obligations, and the Company was released from those obligations. As a result, Messrs. Reiss and Nelson were also released from their guarantees.

      In consideration of the guaranty by Messrs. Reiss and Nelson, the Company issued options to each of them which permit them to each purchase a maximum of 200,000 shares of Common Stock for $0.30 per share. Those options were terminated on November 19, 2001, by agreement between Messrs. Reiss and Nelson and the Company.

      As a result of the reduction of their risk under the guarantee resulting from the assumption of those obligations by Buyer, Messrs. Reiss and Nelson received a personal benefit from the sale.

      Neither Mr. Reiss nor Ms. Schenk have any interest in the Buyer. Ms. Schenk has no conflict of interest in the sale and Mr. Reiss has no conflict of interest in the sale, except as described above. Except as described above, no other person who was an executive officer or director of the Company at any time since January 1, 2000, has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale.

                          TAX CONSEQUENCES OF THE SALE

      The Company believes that the sale of the assets will either be at the Company's book value for those assets, or if there is any gain, the Company will be able to apply tax loss carry forwards to offset any taxable income. Consequently, the Company does not expect that the sale will result in any taxes to the Company. Since the shareholders will not be receiving anything directly in this transaction, there should be no tax consequences to them from this sale.

                              REGULATORY APPROVALS

      The Company is not required to comply with any Federal or state regulatory requirements or obtain approval from any Federal or state agency in connection with the sale of assets described in this Information Statement. The Company has not made any inquiries as to whether the Buyer or any of its principals is required to comply with any such requirements or obtain approval from any such agencies.

             OPERATION OF THE BUSINESS OF THE COMPANY SINCE THE SALE

      The Company has continued a portion of its business after the sale. The Company retained its Colorado facility and uses that facility as its headquarters. The Company no longer has manufacturing capability; all of its products are now manufactured by others. The Company now operates much the way it did prior to the purchase of the Eau Claire Diaper operation in 1998. The Company has negotiated an agreement with the Buyer, under which the Buyer will manufacture, warehouse and ship the Company's TenderCare diapers. Sales of those diapers were $786,539 in fiscal 2000, and $950,109.92 in 2001. The Company retained its trademarks and related intellectual property for its natural/environmental products. The Company's business now consists of the distribution of its branded environmental products - Tender Care(R) and Tushies(R) diapers and related products through its existing distribution channels, which include distributors, websites, home delivery services and baby diaper services.

      Co-CEO & Chairman Ed Reiss and Co-CEO & President Brenda Schenk continued in their roles. Mr. Reiss remains the chief marketing officer as he has in the past while Ms. Schenk is responsible for the administration of the Company. Since the Company no longer owns a manufacturing facility, it has not retained any manufacturing employees. The Buyer offered employment to those persons. Todd Nelson, who has acted as Vice-President of Operations, became an employee of the Buyer at closing. The Company retained all employees which are necessary for it to operate after the closing, and has not replaced any of the employees who left to become employees of the Buyer.

      Most of the Company's obligations have been assumed by the Buyer, including a substantial amount of trade payables. Since the sale, the Company's trade creditors have re-established regular trade terms.

                         PRO-FORMA FINANCIAL STATEMENTS

      The tables below set forth the historical unaudited balance sheets and results of operations of the Company for the fiscal years ended December 31, 2000, and 2001 and the balance sheet and results of operations of the Company as of those dates. These unaudited proforma financial statements are not necessarily indicative of results that actually would have occurred if the transaction had been in effect as of and for the periods presented or the results that may be achieved in the future. These statements should be read in conjunction with the description of the proposed sale described elsewhere in this Information Statement, and the financial statements of the Company included in the Company's Form 10-KSB for the years ended December 31, 2000 and 2001, included as a part of Exhibit C to this Information Statement.

Proforma Statement of Operations

================================================================================================================================
 RMED INTERNATIONAL, INC.                     RMED 2000     Pro-forma      RMED 2000      RMED 2001      Pro-forma     RMED 2001
                                             Historical   Adjustments(2)   Pro-forma     Historical    Adjustments(3)  Pro-forma
 Statement of Operations                      Pro-forma
                                            Adjustments(3)
                                              RMED 2001
                                              Pro-forma

--------------------------------------------------------------------------------------------------------------------------------
Sales                                        $11,865,687    $8,240,774     $3,624,913    $12,409,860     $8,618,648   $3,791,212
  Less: Cost of sales                          9,005,936     6,527,048      2,478,888      9,849,682      6,968,361    2,881,321
                                             -----------    ----------     ----------    -----------     ----------   ----------
  Gross profit                               $ 2,859,751    $1,713,726     $1,146,025    $ 2,560,178     $1,650,287   $  909,891

Operating Expenses
   Sales and marketing                       $ 1,988,922    $1,359,624     $  629,298    $ 1,515,929     $1,105,392   $  410,537
   General and administrative                  1,449,429     1,216,120        233,309      1,705,274      1,503,069      202,205
                                             -----------    ----------     ----------    -----------     ----------   ----------
   Total operating costs                     $ 3,438,351    $2,575,744     $  862,607    $ 3,221,203     $2,608,461   $  612,742

Net income from operations                   $  (578,600)   $ (862,018)    $  283,418    $  (661,025)    $ (958,174)  $  297,149

Other Income (expense)
   Interest expense                          $  (472,516)   $ (472,516)                  $   620,163     $  620,163
   Interest income                                32,343        26,138     $    6,205         48,667         43,441   $    5,226
   Noncompliance fee                             946,976       946,976
   Gain on disposition of assets                                                             892,810        892,810
   Other                                          16,977        16,977                         5,660          5,660
                                             -----------    ----------     ----------    -----------     ----------   ----------
   Total other income                        $   523,780    $  517,575     $    6,205    $   326,974     $  321,748   $    5,226

Net income (loss) before tax                 $   (54,820)   $ (344,443)    $  289,623    $  (334,051)    $ (636,426)  $  302,375
   Forgiveness of debt                                                                       570,064        570,064
                                             -----------    ----------     ----------    -----------     ----------   ----------
   Net income (loss) before tax              $   (54,820)   $ (344,443)    $  289,623    $   236,013     $  (66,362)  $  302,375

Net income (loss) per share                  $     (0.01)                  $     0.03    $      0.02                  $     0.03

Weighted average common Shares outstanding     9,968,715                    9,968,715      9,962,783                   9,962,783

================================================================================================================================

Proforma Balance Sheet
-------------------------------------------------------------------------------
  RMED INTERNATIONAL, INC.            RMED 2001       Pro-forma       RMED 2001
       Balance Sheet.                 Historical    Adjustments(3)    Pro-forma
-------------------------------------------------------------------------------

CURRENT ASSETS
  Cash                               $   103,306                    $   103,306
  Accounts receivable                    192,024       $(19,471)        211,495
  Inventory                               70,542       $(14,155)         84,697
  Prepaids and other                      22,088         12,458           9,630
                                     ------------------------------------------
  Total current assets               $   387,960       $(21,168)    $   409,128

PROPERTY & EQUIPMENT
  Land and building                  $   236,761                    $   236,761
  Furniture & office equipment            56,400                         56,400
  Machinery & equipment                    3,362                          3,362
                                     ------------------------------------------
                                     $   296,523                    $   296,523
  Less accum depreciation                103,634                        103,634
                                     ------------------------------------------
  Total property & equipment         $   192,889                    $   192,889

OTHER ASSETS

  Other                              $    29,279                    $    29,279
                                     ------------------------------------------
  Total other assets                 $    29,279                    $    29,279

TOTAL ASSETS                         $   610,128       $(21,168)    $   631,296

CURRENT LIABILITIES
  Current maturities                 $     7,300                    $     7,300
  Accounts payable                       483,357        $42,221         441,136
  Accrued liabilities                     13,847          2,973          10,874
                                     ------------------------------------------
  Total current liabilities          $   504,504        $45,194     $   459,310

LONG-TERM OBLIGATIONS                $    59,000                    $    59,000
                                     ------------------------------------------
                                     $    59,000                    $    59,000
STOCKHOLDER'S EQUITY
  Common Stock                       $    98,516                    $    98,516
  Additional paid-in capital           7,920,643                      7,920,643
  Accumulated deficit                 (7,738,535)      $(66,362)     (7,672,173)
                                     ------------------------------------------
                                        $280,624       $(66,362)    $   346,986
  Less notes receivable

  From stockholders                  $  (234,000)                   $  (234,000)
                                     ------------------------------------------
                                     $    46,624       $(66,362)    $   112,986

TOTAL LIABILITIES &
STOCKHOLDERS EQUITY                  $   610,128       $(21,168)    $   631,296
                         ======================================================

Footnotes to Proforma Balance Sheet:

      1. The Company has retained the land and real property in Delta, Colorado, the location where the Company continues its warehousing, customer service and distribution of product. The Buyer acquired such assets as they relate to the Eau Claire division. The Company retained assets necessary to the continued operation, including all key intellectual property and patents.

      2. Buyer assumed Bank note, equipment leases and all accounts payable. The Company's current liabilities pertain only to current sales.

      3. The pro-forma adjustments represent the elimination of the Eau Claire operation.

                         HISTORICAL FINANCIAL STATEMENTS

      Attached as Exhibit C to this Information Statement are the copies of the Company's Annual Reports on Form 10-KSB for the years ended December 31, 2000 and 2001. The financial statements included in these reports are incorporated in, and constitute a part of, this Information Statement.

                         DISSENTER'S RIGHTS OF APPRAISAL

      Under Section 7-113-102 of the Colorado Business Corporation Act, each shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares. A shareholder who wishes to assert dissenter's rights shall: (a) cause the Company to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares; and (b) not vote his or her shares in favor of the proposed sale. A shareholder who does not satisfy the requirements above is not entitled to demand payment for the shareholder's shares under the Colorado Business Corporation Act.

      A failure to vote at this meeting will not preclude a Shareholder from exercising dissenter's rights. A shareholder who wants to exercise dissenter's rights must send a written notice of intent to demand payment to the Company. The notice must be received by the Company before the vote. Notice may be sent to the Company's office at 675 Industrial Boulevard, Delta, Colorado 81416. A vote Against the sale, but without the notice, will not satisfy the notice requirements under Colorado law to permit a Shareholder to exercise dissenter's rights.

      If the Shareholders vote in favor of ratification of the sale, the Company will give a written dissenter's notice to all Shareholders who are entitled to demand payment for their shares under Article 113. This group will be limited to those Shareholders who have given, before the vote, the notice of intention to demand payment, and who have not voted in favor of the sale. The notice will be given promptly after the vote. The notice shall also state the address at which the Company will receive payment demands and the address of a place where certificates for certificated shares must be deposited. The notice will inform holders of noncertificated shares to what extent the transfer of the shares will be restricted after payment demand is received. The notice will also be accompanied by a form for demanding payment, which form will request a dissenter to state an address to which payment is to be made and will set the date by which Company must receive the payment demand and certificates for certificated shares. This date will not be less than thirty (30) days after the date the notice required is given.

      A Shareholder who has been given a dissenter's notice and wishes to assert dissenter's rights shall cause the Company to receive a payment demand, either in the form provided by the Company or in another writing, and deposit his certificates for certificated shares. Any Shareholder who does not demand payment and deposit his shares as required by the dates set forth in the dissenter's notice will not be entitled to payment for the shares.

      The Company will be obligated to pay to the Shareholders the amount the Company estimates to be the fair value of the shares plus accrued interest.

      If the dissenter is dissatisfied with the payment or offer, the dissenter may give notice to the Company in writing of the dissenter's estimate of the fair value of the shares and demand payment, if the Shareholder believes the amount paid or offered is less than the fair value, if the Company fails to make payment within sixty (60) days, or if the Company does not return the deposited shares and release the restrictions on uncertificated shares. A dissenter waives the right to demand payment unless the Company receives the dissenter's notice of objection within thirty (30) days after the Company made or offered payment for the dissenter's shares.

      If a demand for payment remains unresolved, the Company may petition the court to determine the fair value of the shares. If it does not commence the proceeding within the sixty day period, it shall be obligated to pay to each dissenter whose demand remains unresolved the amount demanded. Shareholders should be aware that the Company will have minimal cash and assets and may not be able to pay any amounts to Shareholders in satisfaction of dissenter's rights. Under Colorado law, a Shareholder who follows a statutory procedure may obtain a judgment against the Company for the fair value of the shares, plus certain costs, if the Company is obligated to make payments to dissenters but refuses or is unable to do so. In such a case, Shareholders could exercise on the judgment, attach the Company assets and pursue other legal remedies to collect the judgment.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      The Company has not held an annual meeting in many years, has not set a meeting date for 2002, and has no plans to hold an annual meeting in 2002. However, the Company's bylaws provide that the Company shall hold an annual meeting on the first Tuesday in November of each year. Consequently, the 2001 annual meeting is scheduled for November 5, 2002. Any shareholder who desires to submit a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for the 2002 Proxy Statement and annual meeting should submit the proposal to Edward Reiss, Chief Executive Officer, at 675 Industrial Boulevard, Delta, Colorado, 81416. The proposal, together with any supporting statement, may not exceed 500 words in length. Rule 14a-8 provides a way to calculate a deadline date by which proposals must be submitted, in order to be included. This calculation is based on the date of the release of the proxy statement for last year's annual meeting. Since the Company did not hold an annual meeting last year, and consequently did not prepare and release a proxy statement for an annual meeting last year, it is not possible to calculate the deadline date under Rule 14a-8. In those cases, Rule 14a-8 provides that the deadline is a reasonable time before the Company begins to print and mail its proxy materials. If the Company were to hold an annual meeting in 2002 as scheduled, and solicit proxies, the Company would consider the deadline to be June 10, 2002 (which is 120 days before the date on which the Company could reasonably be expected to release its proxy statement for that meeting).

      Even if the Company were to hold an annual meeting on November 5, 2002, it does not believe that it would solicit proxies because a majority of the shares are held by a few individuals, and the Company expects they would attend the meeting in person. Their attendance at a Shareholders meeting would constitute a quorum, and they would be able to elect directors without any necessity to solicit proxies. In that case, no proxy statement would be required to be prepared and distributed to Shareholders; consequently, there would not be anything prepared by the Company in which a Shareholder proposal could be included. In that case, the Company would have no obligation to include any shareholder proposals in proxy materials or submit the proposals to shareholders, and if the submitting shareholder wanted the proposal presented at the meeting, he would have to attend the meeting and submit the proposal to the meeting.

      If the Company decides to hold an annual meeting on a date other than the scheduled annual meeting date and prepare and distribute a Proxy Statement for that meeting, the deadline for submission may be in one of the Company's annual report on Form 10-KSB or in a quarterly report on Form 10-QSB. If not in such a report, the proposal would have to be submitted within a reasonable time before the meeting.

      Under Colorado law, any Shareholder has the right to petition a court in the county in which the Company's principal office in Colorado is located to require the Company to hold an annual meeting. However, even if the Company were required by a court to hold an annual meeting, it might not solicit proxies for such meeting. It is possible that the court would order the Company to solicit proxies, in which case it would prepare and issue a proxy statement in accordance with the requirements of the Securities Exchange Act of 1934.

                                 OTHER BUSINESS

      The Company knows of no other matters which may come before the special meeting.

May 12, 2002

                                              By Order of the Board of Directors
                                              RMED INTERNATIONAL, INC.

                                    EXHIBIT A

                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT

                                     Between

            PRESTO DISPOSABLE PRODUCTS, INC., a Wisconsin corporation

                             ("Buyer" or "Company")

                                       and

                RMED INTERNATIONAL, INC., a Colorado corporation

                              ("Seller" or "RMED")

                             Dated November 19, 2001

                                TABLE OF CONTENTS

ARTICLE I - Purchase and Sale of Assets; Closing; and
            Assumption of Liabilities
      1.1   Purchase of Assets.................................................2
      1.1.1 Excluded Assets....................................................3
      1.2   Purchase Price.....................................................3
      1.3   Disputes...........................................................4
      1.4   Estimated Financial Statements.....................................4
      1.5   Payment of Purchase Price..........................................4
      1.6   Closing............................................................5
      1.7   Tax Allocation of Purchase Price...................................5

ARTICLE II - Liabilities
      2.1   Assumed Liabilities; Executory Contracts...........................6
      2.2   Non-Assumption of Liabilities......................................6
      2.3   Labor Relations; Pension Plan......................................6

ARTICLE III- Covenants, Representations and Warranties of RMED
      3.1   Legal Status.......................................................7
      3.2   Capitalization.....................................................7
      3.3   Authorization......................................................8
      3.4   Financial Statements...............................................8
      3.5   Absence of Changes.................................................8
      3.6   Undisclosed Liabilities...........................................10
      3.7   No Violation of Statute or Contract...............................10
      3.8   Accounts Receivable...............................................11
      3.9   Notes Receivable..................................................11
      3.10  Inventories.......................................................11
      3.11  Real Property Owned or Leased.....................................12
      3.12  Regulatory Approvals..............................................13
      3.13  Tangible Personal Property........................................13
      3.14  Intellectual Property.............................................13
      3.15  Material Contracts................................................14
      3.16  Permits and Licenses..............................................15
      3.17  Insurance Coverages...............................................16
      3.18  Claims and Litigation.............................................16
      3.19  Tax Matters.......................................................16
      3.20  Benefit Plans.....................................................17
      3.21  ERISA Matters.....................................................18
      3.22  Environmental Matters.............................................19

      3.23  Compliance with Applicable Law....................................20
      3.24  Bank Accounts.....................................................20
      3.25  Full Disclosure...................................................20
      3.26  Disclosure on Schedules...........................................20
      3.27  Knowledge and Notice..............................................20
      3.28  Brokers or Finders................................................20

ARTICLE IV - Representation and Warranties of Buyer
      4.1   Buyer Status......................................................21
      4.2   Authorization.....................................................21
      4.3   Claims and Litigation.............................................21
      4.4   Brokers or Finders................................................21
      4.5   Employees.........................................................21
      4.6   Payment of Creditors..............................................21

ARTICLE V - Conditions Precedent to Buyer's Obligation to Close
      5.1   Corporate and Shareholder Action..................................22
      5.2   Representations and Warranties....................................22
      5.3   Performance of Obligations........................................22
      5.4   No Adverse Change.................................................22
      5.5   Governmental Approvals............................................22
      5.6   Litigation........................................................23
      5.7   Appraisal Rights..................................................23
      5.8   Non-Competition Agreement.........................................23
      5.9   Access............................................................23
      5.10  Assignment of Leases..............................................23
      5.11  Financing.........................................................23
      5.12  Key Employees.....................................................23
      5.13  Release...........................................................23
      5.14  Accounts Receivable...............................................23
      5.15  Due Diligence.....................................................23
      5.16  Legal Opinion.....................................................23
      5.17  Amended Sales and Marketing Agreement.............................24
      5.18  Employment Agreement..............................................24
      5.19  Settlement of Outstanding Payables................................24
      5.20  Supplemental Shareholders Meeting.................................24


                                       -ii

ARTICLE VI - Conditions Precedent to RMED's Obligation to Close
      6.1   Corporate and Shareholder Action..................................24
      6.2   Representations and Warranties....................................25
      6.3   Performance of Obligations........................................25
      6.4   TenderCare Agreement..............................................25
      6.5   Delivery/Shipping Services........................................25
      6.6   Website...........................................................25
      6.7   Manufacture of Rockabye Diapers...................................25
      6.8   Non-competition Agreement.........................................25

ARTICLE VII - Operation of RMED to the Closing Date
      7.1   Ordinary Course of Business.......................................26
      7.2   Charter Documents.................................................26
      7.3   Merger or Mergers.................................................26
      7.4   Sale or Encumbrance...............................................26
      7.5   Dividends or Distributions........................................26
      7.6   Capitalization....................................................26
      7.7   Indebtedness......................................................26
      7.8   Compensation......................................................26
      7.9   Disclosure........................................................27
      7.10  Government Regulation.............................................27
      7.11  Obtain Consents...................................................27
      7.12  Litigation........................................................27
      7.13  Accounting Practices..............................................27

ARTICLE VIII - Survival of Representations, Warranties
      And   Covenants; Indemnification
      8.1   Survival..........................................................27
      8.2   Indemnification of RMED...........................................27
      8.3   Indemnification of Buyer..........................................28
      8.4   Third Party Claim.................................................30
      8.5   Guaranty..........................................................30

ARTICLE IX - Termination; Modification or Waiver
      9.1   Termination.......................................................30
      9.2   Waiver............................................................31

ARTICLE X - Parties in Interest and Assignment................................31

ARTICLE XI - General Provisions
      11.1  Notices...........................................................31
      11.2  Entire Agreement..................................................32
      11.3  Waiver............................................................32
      11.4  Applicable Law....................................................32
      11.5  Savings Clause....................................................32
      11.6  Action by Shareholders of Buyer...................................32
      11.7  Headings..........................................................32
      11.8  Counterparts......................................................32
      11.9  Public Announcements..............................................32
      11.10 Arbitration.......................................................33
      11.11 Further Assurances................................................33
      11.12 Waiver............................................................33
      11.13 Severability......................................................34
      11.14 Section Headings, Construction....................................34
      11.15 Time of Essence...................................................34
      11.16 Governing Law.....................................................34
      11.17 Counterparts......................................................34

      Signatures .............................................................34

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made and entered into as of the 19th day of November, 2001, by and between PRESTO DISPOSABLE PRODUCTS, INC., a Wisconsin corporation and wholly-owned subsidiary of National Presto, Inc. (hereinafter referred to as the "Buyer" or "Company") and RMED INTERNATIONAL, INC., a Colorado corporation (hereinafter referred to as "Seller" or "RMED").

                                    RECITALS:

      WHEREAS, Seller previously entered into an Asset Purchase Agreement with RMED Acquisition Co., Inc.) the "Original Buyer") on June 7, 2001 (the "June Agreement") from which this Agreement is derived, and on September 13, 2001 the shareholders of Seller approved the transactions contemplated by the June Agreement; and

      WHEREAS, the Original Buyer was thereafter unable to close on the June Agreement and on October 30, 2001, Sellers' shareholders amended their approval to authorize a sale of substantially all of the assets of Seller pursuant to the terms described to the shareholders and to eliminate any reference to the Original Buyer as a party to such sale; and

      WHEREAS, Buyer has reviewed the June Agreement and determined that Buyer desires to purchase the assets and part of the business of Seller described in the June Agreement, with representations made as of the date of this Agreement and the amount of consideration updated to reflect Seller's liabilities as of the date of this Agreement; and

      WHEREAS, Seller's Board of Directors has determined that Seller may be forced to seek protection under United States bankruptcy laws, to the detriment of Seller's shareholders, creditors, employees, customers and other constituents, if Seller is not able to complete the transactions contemplated by this Agreement and has further determined that this Agreement is substantially identical to the June Agreement and the terms described to Seller's shareholders and thus has been approved by Seller's shareholders; and

      WHEREAS, Seller's Board of Directors has further determined that Buyer is an ideal purchaser of the assets and part of the business being sold hereunder and an ideal party to the various agreements contemplated hereby; and

      WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, covenants, agreements, and conditions relating to the purchase and sale of the assets and the business.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller agree as follows:

                                    ARTICLE I
                      PURCHASE AND SALE OF ASSETS; CLOSING;
                          and ASSUMPTION OF LIABILITIES

      1.1 Purchase of Assets. On the Closing Date (as hereinafter defined), Seller will sell, assign, convey, transfer, and deliver to Buyer and Buyer will purchase and acquire from Seller the following properties and assets (hereinafter the "Purchased Assets"):

      (i) Inventory. All of Seller's inventory located at the Eau Claire facility, including raw material, parts and supplies, work in process and finished goods inventory, shall be valued at Seller's cost, excluding any allocated overhead cost or factory burden (the "Inventory"). Those items of inventory shall be listed on a Schedule attached hereto.

      (ii) Intangible Assets. All drawing, intangible assets, tradenames, trademarks, and interest therein, all patents, patent applications, trade secrets, formula, intellectual property, bills of materials, designs, testing data, processes, specifications, operating rights, licenses, permits, contract rights, operating data, historical financial and production information, contract files, brochures, photos, slides, videos, recordings, promotional materials or writings, projections, business plans, inventory schedules, customer and vendor lists, dealer and sales representative lists and contract, sales records, shipping records, quotations, and all other intangible assets relating to the Eau Claire division diaper assets. Those intangible assets shall be listed on a Schedule attached hereto.

      (iii) Machinery; Equipment. All the machinery, equipment, trailers, office equipment, furniture, furnishings, trade fixtures, computer hardware, phone and fax numbers, and vehicles located at Seller's principal business, including all Tangible Personal Property utilized in the manufacture of the diaper product line (including Diaper Line No. 1, Diaper Line No. 2, forklift trucks, Optima Bagger, machinery and equipment). The equipment shall be specifically identified and described on a schedule prepared and attached hereto prior to or coincident with Closing.

      (iv) Contracts; Agreements. All contracts with customers, agreements, customer orders, selected contracts with suppliers, and leases, which are specifically, identified on a schedule attached hereto and incorporated herein as the "Assumed Liabilities". This section shall specifically include customer orders which have been placed prior to the Closing Date and which have not been filled as of 8:00 a.m. on the Closing Date (hereinafter "Customer Orders"). Buyer agrees to assume Customer Orders and fill such orders and Buyer shall be entitled to retain any and all profits with respect to such orders. Only Customer Orders which were incurred in the Ordinary Course of Business shall be placed on this schedule prior to and/or coincident with Closing. This schedule shall also include contracts with vendors and suppliers, which are outstanding as of the Closing Date (hereinafter

            "Vendor Contracts"). The parties agree that only contracts with vendors and suppliers which have been incurred in the Ordinary Course of Business will be included on this schedule. The completed schedule shall be prepared and consented to in writing by both parties. All contracts shall include the right to retain any and all profits with respect to said contracts and the corresponding obligations thereunder.

      (v) Prepaids. All prepaid expenses, prepaid insurance, and security deposits.

      (vi) Accounts Receivable. All accounts receivable (except for the B&G Diaper Factory accounts receivable which is presumed non-collectible and will be written off by Seller prior to Closing), less an allowance for bad debt.

      1.1.1 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Seller shall not sell and Buyer shall not purchase or acquire hereunder any of the following:

            (i) Minute books, corporate documents, corporate records, claims to refunds (tax or otherwise, including proceeds of pending litigation), and other books and records which Seller may be required by law to retain;

            (ii) All intangible assets relating to the Tushies, TenderCare, and natural/environmental products, including current websites;

            (iii) The Warehouse Property located at 675 Industrial Boulevard,
                  Delta, Colorado; and

            (iv) All contracts, whether customer orders or vendor contracts relating to the Tushies, TenderCare, natural/environmental products.

      1.2   Purchase Price.

            (a)   Purchase Price.

                  (i) Calculation. The purchase price (the "Purchase Price") shall be equal to the sum of SEVEN MILLION SIX HUNDRED FIFTY-SIX THOUSAND FIVE HUNDRED SEVENTY-ONE AND 28/100 DOLLARS ($7,656,571.28) as of October 31, 2001, reduced to the current outstanding balance of the Assumed Liabilities at Closing as described in Sections 1.5 and 2.1, below. Said Purchase Price reflects the same purchase price as in the June Agreement, updated to reflect the current value of the Purchased Assets.

                        The Purchase Price is based upon the assumption that the value of the Assets at Closing will not be less than the value of the

                        Purchased Assets as set forth on the Company's balance sheet for the period ending October 31, 2001. The Purchase Price shall be adjusted at Closing to reflect any decrease in the actual value of the Purchased Assets as of the day of Closing compared to this value.

                        In the event there has been a decrease in the Purchased Assets, then liabilities to be assumed, as set forth at
                        Section 1.5 shall be further reduced accordingly. If the Purchased Assets have increased, then the liabilities to be assumed shall be proportionately increased or a payment in cash shall be made, in the discretion of the Buyer.

                  (ii) Financial Statements. The financial statements to be used in calculating the value shall be those which are internally generated by Seller's controller, Stu Brown, which shall be prepared in accordance with generally accepted accounting principles and in a manner acceptable to Buyer.

      1.3 Disputes. In the event Buyer disputes any matters in the financial statements as presented, Buyer may, at its expense, retain an independent accounting firm to render a second opinion on the disputed matters, following which Buyer and Seller shall attempt to mutually resolve the disputed matters. Such second opinion, if not available on the Closing Date, shall be completed within thirty (30) days following the Closing Date. If Buyer and Seller cannot mutually resolve the disputed matters, the matter shall then be referred to an independent accounting firm mutually agreed to by the parties, which shall act as final arbitrator of any disputed matters pertaining to the financial statements. The arbitrator's fee will be paid jointly, one-half (1/2) by Buyer and one-half (1/2) by Seller.

      1.4 Estimated Financial Statements. If, upon the Closing Date, the parties are unable to determine a mutually agreeable value, the parties may utilize estimated financial statements, taking into account the parties best efforts in estimating the proper Purchase Price. Upon resolution of the dispute, the appropriate party shall promptly pay the required balance then due, if any, without interest.

      1.5 Payment of Purchase Price. The payment of the Purchase Price shall be completed as follows:

            (a)   The Purchase Price shall be paid by:

                  (i)   Buyer assuming the following liabilities at Closing:

                              Diaper Machine No. 1                 $1,230,964.59
                              Diaper Machine No. 2                  1,914,457.03
                              Optima Bagger                           241,265.29
                              Forklift Leases                           5,139.11
                              Wells Fargo Loan                        713,534.31
                              Accounts Payable                      2,928,210.95

                              Billbacks, sales discounts,
                                brokerage fees, and
                                slotting fees                         123,000.00
                              Notes Payable:
                                Thomas A. Biebel                      250,000.00
                                John O. Harry                         250,000.00
                                                                   -------------
                              Total Assumed Liabilities            $7,656,571.28

                              The above values for the assumed liabilities are as of October 31, 2001, and shall be subject to adjustments at Closing equal to the then current outstanding balances.

                        (ii) In addition to the foregoing, Buyer agrees to assume the Eau Claire facility real estate lease.

      1.6 Closing. The purchase (the "Closing") provided for in this Agreement shall take place at the offices of Buyer in Eau Claire, Wisconsin at 10:00 a.m. on November 19, 2001 or the earliest day following a shareholder's meeting in accordance with the proxy statement as delivered to the Securities Exchange Commission, or such other time and place as the parties may mutually agree upon (the "Closing Date").

      1.7 Tax Allocation of Purchase Price. The Purchase Price shall be allocated to the purchased assets as determined by the Buyer and both Buyer and Seller agree to file the required Form 8594 with respect to the allocation of the Purchase Price.

                                   ARTICLE II
                                   LIABILITIES

      2.1 Assumed Liabilities; Executory Contracts. Buyer will assume, pay, and discharge, when and as due, only those liabilities of Seller as follows:

                  Diaper Machine No. 1                             $1,230,964.59
                  Diaper Machine No. 2                              1,914,457.03
                  Optima Bagger                                       241,265.29
                  Forklift Leases                                       5,139.11
                  Wells Fargo Loan                                    713,534.31
                  Accounts Payable                                  2,928,210.95
                  Billbacks, sales discounts, brokerage
                   fees, and slotting fees                            123,000.00
                  Notes Payable:
                    Thomas A. Biebel                                  250,000.00
                    John O. Harry                                     250,000.00
                                                                   -------------
                  Total Assumed Liabilities                        $7,656,571.28

                  The above values for the assumed liabilities are as of October 31, 2001, and shall be subject to adjustments at Closing equal to the ten current outstanding balances.

      In addition to the foregoing, Purchaser agrees to assume the Eau Claire, Wisconsin real estate lease.

      Buyer agrees to indemnify and hold harmless Seller with respect to payment of the Assumed Liabilities.

      2.2 Non-Assumption of Liabilities. Except only as provided above, Buyer is not assuming and shall not be obligated or liable for any liabilities, debts, or obligations of Seller of any kind whatsoever, whether actual, contingent, accrued, known or unknown, rising now or in the future, including, without limitation, any product liability claims, taxes, employee compensation, pension, profit-sharing, vacation, health insurance, disability insurance, or other employee benefit programs, worker's compensation, notes payable, funded indebtedness (such as line of credit) notes, breach or negligent performance of any contract, or breach of warranty relating thereto, liabilities resulting from breach of contract, torts, illegal activity, unlawful employment or business practice, or any other deduction that is not realized at the time of sale, the Q&R claim, and three (3) employment-related claims at the Eau Claire facility, or any other liability or obligation whatsoever. All such non-assumed liabilities, debts and obligations shall remain the responsibility of Seller, which shall pay and discharge the same when and as due. Seller agrees to indemnify, defend, and hold Buyer harmless from all non-assumed liabilities, debts, and obligations.

      2.3 Labor Relations; Pension Plan. Buyer shall not assume any obligation for the employee pension benefit plan of Seller. Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state, or local law or pursuant to contract) which may arise or which may have arisen prior to or after the Closing in connection with Seller's employment of Seller's employees, the creation, funding, or operation of any employee pension benefit plan, or which may arise in connection with the transactions described in this Agreement.

      Notwithstanding the foregoing to the contrary, employees of Seller continuing in the employ of Buyer shall be allowed to rollover current account balances and participate in Buyer's 401(k) benefit plan.

                                   ARTICLE III
                         COVENANTS, REPRESENTATIONS AND
                               WARRANTIES OF RMED

      On the date hereof and the Closing Date, RMED makes the following covenants, representations and warranties to Buyer:

      3.1   Legal Status.

            (a) RMED is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Except as set forth on Schedule 3.1(a), RMED is qualified as a foreign corporation to do business in all other jurisdictions where the character of RMED's properties and the nature of its activities make qualification necessary and where the failure to be so qualified would have a material adverse effect on its business, financial condition or results of operations.

            (b) RMED has previously delivered to Buyer complete and correct copies of its Certificate of Incorporation (certified by the Secretary of State of the State of Colorado) and Bylaws (certified by its Secretary). Such Certificate of Incorporation and Bylaws are valid and in effect as of the date hereof.

            (d) RMED has the power and authority to own and lease its properties and to carry on its businesses.

      3.2   Capitalization.

            (a) Common Stock. RMED is authorized to issue 52,500,000 shares of common stock consisting of 2,500,000 shares of preferred stock and the balance of common stock, with $1.00 par value per share, of which the treasury shares and validly issued and outstanding shares, all of which are fully paid and non-assessable, are set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), no holder of any shares of RMED shares has asserted any claim or action against RMED, including any claim or action with respect to the transactions contemplated by this Agreement.

            (b) Options and Rights. Except as set forth on Schedule 3.2(b) there are no outstanding subscriptions, options, warrants, contracts, calls, commitments, preemptive rights or demands of any nature relating to the capital stock of RMED or obligating the Company to buy, sell or issue shares of RMED's capital stock.

            (c) Conflicts of Interest. Except as set forth in Schedule 3.2(c), to the best of its knowledge, RMED nor any of the shareholders, directors or officers of RMED nor any of their spouses or children owns directly or indirectly any interest in (other than a minority interest in a publicly traded corporation), or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which manufactures, distributes or sells, any product or service which is manufactured, sold or furnished by RMED, or is a competitor, potential competitor, supplier or customer of RMED.

      3.3 Authorization. RMED has full corporate power and authority to enter into this Agreement and any agreements related hereto and to perform its respective obligations hereunder and thereunder. The Board of Directors of RMED has taken all actions required by law, its Certificate of Incorporation and Bylaws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and related agreements and the consummation of the purchase and the other agreements and transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Board of Directors of RMED is necessary to authorize this Agreement and related agreements and the other transactions contemplated thereby and hereby. This Agreement and the agreements related hereto have been duly and validly executed and delivered by RMED and constitute a valid and binding agreement enforceable in accordance with their respective terms.

      3.4   Financial Statements.

            (a) Financial Statements. RMED has delivered to Buyer the balance sheets for RMED as of December 31, 1999 and 2000 and the related statements of income, stockholders' equity, and cash flows for the years then ended (and the accompanying footnotes which are an integral part thereof) together with the attached Independent Accountants Audit Reports as filed with the Securities & Exchange Commission, whose reports thereon are included therein (the "Financial Statements"). Subject to the qualifications contained in such audit reports, the Financial Statements present fairly in all material respects the financial position of RMED as of such dates and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

            (b) Current Financial Statements. Prior to Closing, RMED will deliver current Securities and Exchange Commission Reports for the nine
      (9) month period ending September 30, 2001, together with the monthly interim financial reports prepared by the controller of RMED (the "Current Financial Statements").

      3.5 Absence of Changes. Except as set forth in Schedule 3.5 or in the Current Financial Statements, and except for general economic conditions and other conditions generally affecting the retail sales which are known to the general public, since December 31, 2000 there has not been with respect to RMED:

                  (i) any material adverse change in the condition (financial or other), properties, assets or business of RMED;

                  (ii) any damage, destruction or loss (whether covered by insurance or not) which materially and adversely affects the business, properties, assets or business of RMED;

                  (iii) any declaration, setting aside or payment of any dividend or any distribution with respect to Schedule
                         3.5 RMED's capital stock other than as provided in RMED's Shareholder Agreement, if any, or any direct or indirect redemption, purchase or other acquisition by RMED;

                  (iv) any increase of more than ten percent (10%) in the compensation payable or to become payable by RMED to any employee earning Twenty-five Thousand Dollars ($25,000.00) per annum or more, or any general increase in the compensation or rates of compensation payable or to become payable by RMED to hourly employees, except as required by any collective bargaining agreement, or to salaried officers or employees earning less than Twenty-five Thousand Dollars ($25,000.00) per year;

                  (v) any change in the accounting principles, methods or practices followed by RMED;

                  (vi) any debt, obligation or liability, whether accrued, absolute or contingent and whether due, incurred or entered into by RMED, except liabilities and obligations incurred or entered into in the ordinary course of business;

                  (vii) any sale, lease, abandonment or other disposition by RMED of any Interest in real property or any machinery, equipment, inventory or other operating property other than in the ordinary course of business as reflected in
                         Schedule 3.5;

                  (viii) any sale, assignment, transfer, license or other
                         disposition by RMED of any patent, trademark, trade name, brand name, copyright (or any application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except as implied for use in connection with the sale of its products in the ordinary course of business as reflected in
                         Schedule 3.5;

                  (ix) any agreement, understanding or undertaking by RMED, the performance of which would result in any of the items described in subparagraphs 3.5(i) through 3.5(vi), above.

      3.6   Undisclosed Liabilities. Except as set forth on Schedule 3.6:

            (a) RMED has no liabilities or obligations; either accrued, absolute, contingent or otherwise, except:

                  (i) to the extent reflected or reserved in the Financial Statements for December 31, 2000 which have not heretofore been paid or discharged;

                  (ii) to the extent disclosed in this Agreement or in any of the Schedules to this Agreement;

                  (iii) those incurred in or as a result of the ordinary course of business since the date of the Financial Statements for December 31, 2000, including normal warranty claims and executory contracts, all of which have been consistent with past practice and none of which, either individually or in the aggregate, would have a material adverse effect on RMED; or

                  (iv) those incurred pursuant to or contemplated by this Agreement, Schedules hereto and the various related or ancillary documents and agreements contemplated hereby or executed in connection herewith.

            (b) Except as set forth on Schedule 3.6(b), RMED has not received any notice of any claim against RMED of any liability of any nature or in any amount required to be set forth or disclosed in the Financial Statements, the Current Financial Statements, this Agreement or the Schedules hereto, which is not or will not be set forth in the Financial Statements, the Current Financial Statements, or otherwise disclosed in this Agreement or in the Schedules hereto.

      3.7 No Violation of Statute or Contract. Except as set forth on Schedule 3.7, neither the execution nor delivery of this Agreement, nor the compliance with the terms and provisions of this Agreement on the part of RMED will:

                  (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under their Certificate of Incorporation or Bylaws or, assuming that the approvals described in Section 3.12, below, are duly obtained, any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable, or any of their respective properties, assets, licenses or permits, which would have a material adverse effect on the condition (financial or other), results of operations or business, or

                  (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the property under any of the terms, conditions or provisions of any note, bond, mortgage, indentures, deed of trust, license, lease, agreement or other instrument or obligation to which RMED is a party, or by which their properties or assets may be bound or affected which would have a material adverse effect on the condition (financial or other), results of operations or business.

      3.8 Accounts Receivable. Except as set forth in Schedule 3.8, the accounts receivable of RMED arose from valid sales in the ordinary course of business, and, subject to applicable reserves, are good and collectible. The reserves for bad debts and uncollected accounts are adequate.

      3.9 Notes Receivable. Schedule 3.9 sets forth all notes receivable and other receivables in excess of Five Thousand Dollars ($5,000.00), which are not included in the accounts receivable, reflected on the most recent balance sheet included in the Financial Statements or will be reflected in the Current Financial Statements. RMED has no notice of any defect, defense, counterclaim, or setoff to payment, which the maker of any note receivable may claim or assert, or of any fact or circumstance which would give rise to denial of payment thereof by the maker of any note receivable. Also included on Schedule
3.9 is a list of all loans, advances or other payments in excess of Five Thousand Dollars ($5,000.00) receivable from directors, officers and employees of RMED (the "Employee Receivables") setting forth the name of the individual, the amount receivable by RMED from such individual, and the terms on which such Employee Receivable is to be repaid. RMED has provided to Buyer true and complete copies of all promissory notes or other documents evidencing the Employee Receivables. RMED agrees to cause all individuals that are obligated for an Employee Receivable that is not evidenced by a document, to execute and deliver to RMED promissory notes or other documents satisfactory to Buyer evidencing the obligation to pay such Employee Receivable prior to Closing.

      3.10 Inventories. Except as provided in Schedule 3.10, all of RMED's inventories reflected on the Financial Statements for December 31, 2000 and that will be reflected in the Current Financial Statements are or will be good and usable and salable in the ordinary course of RMED's business.

      3.11  Real Property Owned or Leased.

            (a) RMED owns real property at 675 Industrial Boulevard, Delta, Colorado (the "Warehouse Property").

            (b) RMED leases real property located at 3925 North Hastings Way, Eau Claire, Wisconsin (the "Manufacturing Property").

            (c)   RMED represents that:

                  (i) RMED has the right of quiet enjoyment to each parcel of Warehouse Property and the Manufacturing Property.

                  (ii) All improvements, fixtures, structures, machinery and equipment used by RMED in carrying on its business are located on the Warehouse Property and the Manufacturing Property.

                  (iii) RMED has the right to use the Warehouse Property and Manufacturing Property for all of the operations now conducted therefrom and RMED, by virtue of its ownership, possess all easements, licenses, rights of way and rights in, to, and over the Property, which are necessary for the conduct of the business in the ordinary course. The Warehouse Property, Manufacturing Property and Improvements thereon are adequate and sufficient for all operations now conducted by RMED.

                  (iv) Neither the whole nor any portion of any of the Warehouse Property or Manufacturing Property is the subject of a pending condemnation or eminent domain proceeding, and RMED does not know nor has any grounds to believe that any such condemnation or taking is threatened or contemplated.

                  (v) No portion of the Warehouse Property and Manufacturing Property is occupied by any entity or person other than Seller, nor does any other person or entity have any rights to occupy any portion of the Warehouse Property or the Manufacturing Property.

                  (vi) Except for the Warehouse Property and the Manufacturing Property, RMED neither leases nor owns any other real property.

                  (vii) RMED's occupancy of the Warehouse Property and Manufacturing Property is not in material violation of any law or regulation applicable thereto, nor has RMED received any notice of any such violation.

                  (viii) RMED has not received any notice of any violation of any law, ordinance, regulation, building, zoning or fire code or requiring or calling attention to the need for any work, repairs, construction, alterations or installations with respect to the Warehouse Property or the Manufacturing Property, nor has any such notice been posted on any portion of the Warehouse Property or the Manufacturing Property.

      3.12 Regulatory Approvals. Except as contemplated by this Agreement, or any related agreement, or as set forth on Schedule 3.12, no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be obtained or made by RMED in connection with the execution, delivery and performance of this Agreement or any related agreement.

      3.13 Tangible Personal Property. Except as disclosed on Schedule 3.13, all machinery, equipment and other personal property used by RMED in the operation of its business either owned or leased by RMED under valid leases, is, in all material aspects, in good operating condition and repair and is adequate and sufficient for all operations now conducted by RMED. Except as disclosed in
Schedule 3.13, RMED has good and marketable title to all personal property owned by it, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, security interests, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions and has valid leases pursuant to which it leases all personal property used in connection with the operation of its business which is not owned by RMED. All such leases are valid and binding, in full force and effect and no defaults (or conditions or events which with the giving of notice or the passage of time, or both, would constitute a default) exist thereunder.

      3.14 Intellectual Property. As to the Intellectual Property to be purchased by Buyer:

            (a) Schedule 3.14(a) sets forth a description of all trademarks, trademark registrations and trademark applications, trade names, assumed names, service marks, service mark registrations and applications, service names, copyrights, patents and patent applications, and patent, and copyright and trademark licenses, owned or used by RMED in the conduct of its business (collectively "Intellectual Property"). Except as set forth on Schedule 3.14(a), RMED owns, is licensed or otherwise has the right to use all Intellectual Property and all trade secrets, shop rights and know-how used in or necessary for the conduct of its business.

            (b) Except as set forth in Schedule 3.14(b), no claim has been asserted against RMED by any person with respect to the ownership, use, transfer, license or other disposition by RMED of any Intellectual Property or any trade secrets, shop rights or know-how or challenging any license or agreement with respect thereto, and RMED does not know of any basis for any such claim. To the best of the knowledge of RMED, the use of Intellectual Property and the trade secrets, shop rights and know-how by RMED, the practice of any process or the use of any apparatus, or the making or selling of any product by RMED, does not, and is not reasonably expected to, infringe on the rights of any person.

            (c) No third party is known by RMED to be infringing on any Intellectual Property or any trade secrets, shop rights or know how owned or used by RMED.

      3.15 Material Contracts. Schedule 3.15 sets forth a true and correct list or description of:

            (a) Each contract, agreement or binding commitment in respect of the procurement, purchase, processing, storage or sale of material, products, supplies, utilities or services to which RMED is a party or by which it is bound other than contracts, agreements or binding commitments which:

                  (i) involve payments or receipts by RMED of less than Five Thousand Dollars ($5,000.00),

                  (ii) are terminable by RMED without penalty upon not more than thirty (30) days notice,

                  (iii) which are substantially performed except for standard warranty, guaranty, non-compete or indemnification obligations, or

                  (iv) relate to sales order or purchase order contracts which individually are for an amount which is less than Five Thousand Dollars ($5,000.00) or a series of related contracts are for an amount in the aggregate which is more than Ten Thousand Dollars ($10,000.00).

            (b) Each sales agency or distributorship agreement or franchise to which RMED is a party or by which it is bound.

            (c) Each collective bargaining, union, employment, consulting, independent contractor, non-competition or secrecy agreement to which RMED is a party or by which it is bound.

            (d) Each pension, profit sharing, retirement, bonus, group life, health and accident insurance or other employee benefit plan, agreement, arrangement or binding commitment for the employees at the Manufacturing Property to which RMED is a party, whether or not legally binding, including, but not limited to, each union plan or arrangement to which RMED is a party or makes contributions.

            (e) Each material contract, agreement, binding commitment or license relating to any Intellectual Property, trade secrets, shop rights or know-how to which RMED is a party except rights which are implied for use in connection with the sale of RMED's products in the ordinary course of business.

            (f) Each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease or lease purchase agreement or other documents evidencing secured indebtedness to which RMED is a party or by which it or any of its properties is bound.

            (g) Each partnership, joint venture, joint operating or similar agreement or agreement for the performance of services as an independent contractor to which RMED is a party or by which it is bound.

            (h) Each contract, agreement or binding commitment other than those covered above (including the Eau Claire telephone, lease, and computer hardware and software contracts) which:

                  (i) involve payments or receipts by RMED of Twenty-five Thousand Dollars ($25,000.00) or more and not made in the ordinary course of business, or

                  (ii)   is not terminable by RMED without penalty, or

                  (iii) which otherwise is reasonably expected to materially affect the condition (financial or other), properties, assets or business of RMED.

            (i) Each such contract, agreement or binding commitment is legally valid and binding on RMED and the Parties thereto, and each constitutes a legal, valid and binding obligation of RMED and the Shareholders, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally, is in full force and effect, and there are no defaults thereunder known to RMED by any party thereto. Except as set forth on Schedule 3.15, under the terms of the foregoing, none of the rights of RMED thereunder will be impaired by the purchase/sale, and all of the rights of RMED thereunder will be enforceable immediately after the Closing Date to the extent enforceable immediately prior thereto without the consent or agreement of any other party, except as indicated on Schedules. True and complete copies of all documents described in the aforesaid Schedule have or will be made available by RMED to Buyer, including all amendments and supplements thereto and modifications thereof.

      3.16 Permits and Licenses. To the best of its knowledge, RMED possesses all governmental permits, licenses and certifications that are necessary for the conduct of the business by RMED, and all of such permits, licenses and certifications are in full force and effect. No violations are known to RMED to exist or, to its knowledge, have been recorded with respect to any of such permits, licenses or certifications and no proceeding is pending (other than reapplication pursuant hereto) or known to RMED to be threatened which, if adversely determined, could result in the revocation, termination or limitation of any such permits, licenses or certifications. Except as set forth in Schedule 3.16, the purchase/sale will not cause the revocation, termination, limitation, non-renewal or expiration of any such permit, license or certification currently issued to RMED.

      3.17 Insurance Coverages. Schedule 3.17 refers to all of RMED's insurance coverages and carriers (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, the annual premium, the expiration date and any pending claims thereunder not otherwise disclosed pursuant to this Agreement). Except as disclosed on Schedule 3.17, RMED has and maintains insurance coverage with retentions which insurance and retentions are reasonably believed by RMED to be adequate for the protection of RMED in the conduct of its business. RMED has not failed to give any notice or present any claim known to it under any insurance policy covering the same in proper form and timely fashion. RMED will use all reasonable efforts to assure that all such coverages will be in full force and effect at the Closing Date. RMED shall continue to provide directors and officers coverage for a period of six (6) years post-closing for all prior acts or to procure a comparable "tail" policy.

      3.18 Claims and Litigation. Except as set forth on Schedule 3.18, RMED is not a party to any litigation, proceeding, arbitration, demand, action or claim either pending or, to the best knowledge of RMED, threatened against RMED before any court or governmental or other regulatory or administrative agency or commission or arbitration panel. Except as set forth on Schedule 3.18, RMED has no knowledge of any pending items in dispute or any injury that it believes is likely to give rise to a claim against RMED. RMED does not believe that any action, proceeding or investigation set forth on Schedule 3.18, will have a material adverse effect on the condition (financial or other), properties, assets or business of RMED, except for matters for which reserves have been reflected on the Financial Statements.

      3.19  Tax Matters.

      (a) Except as set forth on Schedule 3.19(a) RMED or any affiliate of RMED, as the case may be, has:

            (i) filed when due with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it,

            (ii) paid when due and payable all requisite federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest and penalties thereon and unemployment and social security taxes ("Taxes") or has established reserves in the Financial Statements adequate therefor; and

            (iii) has established, or will have established as of the Closing
                  Date, reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable on the results of operation through the Closing Date as if the taxable year of RMED ended on the Closing Date, and in each such case, will immediately notify the Company of such setting aside.

      (b) Except as set forth on Schedule 3.19(b), there are no taxes, interest, penalties, assessments or deficiencies claimed to be due in respect of any tax returns filed by RMED, or otherwise that are not fully reserved for on the Financial Statements. Except as set forth on Schedule 3.19(b), RMED has not executed nor filed with the Internal Revenue Service or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power-of-attorney of RMED is outstanding or will be outstanding on the Closing Date. RMED has not reported any item of income, deduction or credit on any income tax return or reported any other item on any other return in a manner which is contrary to the specific recommendation or advice of RMED's accountants and RMED has not made any disclosures on any tax return pursuant to Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code").

      (c) RMED has not filed a consent pursuant to Section 341(1) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by RMED.

      (d) No property of RMED is property that RMED is or will be required to treat as being owned by another person pursuant to the provisions of
            Section 168(f)(8) of the Code or is "tax exempt use property" within the meaning of Section 168(f)(3) of the Internal Revenue Code, as it existed prior to January 1, 1984.

      (e) RMED has not agreed, or has been requested by the Internal Revenue Service to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise except as required by the Tax Reform Act of 1986, which adjustments, if any, have previously been recognized in the income of RMED and in tax returns of RMED for years ending prior to 2000.

      (f) RMED has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

      (g) RMED is not a party to, nor is bound by nor has any obligation under any tax sharing or similar agreement.

      (h) RMED is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

      3.20  Benefit Plans.

      (a) For the purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not funded, and whether or not oral, as it relates to the employees of the Manufacturing Property, to which RMED is a party or bound or with respect to which RMED may otherwise have any liability (including any such plan maintained by RMED within the last three calendar years) or with respect to which RMED has made any payments or contributions covering any employee of RMED within the last three
            (3) calendar years.

      (b)   Except as set forth on Schedule 3.20(b),

            (i) RMED has not been since its inception and is not now the sponsor of any Additional Employee Plan; RMED has no legally binding commitment to create any additional Employee Plan.

            (ii) no separate trust is maintained in conjunction with any such plan. A separate trust is a trust the assets of which enjoy protection from the claims of RMED's creditors or any trust maintained in conjunction with a promise of deferred compensation (commonly known as a "Rabbi Trust").

      3.21  ERISA Matters.

      (a) Except as provided in Schedule 3.21(a) hereof, each Employee Plan that is an employee pension benefit plan qualifiable under Section 401 or 403(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code.

      (b) Each Employee Plan of RMED and the administrators and fiduciaries of each Employee Plan of RMED have at all times complied in all material respects with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been in material respects properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law. Except as set forth in Schedule 3.21(b), no lawsuits or complaints material to the Company to, or by, government agencies have been filed, are pending or are expected with respect to any Employee Plan.

      (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred, or as of the Closing Date, shall have occurred, with respect to any Employee Plan or trust of RMED, unless such prohibited transaction shall have been corrected and any excise tax liability discharged; no notice of termination has been filed by any Plan Administrator pursuant to Section 4041 of ERISA or been issued by the PBGC pursuant to Section 4042 of ERISA with respect to any Plan subject to ERISA and relating to RMED, unless any liability under Title IV of ERISA occasioned in connection therewith shall have been discharged; except as disclosed on Schedule 3.21(c); no Employee Plan has outstanding, or as of the Closing Date, shall have outstanding any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived and has not applied for or received any waivers of minimum funding standards under Section 3.12; to the extent required by generally accepted accounting principles, RMED has made or has accrued or, on or before the Current Financial Statements date, shall have made or shall have accrued on its books and records, all contributions required to be made by it under the terms of all pension, profit sharing and other Employee Plans covering its employees; and all premiums due to the PBGC have been paid.

      (d) Other than with respect to retired or former employees of RMED, no person is a participant in, or eligible for participation in, any Employee Plan who is not an employee of RMED.

      (e) To the best of RMED's knowledge, RMED does not currently maintain or contribute to nor has it ever maintained or contributed to, or been required by any agreement to maintain or contribute to, any multi-employer plan as defined in Section 3(37) of ERISA.

      3.22 Environmental Matters. Except as set forth in Schedule 3.22, RMED has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial hazardous or toxic materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous or toxic materials or wastes. Except as set forth in Schedule 3.22, RMED has procured and is in material compliance with all terms and conditions of the required permits, licenses and authorizations, and all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.22, and excluding the effects of any future modifications of Environmental Laws, RMED has no knowledge of and has received no notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or prevent continued compliance in all material respects, or which may reasonably be expected to give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, and no claim, action, suit, hearing, proceeding or investigation is currently pending or to its knowledge threatened with respect thereto. RMED will make available to Buyer complete copies of any internal or external reports or studies conducted for or by RMED in conjunction with or relating to environmental matters.

      3.23 Compliance with Applicable Law. RMED has complied and is complying, in all material respects, with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, or local) (collectively "Laws"), including but not limited to (i) the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation including, but not limited to, noise abatement requirements and emission control standards; and
(ii) all Laws regulating water use. Except as indicated in Schedule 3.23 hereto, RMED not received notification from any governmental authority of any asserted present or past material failure to comply with Laws which have not been remedied or resolved.

      3.24 Bank Accounts. Schedule 3.24 sets forth a true and complete listing of the following: (i) the name of each bank in which RMED has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of all persons, firms or corporations, if any, holding general or specific powers of attorney from RMED and a summary statement of the terms thereof.

      3.25 Full Disclosure. After due inquiry of its officers, no representation, warranty or covenant in this Agreement, nor any statements, financial statements, certificates or schedules furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were or are to be made, not misleading. Except for economic conditions and those generally affecting the disposable baby diaper industry and information known to Buyer, RMED is unaware of any specific information, which leads them to believe that there is any impending material adverse change in the business of RMED.

      3.26 Disclosure on Schedules. Disclosure of information on any Schedule hereto shall be deemed to satisfy the disclosure requirements of any other Schedule hereto to which such information may also be applicable.

      3.27 Knowledge and Notice. RMED shall be deemed to have knowledge or best knowledge or awareness of a matter or notice only if such matter or notice is, at the time of Closing, actually known to any officer or director of RMED.

      3.28 Brokers or Finders. RMED and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through RMED as a result of the action of RMED or its officers or agents.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 Buyer Status. Buyer is a Wisconsin corporation, duly authorized and existing under the laws of the State of Wisconsin.

      4.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and any agreements related hereto and to perform its respective obligations hereunder and thereunder. The Board of Directors of Buyer has taken all actions required by law, its Certificate of Incorporation and Bylaws or otherwise to be taken by them to authorize the execution and delivery of this Agreement and related agreements and the consummation of the purchase and the other agreements and transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Board of Directors of Buyer is necessary to authorize this Agreement and related agreements and the other transactions contemplated thereby and hereby. This Agreement and the agreements related hereto have been duly and validly executed and delivered by Buyer and constitute a valid and binding agreement enforceable in accordance with its respective terms subject only to requisite approval of this Agreement and the transactions contemplated hereby of the shareholders of Buyer.

      4.3 Claims and Litigation. Except as set forth on Schedule 4.3, Buyer is not a party to any litigation, proceeding, arbitration, demand, action or claim either pending or, to the best knowledge of Buyer, threatened against Buyer before any court or governmental or other regulatory or administrative agency or commission or arbitration panel. Except as set forth on Schedule 4.3, Buyer has no knowledge of any pending items in dispute or any injury that it believes is likely to give rise to a claim against Buyer. Buyer does not believe that any action, proceeding or investigation set forth on Schedule 4.3, will have a material adverse effect on the condition (financial or other), properties, assets or business of Buyer.

      4.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

      4.5 Employees. Buyer agrees to hire substantially all of the employees of Seller at the Eau Claire diaper division and to provide health care benefits for all such employees, at substantially similar wage rates and health care benefits as were being provided by Seller as of the date of Closing. Any such employees not hired by Buyer on the date of Closing shall be terminated by Seller, and Seller shall be responsible for any severance pay, other termination costs, and liabilities related to or arising out of any employment relationship with the Seller.

      4.6 Payment of Creditors. Buyer agrees to pay those assumed creditors that are currently represented by notes payable to continue to make payment in accordance with the terms and conditions of said notes payable. As to other accounts payable assumed by the Buyer hereunder, the payments shall be made within terms, but in any event not later than sixty (60), unless otherwise agreed to by any creditor, days post-closing of the transaction. Buyer also agrees to pay any expenses necessary to assign the leases with respect to the diaper machines, forklifts, and the Manufacturing Property.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO BUYER'S
                               OBLIGATION TO CLOSE

      The obligations of Buyer to enter into this Agreement and to consummate the transactions set forth in this Agreement are subject to the satisfaction or waiver, in writing, on or prior to the Closing Date, of each of the following conditions:

      5.1 Corporate and Shareholder Action. All corporate, shareholder and other actions necessary to authorize the Agreement and to effectuate the consummation of the transactions contemplated hereby by the Seller shall have been duly taken on or prior to the Closing Date, and the Seller shall have delivered to Buyer a certificate of the Seller to that effect together with a certified copy of resolutions of the Board of Directors and Shareholders of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Buyer and its counsel.

      5.2 Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date except to the extent that such representations and warranties are expressly made as of another specified date and as to such representation, the same shall be true as of such specified date and except for any changes resulting from activities or transactions which may have taken place after the date hereof which are permitted or contemplated by this Agreement or which have been entered into in the ordinary course of business. Seller shall deliver to Buyer a certificate validly executed by an authorized officer of Seller to that effect, dated the Closing Date.

      5.3 Performance of Obligations. Each and all of the covenants and agreements of the Seller to be performed or complied with pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by Buyer and there shall have been delivered to Buyer a certificate validly executed by an authorized officer of Seller to that effect, dated the Closing Date.

      5.4 No Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, assets, business or prospects of Seller since December 31, 2000, and there shall have been delivered to Buyer a certificate validly executed by an authorized officer of the Company to that effect.

      5.5 Governmental Approvals. Any and all approvals and authorizations of, filings and registrations with, and notifications to, any governmental or regulatory authority required for the execution and delivery of this Agreement by RMED, and the consummation of the transactions contemplated hereby and the performance of its obligations under this Agreement, shall have been duly obtained or made and shall be in full force and effect.

      5.6 Litigation. At the Closing Date, there shall be no litigation pending or threatened in which any injunction is or may be sought against or seeking damages from the Shareholders or RMED in connection with the transactions contemplated hereby.

      5.7 Appraisal Rights. The holders of not more than twenty percent (20%) of the Seller's Shares shall have exercised their appraisal rights with respect to the purchase/sale as contemplated herein in accordance with the Corporation Laws.

      5.8 Non-Competition Agreement. As part of the purchase price, RMED, Brenda Schenk and Edward Reiss agree to enter into the Non-competition Agreement in substantially the form and manner attached hereto as Exhibit "A-1".

      5.9 Access. Seller shall provide Buyer (and advisors), together with the presence of a Seller's representative, Stu Brown or Todd Nelson, with access to the Purchased Assets, customers, vendors, lessors, and creditors to discuss ongoing prospects of the business, as well as discuss the possible re-negotiation of current terms and conditions.

      5.10 Assignment of Leases. Buyer's performance hereunder shall be specifically subject to the consent of the Lessors to the assignment and assumption of the current diaper machine leases (Diaper Machine No. 1 and Diaper Machine No. 2) and consent of the Lessors to an assignment of the Manufacturing Property lease, as well as any other equipment leases that are deemed necessary by Buyer.

      5.11  Financing. (INTENTIONALLY OMITTED)

      5.12 Key Employees. The services of certain key employees determined in the sole discretion of Buyer shall be retained under employment contracts with terms and conditions determined in the sole discretion of Buyer.

      5.13  Release. (INTENTIONALLY OMITTED)

      5.14 Accounts Receivable. Buyer shall verify, prior to Closing, the balances outstanding on accounts receivable.

      5.15 Due Diligence. Seller has provided to Buyer (and advisors) access to the Purchased Assets, the schedules to be appended to this Agreement, and such contracts, purchase orders, lease agreements, licenses, and other relevant documents requested by Buyer and its lender to conduct appropriate due diligence. Buyer's obligations to close is conditioned upon its review of such matters and finding the same acceptable to proceed to Closing.

      5.16 Legal Opinion. A legal opinion satisfactory to Buyer in its sole discretion shall be provided to Buyer from RMED's counsel, to the effect that all corporate actions necessary to consummate the transactions contemplated herein have been taken.

      5.17 Amended Sales and Marketing Agreement. An amended sales and marketing agreement between Buyer and Hospital Specialty Company, satisfactory to Buyer in its sold discretion shall be entered into between Buyer and Hospital Specialty Company.

      5.18 Employment Agreement. An employment agreement, satisfactory to Buyer in its sole discretion, with a term of at least two (2) years, shall be entered into between Buyer and Todd L. Nelson.

      5.19 Settlement of Outstanding Payables. Buyer and Seller, as applicable, shall have entered into all agreements with creditors deemed necessary by Buyer, in its sole discretion, with respect to liabilities assumed by Buyer hereunder, each upon terms and conditions acceptable to Buyer in its sole discretion.

      5.20 Supplemental Shareholders Meeting. Notwithstanding that Seller and its legal counsel believe that the shareholder's approval obtained on September 13, 2001 and October 30, 2001, constitutes approval of the transactions contemplated by this Agreement, as a precautionary measure, Seller shall, immediately following the Closing, prepare and file a proxy statement with the Securities and Exchange Commission, and, as soon as practicable thereafter, call a special meeting of its shareholders to ratify this Agreement and the transactions contemplated hereby, which meeting shall be held as soon as practicable following the Closing, but in no event later than one hundred twenty
(120) days after the Closing. Prior to the Closing, the shareholders of Seller identified on Schedule 5.20 (which Schedule will reflect ten (10) or fewer persons and an aggregate number of shares in excess of 50% of Seller's outstanding shares) shall have delivered to Buyer voting proxies, in form and substance satisfactory to Buyer in its sole discretion, representing their approval of the ratification of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                             CONDITIONS PRECEDENT TO
                           RMED'S OBLIGATION TO CLOSE

      The obligations of RMED to enter into this Agreement and to consummate the transactions set forth in this Agreement are subject to the satisfaction or waiver, in writing, on or prior to the Closing Date, of each of the following conditions:

      6.1 Corporate and Shareholder Action. All corporate, shareholder and other actions necessary to authorize the Agreement and to effectuate the consummation of the transactions contemplated hereby by the Buyer shall have been duly taken on or prior to the Closing Date, and the Buyer shall have delivered to Seller a certificate of the Buyer to that effect together with a certified copy of resolutions of the Board of Directors and Shareholders of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Seller and its counsel.

      6.2 Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date except to the extent that such representations and warranties are expressly made as of another specified date and as to such representation, the same shall be true as of such specified date and except for any changes resulting from activities or transactions which may have taken place after the date hereof which are permitted or contemplated by this Agreement or which have been entered into in the ordinary course of business. Buyer shall deliver to Seller a certificate validly executed by an authorized officer of Buyer to that effect, dated the Closing Date.

      6.3 Performance of Obligations. Each and all of the covenants and agreements of the Buyer to be performed or complied with pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by Seller and there shall have been delivered to Seller a certificate validly executed by an authorized officer of Buyer to that effect, dated the Closing Date.

      6.4 TenderCare Agreement. Buyer and RMED will enter into an agreement wherein Buyer will continue to manufacture Tushies and TenderCare diapers for RMED over a period of ten (10) years upon such terms and conditions as are mutually agreed upon by the parties.

      6.5 Delivery/Shipping Services. Buyer will provide home delivery shipping service for RMED at cost for a period of not more than six (6) months to enable RMED to establish that service at the Warehouse Property.

      6.6 Website. RMED will retain and maintain ownership of the "diapers4less.com" and "tushies.com" websites.

      6.7 Manufacture of Rockabye Diapers. Buyer will continue to manufacture Rockabye Diapers and sell the same to RMED at mutually agreeable pricing, terms, and conditions.

      6.8 Non-competition Agreement. As part of the Purchase Price, Buyer agrees to enter into a Non-competition Agreement to prevent Buyer from manufacturing or selling natural/environmental diapers similar to Tushies and TenderCare Diapers, which agreement shall be in substantially the form and manner attached hereto as Exhibit "A-2".

                                   ARTICLE VII
                                OPERATION OF RMED
                               TO THE CLOSING DATE

      During the period from the date of this Agreement to the Closing Date:

      7.1 Ordinary Course of Business. RMED will carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that the goodwill and ongoing business shall be unimpaired in all material respects at the Closing Date.

      7.2 Charter Documents. RMED will not amend its Articles of Incorporation or Bylaws or change the authorized number of directors nor shall RMED enter into any agreements or arrangements to do so.

      7.3 Merger or Mergers. RMED will not acquire by merging or consolidating with, or purchasing substantially all the assets of, or otherwise acquiring any business or any corporation, partnership, association or other business organization or division thereof nor shall RMED enter into any agreements or arrangements to do so.

      7.4 Sale or Encumbrance. RMED will not, except in the ordinary course of business, sell, lease or otherwise dispose of, nor voluntarily encumber, any of its property nor shall RMED enter into any agreements or arrangements to do so.

      7.5 Dividends or Distributions. RMED will not declare, set aside, make, or pay any dividend or other distribution, of any shares of its capital stock nor shall RMED enter into any agreements or arrangements to do so.

      7.6 Capitalization. RMED will not issue or sell any shares of its capital stock of any class or any options, warrants or rights to purchase any such shares or any securities convertible into or exchangeable for such shares nor declare any stock splits, stock dividends or other recapitalizations or reclassifications nor will RMED enter into any agreements or arrangements to do so.

      7.7 Indebtedness. RMED will not incur any indebtedness for borrowed money or issue or sell any debt securities nor will RMED enter into any agreements or arrangements to do so provided that RMED may borrow for working capital purposes, those items as shown on Schedule 7.7.

      7.8 Compensation. Except as contemplated by or provided in this Agreement, RMED will not grant to any employee, officer or director any increase in compensation in any form other than, in the case of employees currently compensated at a base salary rate of less than Twenty-five Thousand Dollars ($25,000.00) per year, as is consistent with prior practices unless otherwise required by union contract, or any severance or termination pay, or enter into any employment agreement with any employee, officer or director, or amend the terms of any existing option or other employee benefit plan as reflected in
Schedule 7.8 or arrangement or adopt any new option or other employee benefit plan or arrangement nor will RMED enter into any agreements or arrangements to do so.

      7.9 Disclosure. RMED will promptly advise Buyer in writing of any change in the condition (financial or otherwise) in the properties, assets, liabilities, operations, business or prospects of RMED which it believes will be materially adverse to the business or financial condition of RMED and of any material violation or breach known to RMED in any of the covenants, representations or warranties contained herein.

      7.10 Government Regulation. RMED will use its best efforts to comply with all requirements which Federal or state law may impose on RMED with respect to the purchase/sale contemplated herein, including those imposed under the notice filing requirements of the HSR Act.

      7.11 Obtain Consents. RMED will use its best efforts to obtain any consent, authorization, approval or exemption required to be obtained or made by it in connection with the purchase/sale, or the taking of any action in connection with the consummation thereof.

      7.12 Litigation. Except in the ordinary course of business, RMED will not settle or compromise any litigation or administrative or similar proceeding or claim involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of Ten Thousand Dollars ($10,000.00), exclusive of costs and fees.

      7.13 Accounting Practices. RMED will not change the accounting methods or practices followed by RMED.

                                  ARTICLE VIII
                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

      8.1 Survival. The representations, warranties, covenants, agreements and certifications made by the parties hereto shall survive the closing of all transactions pursuant to this Agreement and remain in full force and effect after the Closing Date for a period (the "Warranty Period") of three (3) years following such Closing Date.

      8.2 Indemnification by RMED. RMED will indemnify Buyer and its officers, directors, employees and agents, from and against all Damages, as hereinafter defined, arising out of or resulting from any misrepresentation or breach of any warranty or covenant or the failure of any representation or warranty of RMED contained herein, in any Schedule hereto or in any statement, financial statement, certificate or other document delivered pursuant hereto. For purposes of this Section 8.2, Damages shall mean all damages, losses, liabilities, deficiencies, reduction in value, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, but not limited to, any losses or costs related to the violation of any Law, including, but not limited to, any Environmental Law, and including, in each such instance, the reasonable attorneys, accountants' and other professionals' fees, costs and expenses and the expenses of investigation, presentment, proof, collection or defense thereof and disbursements incurred therewith. The obligation of RMED to indemnify Buyer shall be subject to all of the limitations set forth below:

            (a) Indemnity Threshold and Limitation on Amount. Buyer shall not submit any claim for indemnification under this Section 8.2 unless and until the aggregate damages sustained by Buyer exceed Twenty-five Thousand Dollars ($25,000.00) (the "Indemnity Threshold"), with no right to recoup the initial Twenty-five Thousand Dollars ($25,000.00) incurred.

                  Notwithstanding any provision to the contrary, the maximum indemnified loss under this Section 8.2 shall be limited to a maximum of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Indemnity Maximum"), except for any damages resulting from Shareholder derivative actions or similar claims under state or federal provisions, and Seller's obligations under
                  Section 2.2, all of which shall be unlimited.

            (b) Duration. Buyer may recover Damages for a breach of a representation or warranty contained in this Agreement, only if Buyer has given written notice to RMED of the breach on or prior to the expiration of the Warranty Period with respect to such representation or warranty. Any written notice delivered by Buyer to RMED pursuant to this Section 8.2 shall set forth the basis for the claim of breach (including, without limitation, reference to the specific details regarding the manner in which this Agreement is alleged to have been breached) and, if then determinable by Buyer, a reasonable estimate of the amount of the Damages anticipated to be incurred in connection therewith, which indemnity shall be unlimited.

            (c) Tax and Insurance Benefits. All Damages to be paid to Buyer shall be reduced by the actual amount of any income or franchise tax benefit resulting therefrom to Buyer or its affiliates and any insurance proceeds paid to Buyer.

            (d) No Indemnification for Known Breaches of Representations and Warranties. Notwithstanding any other provisions to the contrary set forth in this Agreement or the agreements entered into in connection therewith, RMED shall not be deemed to have misrepresented to Buyer nor breached a warranty or representation set forth herein or the Schedules hereto, if Buyer has knowledge as of the Closing Date of such facts or circumstance that constitute the breach or misrepresentation disclosed in the Agreement, or the agreements executed in connection therewith, or schedules thereto delivered, by or on behalf of RMED to Buyer, and Buyer nevertheless consummates the transactions contemplated herein, in which case Buyer shall be deemed to have waived any claim for Damages they may have under this Article, this Agreement, or any agreement executed in connection therewith, as it relates to such breach of representation or warranty.

      8.3 Indemnification by Buyer. Buyer will indemnify RMED and its officers, directors, employees and agents from and against all Damages, as hereinafter defined, arising out of or resulting from any misrepresentation or breach of any warranty or covenant or the failure of any representation or warranty of Buyer contained herein, in any Schedule hereto or in any statement, financial statement, certificate or other document delivered pursuant hereto. For purposes of this Section 8.3, Damages shall mean all damages, losses, liabilities, deficiencies, reduction in value, costs, expenses, assessments, taxes, penalties, fines, claims, demands, actions, suits and proceedings, including, but not limited to, any losses or costs related to the violation of any Law, and including, in each such instance, the reasonable attorneys', accountants' and other professionals' fees, costs and expenses and the expenses of investigation, presentment, proof, collection or defense thereof and disbursements incurred therewith. The obligation of Buyer to indemnify RMED shall be subject to all of the limitations set forth below:

            (a) Indemnity Threshold and Limitation on Amount. RMED shall not submit any claim for indemnification under this Section 8.3 unless and until the aggregate Damages sustained by RMED equal or exceed Twenty-five Thousand Dollars ($25,000.00) (the "Indemnity Threshold"), provided, however, that once such Damages equal or exceed the Indemnity Threshold the indemnification liabilities of Buyer and RMED shall include the entire amount of the Indemnity Threshold. In no event shall Buyer and Buyer's aggregate obligation to indemnify RMED for Damages hereunder exceed One Hundred Fifty Thousand Dollars ($150,000.00).

            (b) Duration. RMED may recover Damages for a breach of a representation or warranty contained in this Agreement, only if RMED has given written notice to Buyer of the breach prior to the expiration of the Warranty Period with respect to such representation or warranty. Any written notice delivered by RMED to Buyer pursuant to this Section 8.3 shall set forth the basis for the claim of breach (including, without limitation, reference to the specific details regarding the manner in which this Agreement is alleged to have been breached) and, if then determinable by RMED a reasonable estimate of the amount of the Damages anticipated to be incurred in connection therewith.

            (c) Tax and Insurance Benefits. All Damages to be paid to RMED shall be reduced by the actual amount of any income or franchise tax benefit resulting therefrom to RMED or its affiliates and any insurance proceeds paid to RMED.

            (d) No Indemnification for Known Breaches of Representations and Warranties. Notwithstanding any other provisions to the contrary set forth in this Agreement or the agreements entered into in connection therewith, Buyer shall not be deemed to have misrepresented to RMED nor breached a warranty or representation set forth herein or the Schedules hereto, if RMED has knowledge as of the Closing Date of such facts or circumstance that constitute the breach or misrepresentation disclosed in the Agreement, or the agreements executed in connection therewith, or schedules thereto delivered, by or on behalf of Buyer to RMED, and RMED nevertheless consummates the transactions contemplated herein, in which case RMED shall be deemed to have waived any claim for Damages they may have under this Article, this Agreement, or any agreement executed in connection therewith, as it relates to such breach of representation or warranty.

      8.4 Third Party Claim. Promptly after service of notice of any written claim or process on a party by any third person in any matter in respect of which indemnity may be sought from the other party, the party so served shall promptly notify the indemnifying party of the receipt thereof. The indemnifying party shall have the right to participate in at its own expense, the defense of any such claim or the settlement thereof. As long as the aggregate amount of Damages claimed by the indemnified party with respect to all matters is greater than the Indemnity Threshold, but less than the aggregate amount of Damages which can be collected from the indemnifying party, the indemnified party shall not settle, compromise or pay any claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      8.5 Guarantee. In order to provide Buyer with security for the performance of Seller's obligations of indemnity hereunder and in any other provision of this Agreement, Brenda Schenk and Edward Reiss shall provide a Limited Guaranty to be executed in such form and manner acceptable to Buyer at Closing.

                                   ARTICLE IX
                       TERMINATION; MODIFICATION OR WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a)   by mutual written agreement of Buyer and Seller; or

            (b) by Buyer or Seller, by notice to the other party, if the Closing Date shall not have taken place on November 30, 2001 (or such later date as elected to by Buyer and Seller in writing), subject to any rights accruing to the date of such notice on account of any breach of this Agreement by the opposite party hereto;

            (c) by Buyer or Seller, if an order is issued by any court, agency, governmental body or public authority of competent jurisdiction to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement;

      Notwithstanding the foregoing to the contrary, Seller acknowledges that Buyer has expended significant amounts of time and incurred significant expense in the due diligence, analysis, negotiations, and drafting which resulted in the execution of this Agreement. Based upon that premise, Buyer is unwilling to execute this Agreement without an assurance from Seller that Seller is dealing and will deal exclusively with Buyer prior to Closing. RMED, Brenda Schenk, and Edward Reiss agree not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss, or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from any party relating to any transaction involving the sale of all or any part of the Purchased Assets herein described, until such time that the Agreement is terminated.

      In the event the transaction is terminated for any reason other than above or the conditions precedent to Buyer's performance hereunder, and a sale concludes to a higher bidder, then RMED shall pay to Buyer a one-time breakup fee of One Hundred Thousand Dollars ($100,000.00) to offset Buyer's expenses incurred with respect to this transaction.

      9.2 Waiver. Any failure of Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by RMED, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

                                    ARTICLE X
                       PARTIES IN INTEREST AND ASSIGNMENT

      This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and there respective successors and permitted assigns and the shareholders of RMED. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto (other than the shareholders of RMED who are and shall be intended beneficiaries of this Agreement), and nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and the shareholders of the Company and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof. This Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties hereto.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person, telefaxed with confirmed receipt, or sent by certified or express mail, postage prepaid, return receipt requested, addressed as follows:

      If to Buyer:            James F. Bartl, Esq.
                              Presto Disposable Products, Inc.
                              3925 N. Hastings Way
                              Eau Claire, WI 54703

      Copy to:                John R. Houston, Esq.
                              Robins, Kaplan, Miller & Ciresi L.L.P
                              2800 LaSalle Plaza
                              800 LaSalle Avenue
                              Minneapolis, MN 55402


      If to Seller:           Brenda Schenk, President
                              RMED International, Inc.
                              P.O. Box 5200
                              Westport, CT 06881-5200

      Copy to:                Steven B. Randall, Esq.
                              Michael Best & Friedrich
                              401 North Michigan Avenue
                              Chicago, IL  60611
                              Fax: (312) 222-0818

or to such other person or address as either such party may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered, telefaxed or mailed.

      11.2 Entire Agreement. This Agreement (including the related agreements, Exhibits and Schedules attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally. Inclusion of or reference to matters in a Schedule does not constitute an admission or indication of materiality of a matter.

      11.3  Waiver. (INTENTIONALLY OMITTED)

      11.4  Applicable Law. (INTENTIONALLY OMITTED).

      11.5  Savings Clause. (INTENTIONALLY OMITTED)

      11.6  Action by Shareholders of Buyer. (INTENTIONALLY OMITTED)

      11.7  Headings. (INTENTIONALLY OMITTED)

      11.8  Counterparts. (INTENTIONALLY OMITTED)

      11.9 Public Announcements. Neither Buyer nor Seller, nor the shareholders or representatives of either of them, shall make any public announcement or disclosure with respect to any of the Transaction Documents or any of transactions contemplated thereby (except as required by law or by the rules of the exchange upon which RMED's shares are traded) which shall be reviewed by, and comment reserved for, the Company, without the prior written consent of the party affected thereby, which consent shall not be unreasonably withheld or delayed.

      11.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof or thereof, shall be settled by a single arbitrator in arbitration conducted in Eau Claire, Wisconsin, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing and shall be final and nonappealable. The arbitrator's authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions as found by the arbitrator. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal, expert witness and consulting fees, and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

      Notwithstanding the foregoing to the contrary, any action or proceeding seeking injunctive relief may be brought directly against any of the parties in the courts of the State of Wisconsin, County of Brown, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Wisconsin, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any object to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party any where in the world.

      11.11 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      11.12 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.14 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      11.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      11.16 Governing Law. This Agreement will be governed by the laws of the State of Wisconsin without regard to conflicts of laws principles.

      11.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                        PRESTO DISPOSABLE PRODUCTS, INC.

                              By: /s/ James F. Bartl
                                  James F. Bartl,
                                  Vice President and Secretary

SELLER:                       RMED INTERNATIONAL, INC.

                              By: /s/ Edward Reiss
                                  Edward Reiss, James F. Bartl
                                  Co-Chief Executive Officer and
                                     Chairman Of the Board

                        Amended Asset Purchase Agreement
         Between Presto Disposable Products and RMED International, Inc.

Schedule 1.1 (i)       PURCHASE OF ASSETS - INVENTORY
Schedule 1.1 (ii)      PURCHASE OF ASSETS - INTANGIBLE ASSETS
      INTELLECTUAL PROPERTY
      FORMULA, BILLS OF MATERIAL, DESIGNS & SPECIFICATIONS
      MATERIAL CONTRACTS
      CUSTOMER AND VENDOR LISTS

Schedule 1.1 (iii)     PURCHASE OF ASSETS - MACHINERY; EQUIPMENT
Schedule 1.1 (iv)      PURCHASE OF ASSETS - CONTRACTS; AGREEMENTS
Schedule 1.1 (v)       PURCHASE OF ASSETS - PREPAIDS
Schedule 1.1 (vi)      PURCHASE OF ASSETS - ACCOUNTS RECEIVABLE
Schedule 1.2 (a)(i)    PURCHASE PRICE/
Schedule 1.5 (a)(i)    PAYMENT OF PURCHASE PRICE
Schedule AP -          ACCOUNTS PAYABLE
Schedule 2.1           ASSUMED LIABILITIES; EXECUTORY CONTRACTS
Schedule 2.3           LABOR RELATIONS; PENSION PLAN
Schedule 3.1 (a)       LEGAL STATUS
Schedule 3.2 (a)       CAPITALIZATION - COMMON STOCK
Schedule 3.2 (b)       CAPITALIZATION - OPTIONS & RIGHTS
Schedule 3.2 (C)       CAPITALIZATION - CONFLICTS OF INTEREST
Schedule 3.4 (a) & (b) FINANCIAL STATEMENTS
Schedule 3.5           ABSENCE OF CHANGES
Schedule 3.6           UNDISCLOSED LIABILITIES
Schedule 3.7           NO VIOLATIONS OF STATUTE OR CONTRACT
Schedule 3.8           ACCOUNTS RECEIVABLE
Schedule 3.9           NOTES RECEIVABLE
Schedule 3.10          INVENTORIES
Schedule 3.12          REGULATORY APPROVALS
Schedule 3.13          TANGIBLE PERSONAL PROPERTY
Schedule 3.14 (a)      INTELLECTUAL PROPERTY - OWNERSHIP
Schedule 3.14 (b)      INTELLECTUAL PROPERTY - CLAIMS
Schedule 3.15          MATERIAL CONTRACTS
Schedule 3.16          PERMITS AND LICENSES
Schedule 3.17          INSURANCE COVERAGES
Schedule 3.18          CLAIMS AND LITIGATION
Schedule 3.19          TAX MATTERS
Schedule 3.20          BENEFIT PLANS
Schedule 3.21          ERISA MATTERS
Schedule 3.22          ENVIRONMENTAL MATTERS
Schedule 3.23          COMPLIANCE WITH APPLICABLE LAW
Schedule 3.24          BANK ACCOUNTS
Schedule 4.3           CLAIMS AND LITIGATION
Schedule 5.8           (Exhibit A-1) NONCOMPETITION AGREEMENT
Schedule 5.20          SELLER'S SHAREHOLDERS SUBMITTING PROXIES
Schedule 6.8           (Exhibit A-2) NONCOMPETITION AGREEMENT

Schedule 7.8           COMPENSATION

                            NON-COMPETITION AGREEMENT

      THIS NON-COMPETITION AGREEMENT made and entered into as of November 19, 2001 by and among RMED INTERNATIONAL, INC. a Colorado corporation (hereinafter "RMED"), and BRENDA SCHENK and EDWARD REISS, adult residents of the State of Connecticut (hereinafter "Schenk" and "Reiss") and PRESTO DISPOSABLE PRODUCTS, INC. a Wisconsin corporation (hereinafter referred to as "Buyer).

      WHEREAS, RMED has sold certain assets and a part of the business of RMED to Buyer pursuant to the terms and conditions of an Asset Purchase Agreement executed on even date herewith;

      WHEREAS, Schenk and Reiss had been involved in the operations and involved in the manufacture and sale of diapers (the "Products");

      WHEREAS, Buyer is unwilling to purchase the assets and part of the business of RMED without procuring a Covenant Not to Compete from RMED, Schenk, and Reiss; and

      WHEREAS, RMED, Schenk, and Reiss have agreed to enter into this Covenant Not to Compete.

      NOW, THEREFORE, in consideration of the mutual promises hereafter set forth, the parties hereto promise and agree as follows:

1. Covenant Not to Compete. RMED, Schenk, and Reiss agree that each respectively will not, for a period of ten (10) years from the date hereof, whether jointly or indirectly, whether as an agent, stockholder (except as a holder of not more than five percent 5% of a publicly traded corporation), employee, officer, director, trustee, partner, proprietor, consultant, or otherwise:

      (a) Acquire an ownership interest in, work for, render advice or assistance (other than on behalf of Buyer) to or otherwise engage in or enter into any aspects of the Business (as hereinafter defined);

      (b) Divert or attempt to divert any Business whatsoever from Buyer or contact, solicit, or entice, or attempt to contact, solicit, or entice, any present Customer of RMED except environmental/natural customers and wet wipes customers in the non-environmental/ non-natural market or any future Customer of the Business, or any person with whom

            RMED is conducting negotiations or to whom RMED or Buyer had submitted a bid with respect to the Business of the Buyer will submit a bid so as to cause or attempt to cause any of said customers or persons not to do business with Buyer or to purchase said Business sold by Buyer from any source other than Buyer;

      (c) Induce or attempt to induce any person who is or has been an employee of RMED to accept employment with any other party;

      (d) Disclose to any person who is not, at the time of such disclosure, and employee or licensee of RMED, or to whom such disclosure has not otherwise been authorized by Buyer, which constitutes proprietary rights or trade secrets of Buyers as defined in the broadest sense under Wisconsin Statutes;

2. Definition of Business. For purposes of this Agreement, the term "Business" shall mean the manufacture, sample, sale or marketing of the following non-natural/non-environmental diapers: baby diapers, preemie diapers, newborn diapers, inserts, pull-ups, training pants, adult pull-ups, adult "training pants", and wet wipes - baby or adult, and related products. Non-natural/non-environmental diapers shall include, but not be limited to, diaper products, which are chemical (known in the industry as SAP - super absorbent polymer) or non-natural absorbent, non-flushable, non-biodegradable, or non-dioxin-free.

Notwithstanding the foregoing to the contrary, wet wipes are understood by the parties to be an environmentally safe product at the current time and the definition of Business with respect to wet wipes shall be construed to enable each respective party, i.e., Buyer, to manufacture, sample, sale or market wet wipes to the non-natural/non-environmental customer, whereas RMED shall be able to manufactures, sample, sale or market wet wipes to the natural/environmental market and to the non-natural, non-environmental market.

3. Definition of Customer. For purposes hereunder, the term "Customer" shall refer to a Customer with whom RMED has conducted business as of the date hereof or during a period of eighteen (18) months immediately preceding the date hereof or which may hereafter become a Customer of Buyer.

4. Enforcement. In addition to all other legal remedies available to Buyer for enforcement of the covenants set forth herein, RMED, Schenk, and Reiss agree that Buyer shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. RMED, Schenk, and Reiss further agree that if any of the covenants set forth herein shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render them enforceable.

5. Consideration. The consideration for this Covenant Not to Compete shall be the inducement to Buyer to enter into a purchase and sale agreement with RMED for the acquisition of certain assets and a part of the business of RMED.

6. Violation of the Covenant. RMED, Schenk, and Reiss acknowledge that in the event of his/her/its violation of the covenant contained in this Agreement, Buyer's damages will be difficult to ascertain and Buyer's remedy at law will be inadequate. Accordingly, RMED, Schenk, and Reiss agree that Buyer shall be entitled to, in addition to its damages or remedies which may be available, specific performance of such covenant and to an injunction to prevent any continuing violation of such covenant. Buyer shall further have the option, in the event of a breach of this Agreement, to terminate this Agreement and Buyer shall have no liability thereafter for any remaining sums due and such sums shall be deemed forfeited.

7. Additional Remedies. The parties agree that nothing in this Agreement shall be construed to limit or supersede the common law of torts, or statutory or other protection, of trade secrets where such law provides Buyer with greater protection or protections for a longer duration than that provided in this paragraph.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                              RMED

                              RMED INTERNATIONAL, INC.
                              By:
                                  /s/ Brenda Schenk
                              ------------------------
                              Brenda Schenk, President

                                  /s/  Edward Reiss
                              ------------------------
                              Edward Reiss

                              BUYER:

                              PRESTO DISPOSABLE PRODUCTS, INC.

                              By: /s/ James F. Bartl
                              ------------------------
                              James F. Bartl
                              Vice President and Secretary

                            NON-COMPETITION AGREEMENT

      THIS NON-COMPETITION AGREEMENT made and entered into as of November 19, 2001 by and among PRESTO DISPOSABLE PRODUCTS, INC., A Wisconsin corporation (hereinafter "Buyer") and RMED INTERNATIONAL, INC. a Colorado corporation (hereinafter "RMED"),

      WHEREAS, RMED has sold certain assets and a part of the business of RMED to Buyer pursuant to the terms and conditions of an Asset Purchase Agreement executed on even date herewith;

      WHEREAS, RMED is unwilling to sell the assets and part of the business of RMED without procuring a Covenant Not to Compete from Buyer as it relates to the business being retained by RMED; and

      WHEREAS, Buyer has agreed to enter into this Covenant Not to Compete.

      NOW, THEREFORE, in consideration of the mutual promises hereafter set forth, the parties hereto promise and agree as follows:

      1. Covenant Not to Compete. Whereas, Buyer agrees that for a period of ten (10) years from the date hereof, whether jointly or individually, either directly or indirectly, whether as an agent, stockholder (except as a holder of not more than five percent 5% of a publicly traded corporation), trustee, partner, consultant, or otherwise:

            a. Acquire an ownership interest in, work for, render advice or assistance (other than on behalf of Buyer) to or otherwise engage in or enter into any aspects of the Business (as hereinafter defined);

            b. Divert or attempt to divert any Business whatsoever from RMED or contact, solicit, or entice, or attempt to contact, solicit, or entice, any present Customer of RMED or any future Customer of RMED, of the, or any person with whom RMED is conducting negotiations or to whom RMED or Buyer had submitted a bid with respect to the Business of the Buyer will submit a bid so as to cause or attempt to cause any of said customers or persons not to do business with RMED or to purchase said Business sold by RMED from any source other than

                  RMED;

      2. Definition of Business. For purposes of this Agreement, the term "Business" shall mean the manufacture, sample, sale or marketing of the following non-natural/non-environmental diapers: baby diapers, preemie diapers, newborn diapers, inserts, pull-ups, training pants, adult pull-ups, adult "training pants", and wet wipes - baby or adult, and related products. Non-natural/non-environmental diapers shall include, but not be limited to, diaper products, which are chemical (known in the industry as SAP - super absorbent polymer) or non-natural absorbent, non-flushable, non-biodegradable, or non-dioxin-free.

      Notwithstanding the foregoing to the contrary, wet wipes are understood by the parties to be an environmentally safe product at the current time and the definition of Business with respect to wet wipes shall be construed to enable each respective party, i.e., Buyer, to manufacture, sample, sale or market wet wipes to the non-natural/non-environmental customer, whereas RMED shall be able to manufactures, sample, sale or market wet wipes to the natural/environmental market and to the non-natural, non-environmental market.

      3. Covenant Limitation notwithstanding the foregoing to the contrary, this agreement shall be terminated, null and void, if:

      (i)   as to the entire agreement:

            (A) RMED no longer contracts with Buyer to manufacture or supply its customer requirements through no fault of Buyer, provided that the cause for RMED to no longer contract with Buyer cannot be due to a unilateral or mutually unacceptable price increase which if the price as proposed is the cause for RMED to no longer contract with Buyer, then the covenant not to compete shall be reduced to a period not in excess of the shorter of three (3) years from the termination by RMED not to contract with Buyer to manufacture or supply its customer requirements for the balance of the ten (10) year period as set forth above; or

     (ii)   As to part:

            (A) Government laws or ordinances, or regulations are enacted requiring all diaper manufacturers to convert to dioxin-free or similar environmental sensitive products, which would modify this agreement only to the specific modifications required to conform to the law.

      4. Definition of Customer. For purposes hereunder, the term "Customer" shall refer to a Customer with whom RMED has conducted business as of the date hereof or during a period of eighteen (18) months immediately preceding the date hereof or which may hereafter become a Customer of RMED.

      5. Enforcement. In addition to all other legal remedies available to RMED for enforcement of the covenants set forth herein, Buyer agrees that Buyer shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. Buyer further agree that if any of the covenants set forth herein shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render them enforceable.

      6. Consideration. The consideration for this Covenant Not to Compete shall be the inducement to Buyer to enter into a purchase and sale agreement with Buyer for the acquisition of certain assets and a part of the business of RMED.

      7. Violation of the Covenant. Buyer acknowledge that in the event of their violation of the covenant contained in this Agreement, Buyer's damages will be difficult to ascertain and RMED's remedy at law will be inadequate. Accordingly, Buyer agrees that RMED shall be entitled to, in addition to its damages or remedies which may be available, specific performance of such covenant and to an injunction to prevent any continuing violation of such covenant. Buyer shall further have the option, in the event of a breach of this Agreement, to terminate this Agreement and Buyer shall have no liability thereafter for any remaining sums due and such sums shall be deemed forfeited.

      8. Additional Remedies. The parties agree that nothing in this Agreement shall be construed to limit or supersede the common law of torts, or statutory or other protection, of trade secrets where such law provides RMED with greater protection or protections for a longer duration than that provided in this paragraph.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                              RMED

                              RMED INTERNATIONAL, INC.
                              By:
                                  /s/ Brenda Schenk
                              ------------------------
                              Brenda Schenk, President

                                  /s/ Edward Reiss
                              ------------------------
                              Edward Reiss

                              BUYER:

                              PRESTO DISPOSABLE PRODUCTS, INC.

                              By: /s/ James F. Bartl
                              ------------------------
                              James F. Bartl
                              Vice President and Secretary

                                    EXHIBIT B

                                   ARTICLE 113
                               Dissenters' Rights
                                     PART I
                       Right of Dissent-Payment for Shares

      7-113-101 DEFINITIONS.-For purposes of this article:

      (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

      (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

      (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

      7-113-102 RIGHT TO DISSENT.-(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party if:

      (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

      (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104; (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

      (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

      (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

      (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders, at the time of:

      (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

      (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

      (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

      (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

      (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

      (c) Cash in lieu of fractional shares; or

      (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

      (2)

      (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

      (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

      (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.-(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

      (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2
                  Procedure for Exercise of Dissenters' Rights

      7-113-201 NOTICE OF DISSENTERS' RIGHTS.-(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(l).

      (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

      7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.-(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

      (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

      (b) Not vote the shares in favor of the proposed corporate action.

      (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

      (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

      7-113-203 DISSENTERS' NOTICE.-(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

      (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

      (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

      (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

      (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

      (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

      (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and (g) Be accompanied by a copy of this article.

      7-113-204 PROCEDURE TO DEMAND PAYMENT.-(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

      (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

      (b) Deposit the shareholder's certificates for certificated shares.

      (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

      (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

      (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

      7-113-205 UNCERTIFICATED SHARES.-(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

      (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

      7-113-206 PAYMENT.-(l) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

      (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

      (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

      (b) A statement of the corporation's estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

      (e) A copy of this article.

      7-113-207 FAILURE TO TAKE ACTION.-(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

      7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.-(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

      (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

      7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.-(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

      (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

      (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

      (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

      (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          Judicial Appraisal of Shares

      7-113-301 COURT ACTION.-(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

      (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

      7-113-302 COURT COSTS AND COUNSEL FEES.-(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

      (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                    EXHIBIT C

    Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000

    Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Form 10-KSB/A

                  ANNUAL REPORT PERSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2000

                           Commission File No. 0-14696

                            RMED International, Inc.
             (Exact Name of Registrant and Specified in its Charter)

             Colorado                               84-0898302
    (State of Incorporation)         (I.R.S. Employer Identification Number)

                             3925 North Hastings Way
                              Eau Claire, WI 54703
                          (Address of Principal Office)

                                 (715) 831-0280
                         (Registrant's Telephone Number)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock $.01
                                                      Par value (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 3 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the Registrant was required to file such reports), and (2) had been subject to such filing requirements for the past 90 days. [X] Yes[ ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB/A or any amendment to this Form 10-KSB/A. [ ]

The Company's revenues from continuing operations for the fiscal year ended December 31, 2000 totaled $11,865,687.

As of March 29, 2001, the aggregate market value of the voting stock held by non-affiliates of the registrant, computed by reference to the last quoted price at which such stock was sold on such date as reported by the OTC Bulletin Board, was $3,606,006.

There were 9,868,642 shares of the Registrant stock $.01 par value common stock outstanding as of March 29, 2001.

                            RMED International, Inc.

                                Table of Contents

                                                                           PAGE

PART  I

      Item 1. Description of Business........................................3

      Item 2. Description of Properties......................................5

      Item 3. Legal Proceedings..............................................5

      Item 4. Submission of Matters to a Vote of Security Holders............5

PART II

      Item 5. Market for the Registrant's Common Equity......................6
              and Related Stockholder Matters

      Item 6. Management's Discussion and Analysis...........................7

      Item 7. Financial Statements...........................................9

      Item 8. Changes in and Disagreements With Accountants.................10
              on Accounting and Financial Disclosure

PART III

      Item 9. Directors and Executive Officers of the Registrant............10

      Item 10. Executive Compensation.......................................12

      Item 11. Security Ownership of Certain Beneficial Owners..............12
               and Management

      Item 12. Certain Relationships and Related Party Transactions.........13

      Item 13. Exhibits and Reports on Form 8-K.............................14

SIGNATURES..................................................................15

Part I

Item 1. DESCRIPTION OF BUSINESS

      General

      RMED International, Inc. (the "Company" or "RMED"), was incorporated under the laws of the State of Colorado on December 28, 1982, and is in the business of manufacturing, marketing, distributing and selling disposable baby diapers and related products under its own branded labels and private branded labels.

      In October of 2000, RMED entered into a sales and marketing agreement with Hospital Specialty Company (HSC), a Division of The Tranzonic Companies. This agreement states that RMED will sell disposable baby diapers to HSC in accordance with HSC's specifications. RMED will maintain sufficient inventory quantities to meet HSC's customer delivery requirements. HSC will use reasonable commercial efforts to market and sell the diapers in North America and will have the exclusive right to market and sell, in North America, private label baby diapers and its own control label diapers that are manufactured by RMED. Provided that RMED can supply baby diapers pursuant to HSC's specifications, HSC agrees to purchase baby diapers exclusively from RMED. This Agreement is in effect until October 4, 2003 and then renews automatically for additional one-year terms unless either party gives at least one year's prior notice of its intention to not renew the Agreement. A copy of this exclusive agreement is filed herewith as Exhibit 10.1.

      Business Strategy

      On November 23, 1998, the Company acquired Jettar, Ltd. ("Jettar"), a privately held diaper manufacturing and distributing company located in Eau Claire, Wisconsin. As a result of the acquisition, RMED now manufactures its own baby diaper products in addition to manufacturing private label diapers. Various RMED products are manufactured by outside private label manufacturers pursuant to Company specifications.

      The Eau Claire facility is leased by the Company and contains approximately 100,000 square feet. It is used as a central distribution point for all RMED products. The Company has its own testing lab in which they can pursue their goal of improving absorbency with natural materials. A second state of the art diaper machine was put into service during 2000. This machine, complete with an inline laminator and automatic packager, is capable of producing national brand equivalent diapers.

      The Company is marketing its products internationally through health product stores, mainstream supermarkets, mail order, catalogues, Tushies Baby Care Representatives at 1-800-344-6379, the Internet at tushies.com, ecomall.com, drugstore.com, diapers4less.com, webvan.com, greenbabyco.com and in an ongoing direct marketing partnership with Earth's Best Baby Food, a division of Hain Food Group. Earth's Best Baby Food is the largest certified organic baby food manufacturer in the United States.

      Product Description

      The Company currently distributes the following products:

      Tushies(R)-This alternative disposable diaper features patented natural blend cotton absorbency, cloth-like backsheet and is available in four sizes.

      TushiesWipes-Under the TushiesWipes brand, the Company offers natural formula wipes in tubs, refills and travelpacks. The wipes contain Aloe Vera, are hypo-allergenic and alcohol-free.

      The Company currently manufactures and sells the following products:

      TenderCare(R) Disposable Diapers allows the Company to be price and design competitive with the leading national brands. TenderCare is made without artificial chemical absorbents and is sold in major supermarkets and health product stores.

      Bumpies(R) Disposable Diapers are mainstream diapers that are sold through major supermarkets in the Midwest and Mid-Atlantic regions at a competitive price in regular, jumbo, and mega-size packaging.

      Rock-A-Bye(R) Disposable Diapers are sold internationally to distributors and retailers under branded and private labels.

      Patents, Trademarks and Registrations

      The Company currently holds patents in cotton blend and flushable disposable diapers, various trademarks and owns over 100 Internet domain names for its products and related baby businesses.

      Competitive Business Conditions

      Within the disposable diaper manufacturing industry, RMED competes mainly against other mid-sized private label manufacturers. The methods of competition are based on price, volume and capacity. The Company's recent alliance with Hospital Specialty Company and the addition of the second diaper machine should allow RMED to position itself as a major contender in today's private label disposable baby diaper business.

      Sources and Suppliers

      The Company has the ability to use a number of suppliers in its manufacturing process, but has chosen to build strong relationships with its vendors by using exclusive purchasing options. Materials used by the Company are available from a large number of suppliers. Some of the vendors the Company uses regularly and the respective percentage of supply provided by each include 3M (8%), Georgia-Pacific (10%) and HB Fuller (3%).

      Customers

      Between its branded label and private label products, the Company has a large customer base, however, its marketing relationship with Hospital Specialty has dominated its 2000 private label sales. Sales to Hospital Specialty Company during the year ended December 31, 2000 were 9% of total sales.

      Employees

      As of December 31, 2000, the Company had 56 full and part-time employees.

Item 2. DESCRIPTION OF PROPERTIES

      The principal office of the Company is leased and located at 3925 North Hastings Way, Eau Claire, Wisconsin, 54703.

      The 10,000 square foot Delta, Colorado facility is owned by the Company, and is on two and one-half acres in an industrial park. At this location the Company maintains its mail order and phone operations.

Item 3. LEGAL PROCEEDINGS

      In August 1994, the Company commenced an action in the United States District Court of the Southern District of New York against Sloan's Supermarkets, Inc. and John A. Catsimatidis to recover damages based on the defendants' failure to disclose, in its public filings and otherwise, the existence of an investigation by the Federal Trade Commission ("FTC") regarding the concentration of supermarkets by entities owned or controlled by the defendants. The Company purchased approximately 226,000 shares of Sloan's common stock in November and December 1993 in open market transactions on the American Stock Exchange, without knowledge of the FTC investigation, and sold a portion of these shares at a loss after June 2, 1994, when the Company learned of the FTC investigation. The legal action has been certified as a "class action" with the Company the class action representative. Litigation is subject to many uncertainties and the Company is unable to predict the outcome of this matter. A motion for a summary judgment has been filed and the Company awaits the Court's decision on this matter.

      The Company is subject to various legal proceedings in the normal course of business. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      None.

Part II

Item 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER'S MATTERS

      The Company's common stock is traded on the "Electronic Bulletin Board System" (OTC-BB) with the symbol TUSH.OB.

      The following table shows the high and low sales prices for each quarter within the last two fiscal years.

                  Qtr 1                     Qtr 2                   Qtr 3                  Qtr 4
           2000         1999         2000          1999       2000        1999        2000         1999
           ----         ----         ----          ----       ----        ----        ----         ----
High       $0.910      $2.000        $0.562       $1.312     $0.320      $1.563      $0.440       $1.000

Low        $0.375      $1.313        $0.230       $0.980     $0.230      $0.770      $0.170       $0.500

      As of December 31, 2000, there were 974 holders of record of the Company's common stock.

      Between January 28, 2000 and February 11, 2000, the Company sold 17,700 shares of Common Stock, which the Company had recently acquired for the purpose of issuance to employees. The Company had determined that it did not intend to issue those shares to employees as had been anticipated. The sale was for cash, for an aggregate sales price of $11,768.56. The shares were sold in the market by Westport Resources. The Company paid brokerage commissions on those sales in the amount of $333. There was no applicable exemption from the registration requirements available under the Securities Act of 1933 for that sale. The reserve for contingencies has been increased by $11,768.56 to cover any liability of the Company resulting from a successful claim by a purchaser of such stock that he is entitled to rescind the purchase. This reserve will be maintained for three years. There was no stock issued during the 3rd or 4th quarters of 2000.

      A stock purchase warrant was issued to DNJ Diaper LLC (DNJ) on June 19, 2000. The warrant allowed DNJ to purchase up to 50,000 shares of the Company's common stock at $.01 per share for a term of five years from June 19, 2000. DNJ Diaper LLC is the leasing company for the second diaper machine. The original amount of the lease for that diaper machine was $2,500,000. The Company capitalized $15,500 which was the value of the options computed by extending the options by the closing price of $.31 on June 19, 2000. The exemption from registration which the Company relied upon in issuing the option was the one provided by Section 4(2) of the Securities Act of 1933, in that the issuance was a negotiated transaction with a sophisticated party which had all relevant information about the Company, and therefore did not involve a public offering.

      The Company has not paid and does not anticipate the payment of cash dividends in the foreseeable future. Any future earnings and declaration of dividends will remain within the discretion of the Company's Board of Directors. The Board of Directors will review its dividend policy from time to time, which will depend upon, among other factors, the Company's earnings and financial requirements, as well as general business conditions.

Item 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER'S MATTERS, cont'd.

      The Company's current line of credit agreement does not allow for the declaration or payment of dividends, other than dividends payable solely in stock of the Company, or for payment on account of the purchase, redemption or other retirement of any shares of such stock or to make any distribution in respect thereof either directly or indirectly.

Item 6. MANAGEMENT'S DISCUSSION AND ANALYSIS

      Material Changes in Financial Position

      Total assets of the Company increased $1,505,001 from $7,347,371 at December 31, 1999 to $8,852,372 at December 31, 2000, an increase of 20%, primarily due to the increase in machinery and equipment.

      During the year ended December 31, 2000, net working capital decreased by $1,131,720 or 114% primarily due to decreases in cash, accounts receivable and deposits on equipments and increases in accounts payable, accrued liabilities and current maturities of long-term obligations. Accounts receivable decreased mainly due to the bankruptcy in 2000 of one of the Company's largest customers. Accounts payable increased as the note payable to bank decreased during 2000.

      Total liabilities at December 31, 2000 were $8,993,096 compared to $7,387,105 at December 31, 1999, an increase of 22%. The increase was primarily due to increases in accounts payable and current and long-term obligations relating to the capital lease of the new diaper machine.

      Total stockholders' equity decreased $100,990 or 254% during the year ended December 31, 2000. The decrease was primarily a result of the net loss and the repurchase of common stock.

      Material Changes in Results of Operations

      Net sales for the year ended December 31, 2000 were $11,865,687 compared to $15,620,052 for the year ended December 31, 1999, a decrease of $3,754,365 or 24%. The company's unit volume, however, decreased only 17% as a result of the sales mix moving from branded label sales with a higher selling price to private label sales with a lower selling price due to fewer selling expenses such as rebates, billbacks, slotting, advertising and commissions. The volume decrease was due to a major customer failing to meet minimum order requirements as detailed in a sales agreement. This noncompliance resulted in income of approximately $947,000 and approximates the gross margin that would have been realized had the customer complied with the contract terms. RMED's agreement with this customer contained minimum order requirements or minimum monthly payments in lieu of orders. The $947,000 of income was collected as monthly payments that were due in lieu of orders for the term of the contract.

Item 6. MANAGEMENT'S DISCUSSION AND ANALYSIS cont'd.

      Gross margin decreased $3,373,221 or 54% from $6,232,972 in 1999 to $2,859,751 in 2000. The decrease was primarily the result of the sales mix moving from high margin branded label sales to private label sales with a smaller gross margin, but fewer selling expenses.

      Operating expenses for the year ended December 31, 2000 were $3,438,351 compared to $6,180,810 for the year ended December 31, 1999, a decrease of $2,742,459 or 44%. The decrease was primarily due to a reduction in promotional activities. Net loss for the year ended December 31, 2000 was ($54,820) as compared to a net loss of ($145,567) for the year ended December 31, 1999, a gain over the previous year of 62% primarily due to the circumstances discussed above.

      Liquidity and Capital Resources

      At December 31, 2000 the Company had working capital ($2,120,162) consisting of $3,195,667 in current assets and $5,315,829 in current liabilities.

      As of December 31, 2000 the Company's long-term obligation is $4,691,896 consisting of a mortgage payable on the Delta, Colorado facility ($133,854), capital leases ($3,795,012), note payable for equipment ($263,030) and notes payable to shareholders/directors ($500,000). These are the only material commitments for the next 12 months. Management believes that cash, earnings, and borrowing capacity of the Company are adequate to meet the needs of its operations and long-term credit requirements, including capital expenditures and debt maturities.

      At December 31, 2000, the Company maintained a line of credit agreement with a bank that expires in December 2001. Total funds available under the line of credit is the lesser of $5,000,000 or a defined borrowing base consisting of eligible receivables and inventory. The Company is in default of certain covenants at December 31, 2000 and the lender has called the line of credit in accordance with the credit agreement. As the Company was unable to satisfy the bank's demand for payment, the borrowing base under the line will decrease on a monthly basis, and the Company will incur an increasing monthly fee until the note matures. The default interest rates were retroactively applied to January 1, 2000 and are based on the banks prime rate plus 4.5% to 8.0% (effective rates of 14.0% to 17.5%). The Company is in default of the line of credit's minimum book net worth covenant. This covenant required a book net worth of $460,267 at December 31, 2000. The Company's book net worth at December 31, 2000 was ($140,720), a shortfall of $600,987. The Company is also in default of the line of credit's minimum net earnings and capital expenditures covenants. The minimum net earnings required under the agreement for the period ended December 31, 2000 were $500,000. The Company reported a net loss of $54,820 for the period ended December 31, 2000. This loss resulted in a deficiency of the covenant of $554,820. The capital expenditure covenant required that the Company did not expend or contract to expend for capital expenditures in excess of $3,300,000 during the fiscal year ended December 31, 2000. The Company expended $3,556,755 for capital expenditures during this period, an amount $256,755 in excess of the covenant.

Item 6. MANAGEMENT'S DISCUSSION AND ANALYSIS cont'd.

      Cash at year end 2000 decreased by $407,067 over 1999. Net cash provided by operating activities increased by $2,573,500. Net cash used in investing activities decreased by $675,795. Cash flows from financing activities resulted in a decrease of $2,626,662. Impact of Inflation

      The impact of inflation on the Company's results of operations is not readily determinable. However, the Company does not believe the impact varies materially from that experienced by the national economy as a whole. As sales increase, it is possible the Company may be able to reduce costs and thereby minimize the impact of inflation.

      "When used in this report, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this report are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors."

Item 7. FINANCIAL STATEMENTS

      Financial statements are included on the following pages numbered F-1 through F-21.

Item 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      We dismissed our independent auditors, Oatley Bystrom & Hansen effective as of June 10, 1999, and retained the accounting firm of Grant Thornton LLP to audit our financial statements for the year ended December 31, 1999. This change in accountants was approved by the board of directors. There were no disagreements with the former accountants on accounting or financial disclosure issues, and the former accountants'audit option for the past two years did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

Part III

Item 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The names and ages of the directors and officers of the Registrant and their positions and offices presently held are as follows:

      Name                   Age             Position and Period of Service
      ----                   ---             ------------------------------

      Edward Reiss           62              Director, Chairman of the Board
                                             and Co-CEO

      Brenda Schenk          57              Director, President and Co-CEO

      Todd L. Nelson         42              Vice President Operations

      Thomas A. Biebel       60              Director

      John O. Harry          54              Director

      George Reinbacher      72              Director

      No family relationships exist between any Executive Officer or Director.

      The directors shall be elected at each annual meeting of the shareholders. Each director shall hold office until the next annual meeting of the shareholders and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal.

Item 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT cont'd.

      Background of Listed Directors and Executive Officers

      EDWARD REISS has been a Director, Chairman of the Board and Officer of the Company since April 1988 and Vice President and Secretary since 1990. Mr. Reiss directs the Company's marketing activities and has served as Co-CEO since January 1999. Mr. Reiss is the owner and President of an injection molding plastics company, Crystal Tex Co., Inc. Mr. Reiss is not active in the daily operations of Crystal Tex. His time is 100% devoted to RMED International, Inc.

      BRENDA SCHENK has been a Director of the Company since October 1990 and served as President and CEO since September 1990 and Co-CEO since January 1999. Ms. Schenk is the President and owner of Brandy Enterprises, Ltd., an equipment leasing company. Ms. Schenk is co-owner and Vice President of Mr. Reiss's injection molding plastics company. Ms. Schenk is not active in the daily operations of Brandy Enterprises, Ltd. or Crystal Tex. Her time is 100% devoted to RMED International, Inc.

      TODD L. NELSON, Vice President Operations of the Company since January 1999, General Manager of the Company from November 1998 until January 1999, Manufacturing Supervisor at Pope & Talbot from 1977-1992, General Manager at Universal Converter from 1992-1995 and Vice President & General Manager of Jettar, Ltd. from 1996-1998.

      THOMAS A. BIEBEL, a Director of the Company since January 1999, has been the majority owner, President and CEO of Belson Company, a distributor of paper packaging and industrial products, since 1987. Mr. Biebel was Chairman and President of the Wisconsin Film and Bag Company from 1988 to 1993 and served as Chairman of the Board of Jettar, Ltd. from 1997 until 1998.

      JOHN O. HARRY, a Director of the Company since January 1999, has been majority owner, Chairman of the Board, President and CEO of Corrosion Technologies, Inc., a company that develops, sells and applies anti-corrosion technologies to commercial products since 1988.

      GEORGE REINBACHER, a Director of the Company since January 1999, was Vice President and General Manager of the Absorbent Products Division of Pope & Talbot, until his retirement in 1991. Mr. Reinbacher serves on the board of Spectrum Industries, manufacturers of office furniture.

Item 10. EXECUTIVE COMPENSATION

      The following table sets forth information concerning the cash compensation during the last three years of the Company to each of the Company's executive officers.

                                      --------Annual Compensation--------
Name and                                                              Other
Principal Position             Year   Salary($)   Bonuses($)  Compensation($)(1)
------------------             ----   ----------  ----------  ------------------
Edward Reiss                   2000  $ 93,500             --             --
Director, Chairman of the      1999  $ 85,981        $25,000        $12,000
Board & Co-CEO                 1998  $ 68,000             --        $31,700

Brenda Schenk                  2000  $102,300             --             --
Director, President            1999  $ 94,073        $25,000             --
& Co-CEO                       1998  $ 87,500             --             --

Todd L. Nelson                 2000  $ 96,949             --             --
Vice President Operations      1999  $ 89,163        $25,000             --
                               1998  $ 92,140             --             --

(1)   All other compensation reported above is sales commission.
      Directors receive $500 plus travel expenses for attending a Board meeting.

Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Principal Shareholders

      The following table sets forth information with respect to those persons who owned beneficially, more than 5% of the $.01 par value common stock of the Company as of December 31, 2000, as reflected in the stock transfer records of the Company, copies of filings on schedule 13-D or 13-G, and otherwise to the Company's knowledge.

      All forms and reports required by Section 16(a) of the Exchange Act have been filed on a timely basis.

      Name and Address (1) of         Amount of                   Percent of
      Beneficial Owner                Beneficial Ownership (2)    Common (5)
      ------------------              ------------------------    ----------
      Edward Reiss                      1,037,109 (3)                 10%

      Brenda Schenk                     2,750,221 (4)                 28%

      Thomas A. Biebel                    800,291                      8%

      John O. Harry                       510,210                      5%

      Todd L. Nelson                      362,803                      4%

Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT cont'd.

      (1) The addresses of all individuals are      c/o RMED International, Inc.
                                                    3925 N. Hastings Way
                                                    Eau Claire, WI  54703

      (2) Includes the following number of shares which could be purchased under stock options exercisable within 60 days of the date hereof:
            Mr. Reiss, 200,000 shares; and Mr. Nelson, 200,000 shares. On June 30, 2000, the Board of Directors of RMED International, Inc. granted Edward Reiss and Todd Nelson common stock options in the amount of 200,000 each that are exercisable at $.30 per share and will expire June 29, 2002. These options were granted in connection with personal guarantees made by Mr. Reiss and Mr. Nelson for financial commitments of $5,000,000 to lease RMED diaper machinery. The market value of RMED's common stock approximated the options exercise price on the date of the grant.

      (3)   Includes 3,792 shares held in trust for Mr. Reiss's daughter, Ilana.

      (4) Includes 337,500 shares owned by Brandy Enterprises, Ltd., a corporation wholly owned by Ms. Schenk.

      (5) Percentage is computed as if all shares listed in column (2) for the beneficial owners were outstanding.


Item 12. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In November 1999, the Company's Chairman and President exercised their options to purchase 300,000 and 400,000 shares of common stock in exchange for notes receivable of $114,000 and $120,000.

      $500,000 was borrowed from two directors, Thomas Biebel and John Harry, in fiscal year 1999 for working capital. The loans were signed on March 31, 1999 and bear interest at an annual rate of 7.5%. Interest is payable monthly on the outstanding balance. Principal was due one year from the date of the loan with a provision for annual renewal. Principal payments are subordinate to banking obligations.

      On May 21, 1990, Brandy Enterprises, Ltd., a corporation wholly owned and controlled by Brenda Schenk, the President and a director of the Company, purchased, for $225,000, a 50% interest in the Company's patent (at that time an application) for a "Flushable Diaper Device and Method" pursuant to a Patent Purchase Agreement. The Agreement provided that the purchaser had the right to exchange its ownership interest in the Patent for shares of the Company's common stock. The number of shares was equal to the purchase price for the patent, divided by the closing bid price on May 21, 1990, which was $0.50 per share, or 450,000 shares. Brandy Enterprises, Ltd. exercised its rights under that Agreement on December 31, 1999, and the Company issued 450,000 shares on that date to Brenda Schenk pursuant to the direction of Brandy Enterprises, Ltd. The Company valued the shares issued in such transaction at $0.70. On December 30, 1999, the closing price of the Company's common stock was $0.75.

      During 1999, $71,860 was paid to President Brenda Schenk to reimburse her for personal payments she made to creditors on RMED's behalf.

Item 13. EXHIBITS AND REPORTS ON FORM 8-K

      (a) Documents filed as part of this report.

            (1) Financial Statements. The following financial statements are included in Part II, Item 7 of this Annual Report on Form 10-K:

                  Report of Grant Thornton LLP on Consolidated Financial Statements and Financial Statement Schedule as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 and 1999

                  Consolidated Balance Sheets as of December 31, 2000 and 1999

                  Consolidated Statements of Operations for the years ended December 31, 2000, and 1999

                  Consolidated Statements of Shareholders' Equity for the years ended December 31, 2000 and 1999

                  Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999

                  Notes to Consolidated Financial Statements

            (2) Financial Statement Schedules: The following consolidated financial statement schedule is included in Item 14(d):

                  Schedule II-Valuation and Qualifying Accounts and Reserves

                  All other financial statement schedules have been omitted, because they are not applicable, are not required, or the information is included in the Financial Statements or Notes thereto

            (3)   Exhibits.  The following exhibits are included in this report:
                  See "Exhibit Index to Form 10-K" immediately following the signature page of this Form 10-K

      (b) Reports on Form 8-K

            The Company did not file any reports on from 8-K during the three months ended December 31, 2000.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                      RMED International, Inc.

Date: August 14, 2001

                                                      By /s/ Brenda Schenk
                                                         -----------------------
                                                      President and Co-CEO
                                                      (Principal Financial and
                                                      Accounting Officer)

In accordance with the Securities Exchange Act of 1934, this report has been signed below on August 14, 2001 by the following persons on behalf of the Registrant and in the capacity indicated.

/s/ Edward Reiss                                       08/14/01
---------------------------                            -------------------------
Edward Reiss, Chairman                                 Date
of the Board and Co-CEO
(Principal Executive Officer)

 /s/ Brenda Schenk                                     08/14/01
---------------------------                            -------------------------
Brenda Schenk                                          Date
President and Co-CEO (Principal
Financial and Accounting Officer)

/s/ George Reinbacher                                  08/14/01
---------------------------                            -------------------------
George Reinbacher                                      Date
Director

                            FINANCIAL STATEMENTS AND
                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

                            RMED INTERNATIONAL, INC.

                           December 31, 2000 and 1999

                                    CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS  -
  GRANT THORNTON LLP........................................................ F-2

FINANCIAL STATEMENTS

  BALANCE SHEETS............................................................ F-3

  STATEMENTS OF OPERATIONS.................................................. F-5

  STATEMENTS OF STOCKHOLDERS' DEFICIT....................................... F-6

  STATEMENTS OF CASH FLOWS.................................................. F-7

  NOTES TO FINANCIAL STATEMENTS............................................. F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
RMED International, Inc.

      We have audited the accompanying balance sheets of RMED International, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMED International, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

      We have also audited Schedule II of RMED International, Inc. as of and for each of the two years in the period ended December 31, 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

      The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note B to the financial statements, the Company does not currently have the ability to fund its operations through December 31, 2001. This factor raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 16, 2001

                            RMED International, Inc.

                                 BALANCE SHEETS

                                  December 31,

                ASSETS                                    2000           1999
                                                       ----------     ----------
CURRENT ASSETS
   Cash                                                $   35,327     $  442,394
   Marketable securities                                     --           32,715
   Accounts receivable, less allowances of
      $38,000 and $25,000 at December 31,
      2000 and 1999                                       718,923      1,574,715
   Inventory                                            2,061,474      1,814,339
   Deposits on equipment                                     --          550,000
   Prepaids and other                                     379,943        296,316
                                                       ----------     ----------

                Total current assets                    3,195,667      4,710,479

PROPERTY AND EQUIPMENT
   Land and building                                      253,969        245,000
   Furniture and office equipment                         146,739        126,535
   Machinery and equipment                              5,693,665      2,166,083
                                                       ----------     ----------
                                                        6,094,373      2,537,618
   Less accumulated depreciation                          856,507        352,161
                                                       ----------     ----------
                                                        5,237,866      2,185,457

OTHER ASSETS
   Patents, net of accumulated amortization
      of $36,577 and $1,297 at December 31,
      2000 and 1999                                       283,093        318,373
   Other                                                  135,746        133,062
                                                       ----------     ----------
                                                          418,839        451,435
                                                       ----------     ----------

                                                       $8,852,372     $7,347,371
                                                       ==========     ==========

The accompanying notes are an integral part of these statements.

                             LIABILITIES AND STOCK-
                                HOLDERS' DEFICIT

                                                        2000            1999
                                                     -----------    -----------
CURRENT LIABILITIES
   Note payable to bank                              $   909,896    $ 1,847,904
   Current maturities of capital lease and
      long-term obligations                            1,014,629        853,900
   Accounts payable                                    2,960,456      1,971,338
   Customer deposits                                        --          500,000
   Accrued liabilities                                   430,848        525,779
                                                     -----------    -----------

                Total current liabilities              5,315,829      5,698,921

CAPITAL LEASE OBLIGATIONS, less current maturities     3,013,777      1,542,149

LONG-TERM OBLIGATIONS, less current maturities           663,490        146,035

COMMITMENTS AND CONTINGENCIES                               --             --

STOCKHOLDERS' DEFICIT
   Preferred stock, $.10 par value; 2,500,000
      shares authorized, none issued                        --             --
   Common stock, $.01 par value; 50,000,000 shares
      authorized; 10,472,742 and 10,022,942 shares
      issued and 9,933,642 and 9,609,442 shares
      outstanding at December 31, 2000 and 1999           99,336         96,094
   Additional paid-in capital                          7,968,488      7,702,900
   Common stock to be issued, 450,000 shares                --          315,000
   Accumulated deficit                                (7,974,548)    (7,919,728)
                                                     -----------    -----------
                                                          93,276        194,266

   Less notes receivable from stockholders               234,000        234,000
                                                     -----------    -----------
                                                        (140,724)       (39,734)
                                                     -----------    -----------

                                                     $ 8,852,372    $ 7,347,371
                                                     ===========    ===========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                            STATEMENTS OF OPERATIONS

                            Years ended December 31,

                                                       2000            1999
                                                   ------------    ------------

Sales                                              $ 11,865,687    $ 15,620,052

Cost of goods sold                                    9,005,936       9,387,080
                                                   ------------    ------------

                Gross profit                          2,859,751       6,232,972

Operating expenses
   Sales and marketing                                1,988,922       4,743,723
   General and administrative                         1,449,429       1,437,087
                                                   ------------    ------------
                                                      3,438,351       6,180,810
                                                   ------------    ------------

                Operating income (loss)                (578,600)         52,162
                                                   ------------    ------------

Other income (expense)

   Interest expense                                    (472,516)       (303,918)
   Interest income                                       32,343          24,522
   Noncompliance contract fees                          946,976            --
   Other                                                 16,977          81,667
                                                   ------------    ------------
                                                        523,780        (197,729)
                                                   ------------    ------------

                NET LOSS                           $    (54,820)   $   (145,567)
                                                   ============    ============

Net loss per share - basic and diluted             $      (0.01)   $      (0.02)
                                                   ============    ============

Weighted average common shares outstanding -
   basic and diluted                                  9,968,715       9,217,241
                                                   ============    ============

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Years ended December 31,

                                                                 Common stock                           Notes
                           Common Stock        Additional        to be issued                         receivable
                           ------------         paid-in          ------------         Accumulated        from
                        Shares       Amount     capital       Shares      Amount        deficit      stockholders     Total
                       ---------    -------    ----------    ---------   --------     -----------    ------------   ----------
Balance at
  January 1, 1999      9,195,958    $91,960    $7,534,712         --     $    --      ($7,774,161)    $    --      ($ 147,489)

Exercise of
  stock options          826,984      8,269       268,826         --          --             --        (234,000)       43,095

Purchase of stock       (157,500)    (1,575)     (135,913)        --          --             --            --        (137,488)

Sale of stock             44,000        440        32,275         --          --             --            --          32,715

Receipt of shares
  from merger
  settlement            (300,000)    (3,000)        3,000         --          --             --            --            --

Stock to be issued
  for patent                --         --            --        450,000     315,000           --            --         315,000

Net loss                    --         --            --           --          --      (145,567.00)         --        (145,567)
                       ---------    -------    ----------    ---------   ---------    -----------    ----------    ----------

Balance at
  December 31, 1999    9,609,442     96,094     7,702,900      450,000     315,000     (7,919,728)     (234,000)      (39,734)

Stock issued for
  patent                 450,000      4,500       310,500     (450,000)   (315,000)          --            --            --

Purchase of stock       (143,500)    (1,435)      (72,004)        --          --             --            --         (73,439)

Sale of stock             17,700        177        11,592         --          --             --            --          11,769

Stock options
  issued in
  connection with
  financing                 --         --          15,500         --          --             --            --          15,500

Net loss                    --         --            --           --          --       (54,820.00)         --         (54,820)
                       ---------    -------    ----------    ---------   ---------    -----------    ----------    ----------

Balance at
  December 31, 2000    9,933,642    $99,336    $7,968,488         --     $    --      ($7,974,548)   ($ 234,000)   ($ 140,724)
                       =========    =======    ==========    =========   =========    ===========    ==========    ==========

                            RMED International, Inc.

                            STATEMENTS OF CASH FLOWS

                            Years ended December 31,

                                                        2000           1999
                                                     -----------    -----------
Cash flows from operating activities:
   Net loss                                          $   (54,820)   $  (145,567)
   Adjustments to reconcile net loss to net
     cash flows provided by (used in) from
     operating activities:
       Depreciation and amortization                     559,517        370,085
       Gain on sale of assets                             (1,993)       (25,216)
       Changes in operating assets and
       liabilities:
         Accounts receivable                             855,792       (399,890)
         Inventory                                      (247,135)      (834,569)
         Prepaid and other                               468,025       (647,427)
         Accounts payable                                989,118        758,649
         Accrued liabilities                            (594,931)       324,008
                                                     -----------    -----------

                Net cash provided by (used in)
                   operating activities                1,973,573       (599,927)

Cash flows from investing activities:
   Purchases of equipment                               (823,859)      (110,803)
   Proceeds from sale of equipment                         2,800           --
   Net proceeds (purchase) of marketable
        securities                                        32,715        (32,715)
   Change in other assets                                 (1,636)        29,333
                                                     -----------    -----------

                Net cash used in investing
                  activities                            (789,980)      (114,185)

Cash flows from financing activities:
   Payments on note payable to bank, net                (938,008)    (1,204,096)
   Proceeds from notes payable issued
        to directors                                        --          500,000
   Payments on note payable to President                    --          (71,860)
   Proceeds from long-term obligations                      --        2,015,339
   Payments on long-term obligations                    (590,982)      (141,703)
   Proceeds from exercise of stock options                  --           43,095
   Purchase of stock                                     (73,439)      (137,488)
   Sale of stock                                          11,769         32,715
                                                     -----------    -----------

                Net cash provided by (used in)
                   financing activities               (1,590,660)     1,036,002
                                                     -----------    -----------

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                            Years ended December 31,

                                                        2000           1999
                                                     -----------    -----------
                NET INCREASE (DECREASE)
                   IN CASH                           $  (407,067)   $   321,890

Cash at beginning of year                                442,394        120,504
                                                     -----------    -----------

Cash at end of year                                  $    35,327    $   442,394
                                                     ===========    ===========

Supplemental disclosure of cash flow
information:
     Cash paid for interest (including
        capitalized interest of $153,200 at
        December 31, 2000)                           $   567,105    $   298,000

Supplemental disclosure of noncash investing
and financing activities:
     Stock options issued for financing                   15,500           --
     Purchase of equipment under note payable            320,000           --
     Acquisition of equipment under capital
        lease                                          2,420,794           --
     Common stock to be issued for patent                   --          315,000
     Notes received for common stock issued on
        exercise of options                                 --          234,000
     Payable to Chairman and Vice President
        of Operations due in stock to be
        issued as compensation for personal
        guarantee of debt                                   --           56,250
     Receipt of stock as settlement related
        to merger                                           --          300,000
                                                     ===========    ===========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2000 and 1999

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES

      Nature of Business

      RMED International, Inc. (the "Company" or "RMED"), manufactures disposable baby diapers for private label distributors and its Bumpies(R), Rock-A-Bye (R) and TenderCare (R) brands as well as markets and distributes its Tushies(R) brand disposable diapers and related products. The Company's private brand diapers are marketed through independent commissioned brokers and sold to retail grocery chains in the Midwest and Mid-Atlantic regions of the United States, on the Internet, through health product stores and its 800 direct mail number. The Company also sells a small portion (less than 10%) of its diapers internationally.

      Summary of Significant Account Policies

      Revenue Recognition and Concentrations of Credit Risk

      Sales are recognized when products are shipped. Sales included in the statements of operations are presented net of allowances for sales returns, and promotional and trade discounts. Sales of wholesale product are generally unsecured and subject to credit limits and ongoing credit evaluations of customers. Home delivery sales require payment prior to shipment. The Company maintains allowances for potential credit losses which, when realized, have been within management's expectations.

      Marketable Securities

      The Company's investments of marketable securities classified as trading securities were sold in 2000 with no significant gain or loss incurred.

      Inventory

      Inventory is valued at the lower of cost (first-in, first-out) or market value. Inventories consist of the following at December 31:

                                                         2000          1999
                                                      ----------    ----------

        Raw materials                                 $  996,907    $1,087,933
        Finished goods                                 1,064,567       726,406
                                                      ----------    ----------
                                                      $2,061,474    $1,814,339
                                                      ==========    ==========

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES - Continued

      Property and Equipment

      Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 years for furniture and office equipment, 5 - 10 years for machinery and equipment, and 39 years for buildings. Equipment under capital leases is depreciated using the straight-line method over the term of the lease.

      Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of the assets are capitalized.

      Patent

      The investment in patent consists primarily of the costs related to acquiring the patent and is amortized on a straight-line basis over the remaining life of the patent of 9 years. The carrying value of the patent is assessed periodically or when factors indicating impairment are present. Projected undiscounted cash flows are used in assessing this asset.

      Advertising and Slotting Costs

      Production costs of advertising (including the cost of coupons) are expensed when the initial advertising takes place. All other advertising and promotional costs are expensed when incurred. Advertising and coupon costs, which are included in sales and marketing expenses were $1,380,281 and $3,467,361 for 2000 and 1999. Slotting fees paid to retailers for shelf space are expensed upon the initial shipment to the retailer. Slotting fees were $244,494 in 1999. The Company did not incur any slotting fees in 2000.

      Stock Based Compensation

      The Company utilizes the intrinsic value method for stock-based compensation. Under this method, compensation expense is recognized for the amount by which the market price of the common stock on the date of grant exceeds the exercise price of an option. Pro-forma information related to the fair value based method of accounting is contained in note G.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES - Continued

      Net Loss Per Common Share

      The Company's basic net loss per share amounts have been computed by dividing net loss by the weighted average number of outstanding common shares. The Company's diluted net loss per share is computed by dividing net loss by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. Basic and diluted per share amounts are the same for each of the years ended December 31, 2000 and 1999, as the Company incurred net losses. At December 31, 2000 and 1999, common stock options to purchase 450,000 and 811,924 shares of stock with weighted average exercise prices of $0.27 and $0.99, were excluded from the computation of diluted loss per share because they were antidilutive.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair Value of Financial Investments

      Due to their short-term nature, the carrying value of our current financial assets and liabilities approximates their fair values. The fair value of our borrowings, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

      New Accounting Pronouncements

      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS 133 also specifies new methods of accounting for derivatives used in risk management strategies (hedging activities), prescribes the items and transactions that may be hedged, and specifies detailed criteria required to qualify for hedge accounting. Management believes the adoption of SFAS 133 will not have a material effect on the financial statements.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES - Continued

      FASB Interpretation 44, Interpretation of APB Opinion 25 ("FIN 44"), was issued in March 2000. FIN 44 provides an interpretation of APB Opinion 25 on accounting for employee stock compensation and describes its application to certain transactions. It applies on a prospective basis to events occurring after that date, except for certain transactions involving options granted to nonemployees, repriced fixed options, and modifications to add reload option features, which apply to awards granted after December 31, 1998. FIN 44 is effective on July 1, 2000 and did not have a material effect on the financial statements.

      SEC Staff Accounting Bulletin Number 101, Revenue Recognition in Financial Statements (SAB 101) summarizes certain of the staff's views on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The effective date of SAB 101 was delayed by SAB 101A and 101B but became effective for the Company beginning with the fourth quarter of 2000. The adoption of SAB 101 did not have a material effect on the financial statements.

      Reclassifications

      Certain reclassifications have been made to the 1999 financial statements to conform with the 2000 financial statement presentation.

NOTE B - ABILITY TO CONTINUE AS A GOING CONCERN

      The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. However, the Company does not currently have the ability to fund its operations through December 31, 2001. This factor raises substantial doubt about the Company's ability to continue as a going concern. Therefore, the company will need to obtain additional financing.

      In view of the matter described in the preceding paragraph, recoverabilty of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company's ability to obtain additional financing to support current operations and debt requirements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

      Management plans to obtain financing from a financial institution. Management believes that the proceeds from this financing will fund its operations and debt requirements through at least December 31, 2001.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE C  -  NOTE PAYABLE TO BANK

      At December 31, 2000 and 1999, the Company maintained a line of credit agreement with a bank that expires in December 2001. Total funds available under the line of credit is the lesser of $5,000,000 or a defined borrowing base consisting of eligible receivables and inventory. The Company is in default of certain covenants at December 31, 2000 and the lender has called the line of credit in accordance with the credit agreement. As the Company was unable to satisfy the bank's demand for payment, the borrowing base under the line will decrease by up to 1.5% per week beginning February 22, 2001, and the Company will incur an increasing monthly fee until the note matures. The default interest rates were retroactively applied to January 1, 2000 and are based on the bank's prime rate plus 4.5% to 8.0% (effective rates of 14.0% to 17.5% at December 31, 2000). At December 31, 1999 interest was based on the bank's prime rate plus 1.5% to 3.0% (effective rates of 10.0% to 11.5%).

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE D - LONG-TERM OBLIGATIONS

      Long-term debt and notes payable consist of the following:

                                                              December 31,
                                                       -------------------------
                                                          2000           1999
                                                       ----------     ----------
Mortgage note payable, due January 17, 2001,
  payable in monthly installments of $1,409
  including interest at the bank's base rate
  (effective rate of 9.5% and 8.5% at
  December 31, 2000 and 1999), secured by
  land and building, guaranteed by President           $  133,854     $  137,758

Notes payable to shareholders/directors,
  interest at 7.5%, unsecured,
  subordinate to line-of-credit                           500,000        500,000

Note payable, due April 2003, payable in
  monthly installments of $11,500
  including interest at 17.6%, secured
  by the equipment                                        263,030             --

Capital lease obligations (see note F)                  3,795,012      1,904,326
                                                       ----------     ----------
                                                        4,691,896      2,542,084
Less current maturities                                 1,014,600        853,900
                                                       ----------     ----------

                                                       $3,677,296     $1,688,184
                                                       ==========     ==========

      Future maturities of long-term obligations including capital leases are as follows:

                Year ended December 31:
                        2001                                      $1,014,600
                        2002                                       1,485,700
                        2003                                       1,011,800
                        2004                                         864,500
                        2005                                         315,296
                                                                  ----------

                                                                  $4,691,896
                                                                  ==========

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE E - INCOME TAXES

      The Company has recorded a tax benefit related to losses incurred in 2000 and 1999 which have been offset by a valuation allowance.

      The tax effects of temporary differences giving rise to deferred income taxes consisted of the following:

                                                            December 31,
                                                     --------------------------
                                                          2000           1999
                                                     -----------    -----------
      Deferred tax liabilities:
        Property and equipment                       $   (95,100)   $   (40,300)
      Deferred tax assets:
        Allowance for accounts receivable                 15,200         10,000
        Accrued vacation                                  24,400         16,000
        Intangible assets                                 49,000             --
        Inventory obsolescence reserve                     8,000             --
        Net operating loss carryforwards               1,314,400      1,399,100
                                                     -----------    -----------
                                                       1,315,900      1,384,800
      Valuation allowance                             (1,315,900)    (1,384,800)
                                                     -----------    -----------

                                                     $        --    $        --
                                                     ===========    ===========

      The Company's income taxes differed from the expected amount computed at the federal statutory tax rate of 34.0% to income before taxes as a result of the following:

                                                             December 31,
                                                       -----------------------
                                                         2000           1999
                                                       --------       --------

      Federal statutory rate                           $(18,600)      $(49,500)
      Adjustment of prior year's accrual                 98,700             --
      Change in valuation allowance                     (68,900)        55,200
      Permanent differences                               6,400             --
      Other                                             (17,600)        (5,700)
                                                       --------       --------

                                                       $     --       $     --
                                                       ========       ========

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE E - INCOME TAXES - Continued

      A valuation allowance has been established to offset deferred tax assets due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. The Company has net operating loss (NOL) carryforwards of approximately $3,900,000 at December 31, 2000, which expire in 2005 through 2020. These NOL's are subject to annual utilization limitations due to prior ownership charges.

NOTE F - RELATED PARTY TRANSACTIONS

      A 50% patent interest in the Company's Tushies disposable diaper owned by the President was converted into 450,000 shares of common stock of the Company on December 30, 1999. The stock was issued in 2000.

NOTE G - COMMITMENTS AND CONTINGENCIES

      Legal Proceedings

      The Company is subject to various legal proceedings in the normal course of business. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

      Royalty Agreements

      The Company has an agreement with a national diaper manufacturer which requires payment of royalties to the manufacturer of three percent of net sales of certain disposable diapers effective August 13, 1998 for the term of the patent. Royalty expense related to this agreement was $35,574 and $207,499 for the years ended December 31, 2000 and 1999.

      Capital Leases

      During 2000, the Company obtained a second diaper machine under a capital lease. During 1999, the Company sold its original diaper machine to a financing company and entered into a sale-leaseback transaction which was accounted for as a capital lease. These leases are personally guaranteed by the Chairman and Vice President of Operations.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE G - COMMITMENTS AND CONTINGENCIES - Continued

      Property and equipment includes the following amounts under capital leases at December 31:

                                                         2000            1999
                                                      ----------      ----------

      Machinery and equipment                         $4,478,700      $2,057,900
                                                      ----------      ----------
      Less accumulated amortization                      652,900         227,100

                                                      $3,825,800      $1,830,800
                                                      ==========      ==========

      Future minimum lease payments for these leases are as follows:

                Year ending December 31,
                         2001                                         $1,177,000
                         2002                                          1,170,600
                         2003                                          1,167,400
                         2004                                            953,300
                         2005                                            326,746
                                                                      ----------

                Total payments                                         4,795,046
                Less amount representing interest                      1,000,034
                                                                      ----------

                Present value of future minimum lease payments        $3,795,012
                                                                      ==========

      Operating Leases

      The Company leases its manufacturing, warehouse, and office facility in Eau Claire, Wisconsin pursuant to a non-cancelable operating lease agreement. The agreement provides the Company options to renew the lease for two successive five-year terms. Rent expense for this lease was $187,920 for both 2000 and 1999. The remaining rental commitment is $187,920 for the year ending December 31, 2001.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE G - COMMITMENTS AND CONTINGENCIES - Continued

      Manufacturing Contract

      In October 1999, the Company entered into a contract to manufacture diapers for another company. As part of this agreement the Company was to manufacture and deliver a minimum of seven million diapers and a maximum of ten million diapers per month and shall maintain a minimum inventory of two million diapers. The customer to this contract has filed bankruptcy and the Company received approximately $947,000 in noncompliance contract fees from this customer for failure to meet these requirements. Although the Company is owed additional amounts, the Company has not recorded the total fee due them under the contract, as the customer is in bankruptcy and payment is not assured.

NOTE H - STOCKHOLDERS' EQUITY

      Pursuant to the terms of a settlement agreement related to the Company's merger with Jettar on November 23, 1998, the Company received 300,000 shares of its stock which were returned in September 1999.

      Incentive Stock Options

      The Company has an incentive stock option plan (the "Plan") for key employees of the Company, reserving 250,000 shares of common stock. The options are to be granted to employees as determined by a committee administering the Plan. The exercise price of options granted under the Plan cannot be less than the fair market value of the common stock on the date of grant. As of December 31, 2000, no options have been granted.

      Stock Appreciation Rights

      The Plan also authorizes Stock Appreciation Rights to be granted, in connection with incentive stock options, which would permit an employee to receive an amount equal to the difference between the exercise price of the option and the fair market value of the Company's common stock upon the exercise date in paid-up stock of the Company or in cash, depending upon the Company's determination. It is not presently intended that Stock Appreciation Rights will be granted with options under the Plan. As of December 31, 2000, no rights have been granted.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE H - STOCKHOLDERS' EQUITY - Continued

      Non-Qualified Options

      A summary of the Company's stock option activity, and related information is as follows:

                                                                Weighted average
                                                     Shares      exercise price
                                                    ---------   ----------------
      Outstanding as of January 1, 1999             1,638,908         $0.66
         Exercised                                   (826,984)         0.34
                                                    ---------         -----

      Outstanding as of December 31, 1999             811,924          0.99
         Canceled                                    (811,924)         0.99
         Granted                                      450,000          0.27
                                                    ---------         -----

      Outstanding as of December 31, 2000             450,000         $0.27
                                                    =========         =====

      Options exercisable at December 31:

        2000                                          450,000         $0.27
        1999                                          811,924          0.99

      The following table summarizes information concerning options outstanding and exercisable as of December 31, 2000:

                                              Weighted average
                                                 remaining      Weighted average
        Range of                   Number     contractual life      exercise
    exercise prices              outstanding       years             price
    ---------------              -----------  ----------------  ----------------

         $0.01                      50,000          1.08             $0.01
         $0.30                     400,000          4.50              0.30
                                   -------

                                   450,000          1.46             $0.27
                                   =======

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE H - STOCKHOLDERS' EQUITY - Continued

      Pro forma information regarding the fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31, 2000: risk free interest rates of 5.97%; no dividend yield, volatility factor of the expected market price of the Company's common stock of 48.2%; and a weighted-average expected life of the options of 24 months.

      Had the fair value method been used for valuing options granted, the Company's pro forma net loss and net loss per common share would have changed to the pro forma amounts indicated below:

                                                             2000        1999
                                                           ---------   --------

      Net income (loss)                                    $(90,820)   $145,567
      Net income (loss) per common share basic
        and diluted                                           (.01)       (.02)

      The pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

NOTE I - NOTES RECEIVABLE FROM STOCKHOLDERS

      In November 1999, the Company's Chairman and President exercised their options to purchase 300,000 and 400,000 shares of common stock in exchange for notes receivable of $114,000 and $120,000. Both notes bear interest at 7% and are due in November 2002.

NOTE J - EMPLOYEE BENEFIT PLAN

      The Company maintains a 401(k) savings plan for employees who are not covered by any collective bargaining agreement, have attained age 21 and have completed one year of service. Employee and Company matching contributions are discretionary. The Company did not make matching contributions in 2000 or 1999.

                            RMED International, Inc.

                           December 31, 2000 and 1999

NOTE K - CONCENTRATIONS

      Customers

      The following customers each accounted for more than 10% of net sales for the years ending December 31:
                                                         2000            1999
                                                      ----------      ----------

      Customer A                                      $1,724,099      $2,795,173
      Customer B                                            --         1,685,710
      Customer C                                       2,620,471            --

      Accounts receivable from these customers were $133,728 and $468,820 at December 31, 2000 or 1999.

      Suppliers

      Three suppliers accounted for approximately $3,625,800 of purchases for the year ended December 31 1999. Related accounts payable to these suppliers were $712,265 at December 31, 1999. During the year ended December 31, 2000 no such concentration existed.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   Form 10-KSB

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2001

                           Commission File No. 0-14696

                            RMED International, Inc.
                            ------------------------
             (Exact Name of Registrant and Specified in its Charter)

          Colorado                                   84-0898302
          --------                                   ----------
  (State of Incorporation)              (I.R.S. Employer Identification Number)

                               675 Industrial Blvd
                                 Delta, CO 81416
                          -----------------------------
                          (Address of Principal Office)

                                 (970) 874-7536
                         -------------------------------
                         (Registrant's Telephone Number)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock $.01
                                                    Par value (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 3 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the Registrant was required to file such reports), and (2) had been subject to such filing requirements for the past 90 days. [X] Yes [_] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB/A or any amendment to this Form 10-KSB/A. [_]

The Company's revenues from continuing operations for the fiscal year ended December 31, 2001 totaled $12,409,860.

As of March 15, 2002, the aggregate market value of the voting stock held by non-affiliates of the registrant, computed by reference to the last quoted price at which such stock was sold on such date as reported by the OTC Bulletin Board, was $1,442,783.

There were 8,488,291 shares of the Registrant stock $.01 par value common stock outstanding as of March 15, 2002.

                            RMED International, Inc.

                                Table of Contents

                                                                            PAGE

PART I
               Item 1.  Description of Business...............................3

               Item 2.  Description of Properties.............................4

               Item 3.  Legal Proceedings.....................................4

               Item 4.  Submission of Matters to a Vote of Security
                        Holders...............................................5

PART II
               Item 5.  Market for the Registrant's Common Equity.............5
                        and Related Stockholder Matters

               Item 6.  Management's Discussion and Analysis..................6

               Item 7.  Financial Statements..................................7

PART III
               Item 8.  Changes In and Disagreements With Accountants
                        on Accounting and Financial Disclosure................8

               Item 9.  Directors and Executive Officers of the Registrant....8

               Item 10. Executive Compensation................................9

               Item 11. Security Ownership of Certain Beneficial Owners.......9
                        and Management

               Item 12. Certain Relationships and Related Party
                        Transactions.........................................10

               Item 13. Exhibits and Reports on Form 8-K.....................11

SIGNATURES...................................................................12

Part I

Item 1. DESCRIPTION OF BUSINESS

      General

      RMED International, Inc. (the "Company" or "RMED"), was incorporated under the laws of the State of Colorado on December 28, 1982, and is in the business of, marketing, distributing and selling disposable baby diapers and related products under its own branded labels.

      On November 19, 2001, the Company entered into an agreement to sell its manufacturing equipment and other related assets to National Presto Industries, Inc. (Presto) (NYSE: NPK). These assets represented substantially all of the assets of the Company. Presto formed a subsidiary company, Presto Absorbent Products, Inc. to operate the assets acquired and has entered into a long term manufacturing contract with RMED to manufacture certain disposable diaper products for the company. The assets sold, primarily located in Eau Claire, WI included two diaper-making machines and our inventory, prepaid expenses and accounts receivable. Presto assumed certain obligations of the Company, including accounts payable, accrued expenses, notes payable and lease obligations in lieu of any cash payment. The Company retains its intellectual property and intangible assets relating to the Tushies(R), TenderCare(R) and natural/environmental products. The Company also retained its current websites, the warehouse located in Delta, Colorado and all contracts.

      Business Strategy

      The Company is marketing its products internationally through health product stores, mail order, catalogues, Tushies Baby Care Representatives at 1-800-344-6379, the Internet at tushies.com, ecomall.com, drugstore.com, greenbabyco.com and in an ongoing direct marketing relationship with Earth's Best Baby Food, a division of Hain Food Group. Earth's Best Baby Food is the largest certified organic baby food manufacturer in the United States and shares in joint promotional activities with the Company.

      Product Description

      The Company currently distributes the following products:

      Tushies(R) - Is a GEL-FREE alternative disposable diaper featuring patented natural blend cotton absorbency, cloth-like back sheet; available in four sizes and is made without artificial chemical absorbents.

      TushiesWipes - Is a natural formula wipe packaged in tubs, refills and travel packs under the TushiesWipes brand. The wipes contain Aloe Vera, are hypoallergenic and alcohol-free.

      TenderCare(R) Disposable Diapers - Is a GEL-FREE alternative disposable diaper that allows the Company to be price and design competitive with the leading national brands. TenderCare is available in four sizes and is made without artificial chemical absorbents.

      Patents, Trademarks and Registrations

      The Company currently holds patents in cotton blend and flushable disposable diapers, various trademarks and owns over 100 Internet domain names for its products and related baby businesses.

      Competitive Business Conditions

      Within the environmental disposable diaper manufacturing industry, RMED is unique in the industry that has few, if any alternatives. Competition is based on price, volume and capacity. The Company's recent disposition of the manufacturing facility allowed RMED to strengthen its position as the major contender in today's environmental disposable baby diaper business.

      Sources and Suppliers

      The Company has the ability to use a number of manufacturing suppliers, but has chosen to build strong relationships with its vendors by using exclusive purchasing options. Materials used by the Company are available from a large number of suppliers. The Company has exclusive, long-term manufacturing agreements with its manufacturers.

      Customers

      The Company has a large customer base with a strong mix of Health Foods Stores, Diaper Services and direct sales through its web sites and Colorado based customer service center. No single customer accounted for more than 10% of sales during the year ended December 31, 2001.

      Employees

      As of December 31, 2001, the Company had 9 full-time employees.

Item 2. DESCRIPTION OF PROPERTIES

      The principal office of the Company is located at 675 Industrial Boulevard, Delta, Colorado. The 10,000 square foot Delta, Colorado facility is owned by the Company, and is on 1.2 acres in an industrial park. The Company maintains its mail order and phone operations at this location.

Item 3. LEGAL PROCEEDINGS

      In August 1994, the Company commenced an action in the United States District Court of the Southern District of New York against Sloan's Supermarkets, Inc. and John A. Catsimatidis to recover damages based on the defendants' failure to disclose, in its public filings and otherwise, the existence of an investigation by the Federal Trade Commission ("FTC") regarding the concentration of supermarkets by entities owned or controlled by the defendants. The Company purchased approximately 226,000 shares of Sloan's common stock in November and December 1993 in open market transactions on the American Stock Exchange, without knowledge of the FTC investigation, and sold a portion of these shares at a loss after June 2, 1994, when the Company learned of the "FTC" investigation. The legal action has been certified as a "class action," with the Company designated as the class action representative. Litigation is subject to many uncertainties and the Company is unable to predict the outcome of this matter. On February 21, 2002 the United States District Court for the Southern District of New York, by opinion and order denied the defendants', Sloan's Supermarkets, Inc. (now Gristede's Food, Inc.) and John Catsimatidis, motion for summary judgment to dismiss the claims brought under section 10b-5 of the Securities Exchange Act and Rule 10b-5, and for common law fraud. The case is set for pretrial conference in April 2002.

      The Company is subject to various legal proceedings in the normal course of business. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      The Company called a special meeting of Shareholders, which was held on September 13, 2001. The Company solicited proxies for that meeting under Regulation 14A. At the meeting, a vote was taken to approve a proposed sale of assets of the Company. The meeting was adjourned to reconvene on September 20, 2001. The meeting was reconvened and adjourned to reconvene on each of the following dates; October 4, 2001, October 18, 2001 and October 30, 2001.

      On each date, other than at the October 30 meeting, the meeting was reconvened to the later date. The vote to adjourn to reconvene on each date was 7,464,340 shares FOR, none against. At the meeting on October 30, 2001, a vote was taken to amend the resolution adopted by the Shareholders on September 13, 2001, to remove from that resolution the identity of the buyer of the assets. The vote on that amendment was 7,464,340 shares FOR, 4,005 abstain and none AGAINST. The sale of substantially all the assets was approved on October 30, 2001.

Part II

Item 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER'S MATTERS

      The Company's common stock is traded on the "Electronic Bulletin Board System" (OTC-BB) with the symbol TUSH.OB.

      The following table shows the high and low sales prices for each quarter within the last two fiscal years.

                 Qtr 1           Qtr 2           Qtr 3           Qtr 4
                 -----           -----           -----           -----
             2001    2000     2001    2000    2001    2000    2001    2000
             ----    ----     ----    ----    ----    ----    ----    ----

High        $1.250  $.0910   $0.910  $0.562  $0.440  $0.320  $0.500  $0.440

Low         $0.220  $0.375   $0.170  $0.230  $0.210  $0.230  $0.200  $0.170

      As of December 31, 2001, there were 968 holders of record of the Company's common stock.

      A stock purchase warrant was issued to DNJ, LLC (DNJ) on June 19, 2000. The warrant allowed DNJ to purchase up to 50,000 shares of the Company's common stock at $.01 per share for a term of five years starting June 19, 2000.

      During 2001 and 2000, the Company sold 18,000 and 17,700 shares of Common Stock, which the Company had recently acquired for the purpose of issuance to employees. The Company determined that it did not intend to issue those shares to employees as had been anticipated. The sales were for cash and aggregated $9,908 and $11,769. Westport Resources sold the shares in the market. The Company paid brokerage commission on those sales in the amount of $280 and $333. There was no applicable exemption from the registration requirements available under the Securities Act of 1933 for that sale.

      The Company has not paid and does not anticipate the payment of cash dividends in the foreseeable future. Any future earnings and declaration of dividends will remain within the discretion of the Company's Board of Directors. The Board of Directors will review its dividend policy from time to time, which will depend upon, among other factors, the Company's earnings and financial requirements, as well as general business conditions.

Item 6. MANAGEMENT'S DISCUSSION AND ANALYSIS

      Material Changes in Financial Position

      On November 19, 2001, the Company entered into an agreement to sell its manufacturing equipment and other related assets to National Presto Industries, Inc. (Presto) (NYSE: NPK). These assets represented substantially all of the assets of the Company. Presto formed a subsidiary company, Presto Absorbent Products, Inc. to operate the assets acquired and has entered into a long term manufacturing contract with RMED to manufacture certain disposable diaper products for the company. The assets sold, primarily located in Eau Claire, WI included two diaper-making machines and our inventory, prepaid expenses and accounts receivable. Presto assumed certain obligations of the Company, including accounts payable, accrued expenses, notes payable and lease obligations in lieu of any cash payment. The Company retains its intellectual property and intangible assets relating to the Tushies(R), TenderCare(R) and natural/environmental products. The Company also retained its current websites, the warehouse located in Delta, Colorado and all contracts.

      Total assets of the Company decreased $8,242,244 from $8,852,372 at December 31, 2000 to $610,128 at December 31, 2001, a decrease of 94%, primarily due to the substantial sale of assets to Presto and write-off of the patent asset totaling $253,693.

      Net working capital deficit decreased $2,003,618 or 94.5% from $2,120,162 at December 31,2000 to $116,544 at December 31, 2001. The decrease was primarily due to the sale of assets and assumption of liabilities by Presto.

      Total liabilities at December 31, 2001 were $563,504 compared to $8,993,096 at December 31, 2000, a decrease of 94%. The decrease was primarily due to decreases in accounts payable and current and long-term obligations relating to the sale of assets. The Company also restructured a portion of their long-term obligations and accounts payable. The Company negotiated separate agreements with lenders and vendors whereby the Company transferred a portion of their debt to Presto in exchange for the forgiving a portion of the debt.

      Total stockholders' equity increased $187,348 or 133.1% during the year ended December 31, 2001. The reduction in expenditures is a result of the discontinuation of the production facility and its related costs coupled with the maintenance of substantial sales in the natural/environmental market positions the Company to generate a more profitable operation in the future.

      Material Changes in Results of Operations

      Net sales for the year ended December 31, 2001 were $12,409,860 compared to $11,865,687 for the year ended December 31, 2000, an increase of $544,173 or 5%. The company's unit volume, however, decreased only 2% as a result of the sales mix moving from branded label sales with a higher selling price to private label sales and sub-contract manufacturing which amounted to $2,000,000 in 2001.

      Gross margin decreased $299,573 or 10% from $2,859,751 in 2000 to $2,560,178 in 2001. The decrease was primarily the result of the sales mix moving from high margin branded label sales to private label sales with lower margin.

      Operating expenses for the year ended December 31, 2001 was $3,221,203 compared to $3,438,351 for the year ended December 31, 2000, a decrease of $217,148 or 6%. The decrease was primarily due to a reduction in promotional activities and the November 19, 2001 sale of substantially all the assets to Presto, write-off of the patent and forgiveness of debt.

      Net income for the year ended December 31, 2001 was $236,013 as compared to a net loss of $54,820 for the year ended December 31, 2000, a gain over the previous year of 530.5% primarily due to an extraordinary gain of $570,004 related to debt forgiveness and a gain of $892,810 resulting from the sale of substantially all the manufacturing assets of the Company.

      Liquidity and Capital Resources

      At December 31, 2001 the Company had negative working capital ($116,544) consisting of $387,960 in current assets and $504,504 in current liabilities.

      As of December 31, 2001 the Company's long-term obligation is $59,000 consisting of a mortgage payable on the Delta, Colorado facility. This is the only material commitments for the next 12 months. Management believes that cash and earnings of the Company are adequate to meet the needs of its operations and long-term credit requirements.

      Cash at year-end 2001 increased by $67,979 over 2000. Net cash provided by operating activities decreased by $499,151 due to reduced earnings in 2001 after considering the impact of debt forgiveness and gain on disposition of assets. Net cash used in investing activities decreased by $661,220 due to a reduction in 2001 equipment purchases. Net cash used in financing activities decreased by $312,977 due to the payoff of long-term obligations.

      Impact of Inflation

      The impact of inflation on the Company's results of operations is not readily determinable. However, the Company does not believe the impact varies materially from that experienced by the national economy as a whole. As sales increase, it is possible the Company may be able to reduce costs and thereby minimize the impact of inflation.

      Forward Looking Statements

      "When used in this report, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this report are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors."

Item 7. FINANCIAL STATEMENTS

      Financial statements are included on the following pages numbered F-1 through F-19.

                                    CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......................... F-2

FINANCIAL STATEMENTS

   BALANCE SHEETS.......................................................... F-3

   STATEMENTS OF OPERATIONS................................................ F-5

   STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)............................ F-6

   STATEMENTS OF CASH FLOWS................................................ F-7

   NOTES TO FINANCIAL STATEMENTS........................................... F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
RMED International, Inc.

      We have audited the accompanying balance sheets of RMED International, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMED International, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

      We have also audited Schedule II of RMED International, Inc. for each of the two years in the period ended December 31, 2001. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                                    /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 15, 2002 (except for Note M as to which the date is March 14, 2002)

                            RMED International, Inc.

                                 BALANCE SHEETS

                           December 31, 2001 and 2000

           ASSETS                                        2001          2000
                                                       --------     ----------

CURRENT ASSETS
   Cash                                                $103,306     $   35,327
   Accounts receivable, less allowances of
     $9,500 and $38,000 at December 31, 2001
     and 2000                                           192,024        718,923
   Inventory                                             70,542      2,061,474
   Prepaids and other                                    22,088        379,943
                                                       --------     ----------

                Total current assets                    387,960      3,195,667

PROPERTY AND EQUIPMENT
   Land and building                                    236,761        253,969
   Furniture and office equipment                        56,400        146,739
   Machinery and equipment                                3,362      5,693,665
                                                       --------     ----------
                                                        296,523      6,094,373
   Less accumulated depreciation                        103,634        856,507
                                                       --------     ----------
                                                        192,889      5,237,866

OTHER ASSETS
   Patent, net of accumulated amortization of
      $36,577 at December 31, 2000                           --        283,093
   Other                                                 29,279        135,746
                                                       --------     ----------
                                                         29,279        418,839
                                                       --------     ----------

                                                       $610,128     $8,852,372
                                                       ========     ==========

The accompanying notes are an integral part of these statements.

           LIABILITIES AND STOCKHOLDERS'
             EQUITY (DEFICIT)                            2001           2000
                                                      ----------     ----------

CURRENT LIABILITIES
   Note payable to bank                               $       --     $  909,896
   Current maturities of capital lease
     and long-term obligations                             7,300      1,014,629
   Accounts payable                                      483,357      2,960,456
   Accrued liabilities                                    13,847        430,848
                                                      ----------     ----------

                Total current liabilities                504,504      5,315,829

CAPITAL LEASE OBLIGATIONS, less
  current maturities                                          --      3,013,777

LONG-TERM OBLIGATIONS, less
  current maturities                                      59,000        663,490

COMMITMENTS AND CONTINGENCIES                                 --             --

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, $.10 par value;
     2,500,000 shares authorized,
     none issued                                              --             --
   Common stock, $.01 par value;
     50,000,000 shares authorized;
     10,472,742 shares issued and
     9,851,642 and 9,933,642 shares
     outstanding at December 31, 2001
     and 2000                                             98,516         99,336
   Additional paid-in capital                          7,920,643      7,968,488
   Accumulated deficit                                (7,738,535)    (7,974,548)
                                                      ----------     ----------
                                                         280,624         93,276

   Less notes receivable from stockholders              (234,000)      (234,000)
                                                      ----------     ----------
                                                          46,624       (140,724)
                                                      ----------     ----------

                                                      $  610,128     $8,852,372
                                                      ==========     ==========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2001 and 2000

                                                       2001           2000
                                                   -----------    -----------

Sales                                              $12,409,860    $11,865,687

Cost of goods sold                                   9,849,682      9,005,936
                                                   -----------    -----------

                Gross profit                         2,560,178      2,859,751

Operating expenses
   General and administrative                        1,451,581      1,449,429
   Sales and marketing                               1,515,929      1,988,922
   Write-off of patent                                 253,693             --
                                                   -----------    -----------
                                                     3,221,203      3,438,351
                                                   -----------    -----------

                Operating loss                        (661,025)      (578,600)
                                                   -----------    -----------

Other income (expense)
   Interest expense                                   (620,163)      (472,516)
   Interest income                                      48,667         32,343
   Noncompliance contract fees                              --        946,976
   Gain on disposition of assets                       892,810             --
   Other                                                 5,660         16,977
                                                   -----------    -----------
                                                       326,974        523,780
                                                   -----------    -----------

                Loss from operations before
                   extraordinary item                 (334,051)       (54,820)

Extraordinary item - forgiveness of debt               570,064             --
                                                   -----------    -----------

                Net income (loss)                  $   236,013    $   (54,820)
                                                   ===========    ===========

Net loss per share from operations before
  extraordinary item                               $     (0.04)   $     (0.01)
                                                   ===========    ===========

Net income (loss) per share - basic and diluted    $      0.02    $     (0.01)
                                                   ===========    ===========

Weighted average common shares outstanding
   Basic                                             9,889,210      9,968,715
                                                   ===========    ===========
   Diluted                                           9,962,783      9,968,715
                                                   ===========    ===========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 2001 and 2000


                                                                                                                Notes
                                   Common stock       Additional  Common stock to be issued                  receivable
                                ------------------     paid-in    -------------------------   Accumulated      from
                                Shares      Amount     capital     Shares          Amount       deficit     stockholders    Total
                                ------      ------    ----------  --------       ----------   ------------  ------------    -----

Balance at January 1, 2000     9,609,442   $96,094   $7,702,900     450,000      $ 315,000    $(7,919,728)   $(234,000)   $ (39,734)

   Stock issued for patent       450,000     4,500      310,500    (450,000)      (315,000)            --           --           --

   Purchase of stock            (143,500)   (1,435)     (72,004)         --             --             --           --      (73,439)

   Sale of stock                  17,700       177       11,592          --             --             --           --       11,769

   Stock options issued
     in connection with
     financing
                                      --        --       15,500          --             --             --           --       15,500

   Net loss                           --        --           --          --             --        (54,820)          --      (54,820)
                               ---------   -------   ----------    --------      ---------    -----------    ---------    ---------

Balance at December 31, 2000   9,933,642    99,336    7,968,488          --             --     (7,974,548)    (234,000)    (140,724)

   Purchase of stock            (100,000)   (1,000)     (57,573)         --             --             --           --      (58,573)

   Sale of stock                  18,000       180        9,728          --             --             --           --        9,908

   Net income                         --        --           --          --             --        236,013           --      236,013
                               ---------   -------   ----------    --------      ---------    -----------    ---------    ---------

Balance at December 31, 2001   9,851,642   $98,516   $7,920,643          --      $      --    $(7,738,535)   $(234,000)   $  46,624
                               =========   =======   ==========    ========      =========    ===========    =========    =========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 2001 and 2000

                                                       2001             2000
                                                   -----------      -----------
Cash flows from operating activities:
   Net income (loss)                               $   236,013      $   (54,820)
   Adjustments to reconcile net income
     (loss) to net cash flows provided
     by operating activities:
       Write-off of patent                             253,693               --
       Extraordinary item - Forgiveness
         of debt                                      (570,064)              --
       Depreciation and amortization                 1,052,506          559,517
       Gain on disposition of assets                  (892,810)          (1,993)
       Changes in operating assets
         and liabilities, net
         of disposition of assets:
           Accounts receivable                         106,077          855,792
           Inventory                                   436,631         (247,135)
           Prepaids and other                          318,238          468,025
           Accounts payable                            663,014          989,118
           Accrued liabilities                        (128,876)        (594,931)
                                                   -----------      -----------

                Net cash provided by
                  operating activities               1,474,422        1,973,573

Cash flows from investing activities:
   Purchases of equipment                             (206,164)        (823,859)
   Proceeds from sale of equipment                      66,204            2,800
   Other                                                11,200           31,079
                                                   -----------      -----------

                Net cash used in
                  investing activities                (128,760)        (789,980)

Cash flows from financing activities:
   Payments on note payable to bank, net              (341,022)        (938,008)
   Payments on long-term obligations                  (887,996)        (590,982)
   Purchase of stock                                   (58,573)         (73,439)
   Sale of stock                                         9,908           11,769
                                                   -----------      -----------

                Net cash used in
                  financing activities              (1,277,683)      (1,590,660)
                                                   -----------      -----------

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                     Years ended December 31, 2001 and 2000

                                                      2001          2000
                                                    --------     ----------
                NET INCREASE (DECREASE)
                   IN CASH                          $ 67,979     $ (407,067)

Cash at beginning of year                             35,327        442,394
                                                    --------     ----------

Cash at end of year                                 $103,306     $   35,327
                                                    ========     ==========
Supplemental disclosure of cash
  flow information:
     Cash paid for interest (including
       capitalized interest
       of $153,200 at December 31, 2000)            $653,312     $  567,105

Supplemental disclosure of noncash
  investing and financing activities:
    Disposition of assets in exchange
      for assumption of liabilities                  834,845             --
     Forgiveness of debt                             570,064             --
     Accounts payable converted to
       long-term debt                                738,435             --
     Stock options issued for
       financing                                          --         15,500
     Purchase of equipment under
       note payable                                       --        320,000
     Acquisition of equipment under
       capital lease                                      --      2,420,794
                                                    ========     ==========

The accompanying notes are an integral part of these statements.

                            RMED International, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

   Nature of Business

      RMED International, Inc. (the "Company" or "RMED"), markets and distributes its Tushies(R) brand and TenderCare(R) brand disposable diapers and related products. Through November 2001, the Company also manufactured disposable baby diapers for private label distributors and its Bumpies(R) and Rock-A-Bye(R). The Company's diapers are marketed through independent commissioned brokers and sold through health product stores, through its 800 direct mail number, on the internet, and internationally.

   Summary of Significant Account Policies

   Revenue Recognition and Concentrations of Credit Risk

   Sales are recognized when products are shipped. Sales included in the statements of operations are presented net of allowances for sales returns, and promotional and trade discounts. Sales of wholesale product are generally unsecured and subject to credit limits and ongoing credit evaluations of customers. Home delivery sales require payment prior to shipment. The Company maintains allowances for potential credit losses which, when realized, have been within management's expectations.

   Inventory

   Inventory is valued at the lower of cost (first-in, first-out) or market value. Inventories consist of the following at December 31:

                                                   2001               2000
                                                 -------           ----------
   Raw materials                                 $38,682           $  996,907
   Finished goods                                 31,860            1,064,567
                                                 -------           ----------

                                                 $70,542           $2,061,474
                                                 =======           ==========

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES  -  Continued

   Property and Equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 years for furniture and office equipment, 5 - 10 years for machinery and equipment, and 39 years for buildings. Equipment under capital leases is depreciated using the straight-line method over the term of the lease.

   Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of the assets are capitalized.

   Patent

   The patent consisted primarily of the costs related to acquiring the patent and was amortized on a straight-line basis over 9 years. In November 2001 in connection with the disposition of assets, management determined the patent had no remaining value and recognized an impairment charge of $253,693.

   Advertising and Slotting Costs

   Production costs of advertising (including the cost of coupons) are expensed when the initial advertising takes place. All other advertising and promotional costs are expensed when incurred. Advertising and coupon costs, which are included in sales and marketing expenses were $905,443 and $1,380,281 for the years ended December 31, 2001 and 2000.

   Stock Based Compensation

   The Company utilizes the intrinsic value method for stock-based compensation. Under this method, compensation expense is recognized for the amount by which the market price of the common stock on the date of grant exceeds the exercise price of an option. Pro-forma information related to the fair value based method of accounting is contained in note F.

   Shipping and Handling

   Shipping and handling fees billed to customers is included in sales, related costs are included in sales and marketing and totaled approximately $316,000 and $305,000 for the year ended December 31, 2001 and 2000.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES  -  Continued

   Net Income (Loss) Per Share

   The Company's basic net income (loss) per share amounts have been computed by dividing net loss by the weighted average number of outstanding common shares. The Company's diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. Common stock options to purchase 400,000 and 450,000 shares of stock with weighted average exercise prices of $0.30 and $0.27, were excluded from the computation of diluted income (loss) per share because they were antidilutive at December 31, 2001 and 2000.

   Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Investments

   Due to their short-term nature, the carrying value of our current financial assets and liabilities approximates their fair values. The fair value of our borrowings, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE B - DISPOSITION OF ASSETS

   During November 2001, the Company sold its manufacturing equipment and other related assets related to its private label business. In connection with the sale of assets the purchasor assumed certain liabilities. The net book value of assets purchased and liabilities assumed are as follows:

      Assets purchased
        Accounts receivable                                     $  420,822
        Inventory                                                1,554,301
        Prepaid expenses and deposits                               81,559
        Fixed assets                                               106,341
        Equipment                                                4,166,780
                                                                ----------
                                                                 6,329,803
      Liabilities assumed
        Accounts payable                                         2,189,330
        Accrued liabilities                                        288,125
        Long-term obligations                                    4,687,193
                                                                ----------
                                                                 7,164,648
                                                                ----------

        Gain on disposition                                     $  834,845
                                                                ==========

   Prior to the transaction, the Company converted $738,435 of accounts payable to notes payable.

   Revenues and cost of goods sold for the private label business were as follows:

                                      Years ended December 31,
                                    ----------------------------
                                       2001              2000
                                    ----------        ----------
      Revenues                      $4,175,784        $4,257,741
      Cost of goods sold             3,812,490         3,597,791
                                    ----------        ----------

      Gross profit                  $  363,294        $  659,950
                                    ==========        ==========

   In addition, during October 2001, the Company sold an unused parcel of land at its Colorado operations. Net proceeds from the sale were $66,204 consisting of the purchase price of $75,000 less transaction costs of $8,796. The Company realized a gain on the sale of $57,965.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE C - NOTE PAYABLE TO BANK

   The Company maintained a line of credit agreement with a bank that expired in November 2001. The Company had no line of credit agreement outstanding at December 31, 2001.

NOTE D - LONG-TERM OBLIGATIONS

   Long-term obligations consist of the following:

                                                            December 31,
                                                      ---------------------
                                                        2001         2000
                                                      -------    ----------
      Mortgage note payable, due January 2003,
        payable in monthly installments including
        interest at 7%, secured by land and
        building, guaranteed by President             $66,300    $  133,854

      Notes payable to shareholders/directors
        assumed in asset sale (see note B)                 --       500,000

      Equipment note payable assumed in
        asset sale (see note B)                            --       263,030

      Capital lease obligations assumed in
        asset sale (see note B)                            --     3,795,012
                                                      -------    ----------
                                                       66,300     4,691,896
      Less current maturities                           7,300     1,014,600
                                                      -------    ----------

                                                      $59,000    $3,677,296
                                                      =======    ==========

NOTE E - FORGIVENESS OF DEBT

   During 2001, the Company restructured a portion of its long-term obligations and accounts payable. The Company negotiated separate agreements with lenders and vendors whereby a portion of their obligation was forgiven in connection with the transfer of their remaining obligation to the purchasor in connection with the disposition of assets. The Company recognized an extraordinary gain of $570,064 or $0.06 basic and diluted income per share for the year ended December 31, 2001, due to the forgiveness of debt by lenders in conjunction with this agreement.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE F - STOCKHOLDERS' EQUITY

   Incentive Stock Options

   The Company has an incentive stock option plan (the "Plan") for key employees of the Company, reserving 250,000 shares of common stock. The options are to be granted to employees as determined by a committee administering the Plan. The exercise price of options granted under the Plan cannot be less than the fair market value of the common stock on the date of grant. As of December 31, 2001, no options have been granted.

   Stock Appreciation Rights

   The Plan also authorizes Stock Appreciation Rights to be granted, in connection with incentive stock options, which would permit an employee to receive an amount equal to the difference between the exercise price of the option and the fair market value of the Company's common stock upon the exercise date in paid-up stock of the Company or in cash, depending upon the Company's determination. It is not presently intended that Stock Appreciation Rights will be granted with options under the Plan. As of December 31, 2001, no rights have been granted.

   Non-Qualified Options

   A summary of the Company's stock option activity, and related information is as follows:

                                                           Weighted average
                                                 Shares    exercise price
                                                 ------    ----------------

      Outstanding as of January 1, 2000          811,924        $0.99
         Canceled                               (811,924)        0.99
         Granted                                 450,000         0.27
                                                --------        -----

      Outstanding as of December 31, 2000        450,000         0.27
         No activity                                  --           --
                                                --------        -----

      Outstanding as of December 31, 2001        450,000        $0.27
                                                ========        =====

   All outstanding stock options were exercisable at December 31, 2001 and 2000.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE F - STOCKHOLDERS' EQUITY - Continued

   The following table summarizes information concerning options outstanding at December 31, 2001:

                                           Weighted average
                                              remaining         Weighted average
      Range of                Number       contractual life         exercise
  exercise prices           outstanding          years                price
  ---------------           -----------    ----------------     ----------------

      $0.01                    50,000             0.08               $0.01
       0.30                   400,000             3.50                0.30
                              -------

                              450,000             0.46                0.27
                              =======

   Pro forma information regarding the fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31, 2000: risk free interest rates of 5.97%; no dividend yield, volatility factor of the expected market price of the Company's common stock of 48.2%; and a weighted-average expected life of the options of two years.

   Had the fair value method been used for valuing options granted, the Company's pro forma net loss and net loss per common share would have been $(90,820) and $(0.01) for the year ended December 31, 2000. There was no pro-forma effect for the year ended December 31, 2001 as all options granted in 2000 vested immediately.

   The pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

NOTE G - NOTES RECEIVABLE FROM STOCKHOLDERS

   The Company has notes receivable outstanding from the Chairman and President of the Company. The notes were granted in conjunction with the purchase of common stock and bear interest at 7% and are due in November 2002.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE H - INCOME TAXES

   The tax effects of temporary differences giving rise to deferred income taxes consisted of the following:

                                                December 31,
                                        --------------------------
                                            2001           2000
                                        -----------    -----------
  Deferred tax liabilities:
    Property and equipment              $        --    $   (95,100)
  Deferred tax assets:
    Allowance for accounts receivable         3,200         15,200
    Accrued vacation                             --         24,400
    Other assets                             90,400         49,000
    Inventory obsolescence reserve               --          8,000
    Net operating loss carryforwards      1,427,500      1,314,400
                                        -----------    -----------
                                          1,521,100      1,315,900
  Valuation allowance                    (1,521,100)    (1,315,900)
                                        -----------    -----------

                                        $        --    $        --
                                        ===========    ============

   A valuation allowance has been established to offset deferred tax assets due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. The Company has net operating loss
   (NOL) carry forwards of approximately $3,700,000 at December 31, 2001, which expire in 2005 through 2020. These NOL's are subject to annual utilization limitations due to prior ownership changes.

   The Company's income taxes differed from the expected amount computed at the federal statutory tax rate of 34.0% to income before taxes as a result of the following:

                                              December 31,
                                        -----------------------
                                           2001          2000
                                        ---------     ---------

  Federal statutory rate                $  80,300     $ (18,600)
  Adjustment of prior year's accrual      116,500        98,700
  Change in valuation allowance          (205,200)      (68,900)
  Other                                     8,400       (11,200)
                                        ---------     ---------

                                        $      --     $      --
                                        =========     =========

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE I - COMMITMENTS AND CONTINGENCIES

   Legal Proceedings

   The Company is subject to various legal proceedings in the normal course of business. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

   Royalty Agreements

   The Company has an agreement with a national diaper manufacturer which requires payment of royalties to the manufacturer of three percent of net sales of certain disposable diapers. Royalty expense related to this agreement was $36,249 and $35,574 for the years ended December 31, 2001 and 2000.

   Operating Leases

   The Company leased its manufacturing, warehouse, and office facility in Eau Claire, Wisconsin. Rent expense for this lease was $187,920 for both 2001 and 2000. This lease was assumed in the asset sale.

   Manufacturing Contract

   In October 1999, the Company entered into a contract to manufacture diapers for another company. As part of this agreement the Company was to manufacture and deliver a minimum of seven million diapers and a maximum of ten million diapers per month and shall maintain a minimum inventory of two million diapers. The customer to this contract has filed bankruptcy and the Company received approximately $947,000 in 2000 for noncompliance contract fees from the customers failure to meet these requirements.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE J - EMPLOYEE BENEFIT PLAN

   The Company maintains a 401(k) savings plan for employees who are not covered by any collective bargaining agreement, have attained age 21 and have completed one year of service. Employee and Company matching contributions are discretionary. The Company did not make matching contributions in 2001 or 2000.

NOTE K - CONCENTRATIONS

   Customers

   The Company had no single customer that represented more than 10% of sales during the year ended December 31, 2001. The Company had two customers which accounted for 37% of sales during the year ended December 31, 2000.

   The Company had three and two customers which accounted for 68% and 18% of accounts receivable and at December 31, 2001 and 2000.

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS

   The Company adopted financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations," and SFAS 142, "Goodwill and Intangible Assets" on January 1, 2002. These pronouncements, eliminate the pooling-of-interest method of accounting for business combinations, require intangible assets acquired in business combinations to be recorded separately from goodwill and eliminate the amortization of goodwill and other intangible assets with indefinite lives. The adoption of SFAS 141 and 142 did not have a material effect on the Company's financial statements.

   In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 is effective for fiscal years beginning after December 15, 2001, and is generally to be applied prospectively.

                            RMED International, Inc.

                           December 31, 2001 and 2000

NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS - Continued

   The FASB also issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 applies to all entities that have legal obligations associated with the retirement of a tangible long-lived asset. For purposes of SFAS 143, a liability should be recognized if the obligation meets the definition of a liability and if the amount of the liability can be reasonably estimated.

   The adoption of SFAS 144 and 143 should not have a material effect on the Company's financial statements.

NOTE M - SUBSEQUENT EVENT

   Through March 14, 2002 the Company repurchased 1,366,501 shares of stock from two former directors for $259,635.

Part III

Item 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None

Item 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The names and ages of the directors and officers of the Registrant and their positions and offices presently held are as follows:

           Name              Age           Position and Period of Service
           ----              ---           ------------------------------

           Edward Reiss      63            Director, Chairman of the Board
                                           and Co-CEO

           Brenda Schenk     58            Director, President and Co-CEO

           Darin Pratt       54            Director

      No family relationships exist between any Executive Officer and Director.

      The directors shall be elected at each annual meeting of the shareholders. Each director shall hold office until the next annual meeting of the shareholders and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal.

      Background of Listed Directors and Executive Officers

      EDWARD REISS has been a Director, Chairman of the Board and Officer of the Company since April 1988 and Vice President and Secretary since 1990. Mr. Reiss directs the Company's marketing activities and has served as Co-CEO since January 1999.

      BRENDA SCHENK has been a Director of the Company since October 1990 and served as President and CEO since September 1990 and Co-CEO since January 1999. Ms. Schenk is the President and owner of Brandy Enterprises, Ltd., an equipment leasing company. Ms. Schenk is not active in the daily operations of Brandy Enterprises, Ltd. Her time is 100% devoted to RMED International, Inc.

      DARIN PRATT, a Director of the Company since September 2001. Mr. Pratt had served as a director of the Company from December 1982 through December 1989. He has a BS degree from BYU and is President and CEO of Biolite Medical Corporation. Previously Mr. Pratt served as Production and Research Development Manager of RMED, 5 years as Production Manager for Russell Stover Candies and 5 years as an officer with the United States Army.

Item 10. EXECUTIVE COMPENSATION

      The following table sets forth for the years ended December 31, 2001, 2000 and 1999 the cash compensation earned by each of Company's chief executive officers and those executive officers that earned in excess of $100,000 for the year ended December 31, 2001.

                                  --------Annual Compensation--------
Name and                                                         Other
Principal Position          Year     Salary ($)  Bonus($)   Compensation($) (1)
------------------          ----     ----------  --------   -------------------

Edward Reiss                2001      $104,404        --             --
Director, Chairman of       2000      $ 93,500        --             --
the Board                   1999      $ 85,981   $25,000        $12,000
& Co-CEO

Brenda Schenk               2001      $110,158        --             --
Director, President         2000      $102,300        --             --
& Co-CEO                    1999      $ 94,073   $25,000             --

      (1) All other compensation reported above is sales commissions.

      Directors receive $500 plus travel expenses for attending a Board meeting.

Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Principal Shareholders
      The following table sets forth information with respect to those persons who owned beneficially, more than 5% of the $.01 par value common stock of the Company as of December 31, 2001, as reflected in the stock transfer records of the Company, copies of filings on schedule 13-D or 13-G, and otherwise to the Company's knowledge.

      All forms and reports required by Section 16(a) of the Exchange Act have been filed on a timely basis.

    Name and Address (1) of            Amount of             Percent of
    Beneficial Owner             Beneficial Ownership (2)      Common
    -----------------------      ------------------------    ----------

    Edward Reiss                      1,128,792 (3)              11%

    Brenda Schenk                     2,750,221 (4)              28%

    Thomas A. Biebel                    800,291                   8%

    John O. Harry                       510,210                   5%

    All Executive Officers            3,879,013                  39%
    And Directors As a Group

      (1) The addresses of all individuals are  c/o RMED International, Inc.
                                                  675 Industrial Boulevard
                                                  Delta, CO 81416

      (2) Includes the following number of shares which could be purchased under stock options exercisable within 60 days of the date hereof: Mr. Reiss, 200,000 shares and Mr. Todd Nelson, 200,000 shares. On June 30, 2000, the Board of Directors of RMED International, Inc. granted Edward Reiss and Todd Nelson common stock options in the amount of 200,000 each that are exercisable at $.30 per share and will expire June 29, 2002. These options were granted in connection with personal guarantees made by Mr. Reiss and Mr. Nelson for financing commitments of $5,000,000 to lease RMED diaper machinery. The market value of RMED's common stock approximated the options exercise price on the date of the grant.

      Principal Shareholders

      (3) Includes 3,792 shares held in trust for Mr. Reiss's daughter, Ilana.

      (4) Includes 337,500 shares owned by Brandy Enterprises, Ltd., a corporation wholly owned by Ms. Schenk.

      (5) During 2001 RMED bought back 100,000 shares of stock. The Company plans to periodically buy back additional shares in the future.

Item 12. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      The Company has notes receivable outstanding from the Chairman and President of the Company. The principal balance of the notes was $234,000 at December 31, 2001 and 2000. The notes bear interest at 7% and are due November 2002.

Item 13. EXHIBITS AND REPORTS ON FORM 8-K

      (a) Documents filed as part of this report.

            (1) Financial Statements. The following financial statements are included in Part II, Item 7 of this Annual Report on Form 10-K:

                  Report of Grant Thornton LLP on Consolidated Financial Statements and Financial Statement Schedule as of December 31, 2001 and 2000 and for years ended then.

                  Consolidated Balance Sheets as of December 31, 2001 and 2000

                  Consolidated Statements of Operations for the years ended December 31, 2001, and 2000.

                  Consolidated Statements of Shareholders' Equity for the years ended December 31, 2001 and 2000.

                  Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000.

                  Notes to Consolidated Financial Statements

            (2) Financial Statement Schedules: The following consolidated financial statement schedule is included in Item 14(d):

                  Schedule II-Valuation and Qualifying Accounts and Reserves

                  All other financial statement schedules have been omitted, because they are not applicable, is not required, or the information is included in the Financial Statements or Notes thereto

            (3)   Exhibits. The following exhibits are included in this report:
                  See "Exhibit Index to Form 10-K" immediately following the signature page of this Form 10-K

      (b) Reports on Form 8-K

                  The Company did not file any reports on from 8-K during the three months ended December 31, 2001.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         RMED International, Inc.

Date: March 27, 2002

                                              By /s/ Stu Brown
                                                 ----------------------
                                                 Vice-President and CFO

In accordance with the Securities Exchange Act of 1934, this report has been signed below on March 27, 2002 by the following persons on behalf of the Registrant and in the capacity indicated.

/s/ Edward Reiss
-----------------------                              ---------------------
Edward Reiss, Chairman                               Date
of the Board and Co-CEO
(Principal Executive Officer)

/s/ Brenda Schenk
-----------------------                              ---------------------
Brenda Schenk                                        Date
President and Co-CEO (Principal
Financial and Accounting Officer)

/s/ Stu Brown
-----------------------                              ---------------------
Stu Brown                                            Date
Vice-President CFO

/s/ Darin Pratt
-----------------------                              ---------------------
Darin Pratt                                          Date
Director

                                  EXHIBIT INDEX
                            RMED INTERNATIONAL, INC.
                                   FORM 10-KSB

Exhibit No.       Description
-----------       -----------

                            RMED International, Inc.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                        Two Years Ended December 31, 2001

                                       Balance at    Charged to      Charged to                         Balance
                                        beginning    costs and     other accounts -    Deductions -     at end
Description                            of period      expenses        describe           describe      of period
-----------                            ----------    ----------    ----------------    ------------    ---------

Reserve for advertising expenses:

   Year ended December 31, 2001         $150,000     $  755,443          --            $  905,443(a)         --

   Year ended December 31, 2000          150,000      1,380,281          --             1,380,281(a)    150,000

Reserve for bad debts:

   Year ended December 31, 2001           38,000        132,836          --               161,336(b)      9,500

   Year ended December 31, 2000           25,000         40,000          --                27,000(b)     38,000

Reserve for obsolete material:

   Year ended December 31, 2001           20,000             --          --                    --            --

   Year ended December 31, 2000               --         20,000          --                    --        20,000

(a) Payment of advertising costs
(b) Write off of customer balance.